Exhibit 2.1

EQUITY PURCHASE AGREEMENT

by and among

WISDOMTREE FARMLAND HOLDINGS, INC.,

WISDOMTREE, INC.,

(solely for purposes of Sections 2.04(g), 6.21 and 6.23)

Ceres PARTNERS, LLC,

THE SELLERS

AND

THE SELLERS’ REPRESENTATIVE

_________________________

JULY 31, 2025

_________________________

i

ii

iii

Exhibits

Exhibit A	The Sellers
Exhibit B	Company Interests; Restricted Periods
Exhibit C	Form of Employment Agreement
Exhibit D	Form of Unit Transfer
Exhibit E	Form of Award Agreement
Exhibit F	Illustrative Calculation of Base Revenue Run-Rate
Exhibit G	Illustrative Calculation of Closing Payment Amount
Exhibit H	Closing Payment Schedule
Exhibit I	Form of Escrow Agreement
Exhibit J	Illustrative Calculation of Net Working Capital Amount
Exhibit K	Illustrative Calculation of Earnout Consideration
Exhibit L	Draft Tax Allocation Schedule
Exhibit M	Form of Client Consent Notice
Exhibit N	Investment Committee

iv

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of July 31, 2025 (the “Effective Date”), is entered into by and among: (i) WisdomTree Farmland Holdings, Inc., a Delaware corporation and a wholly-owned Subsidiary of the Parent (each as defined below) (the “Buyer”); (ii) solely for purposes of Sections 2.04(g), 6.21 and 6.32 of this Agreement, WisdomTree, Inc., a Delaware corporation (the “Parent”); (iii) Ceres Partners, LLC, an Indiana limited liability company (the “Company”); (iv) the Persons (as defined below) set forth on Exhibit A attached hereto (each, individually, a “Seller,” and, collectively, the “Sellers”); and (v) Perry Vieth, an individual, acting in such Person’s capacity as the Sellers’ representative in connection with the Transaction (as defined below) (the “Sellers’ Representative”). Capitalized terms used, and not otherwise defined, herein shall have the meanings assigned to such terms in Article I.

wITNESSETH:

WHEREAS, as of the Effective Date: (a) the Sellers own 100% of the issued and outstanding Equity Interests of the Company in the manner set forth on Exhibit B attached hereto (the “Company Interests”); and (b) the Company owns 100% of the issued and outstanding Equity Interests of each of the Subsidiaries;

WHEREAS, the Company is engaged in the Business;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers desire to sell, transfer, assign and deliver to the Buyer, and the Buyer desires to purchase and acquire from the Sellers, all of the Company Interests;

WHEREAS, as a condition and material inducement to the Buyer’s execution and delivery of this Agreement, simultaneously with the execution and delivery of this Agreement: (a) the Key Employees are executing and delivering to WisdomTree Asset Management the Employment Agreements, each of which shall become effective, and shall be in full force and effect, upon the Closing; and (b) each Seller is executing and delivering to the Buyer a Unit Transfer, which such Unit Transfer shall become effective, and shall be in full force and effect, upon the Closing; and

WHEREAS, the Sellers desire to designate Perry Vieth as their agent and attorney-in-fact with authority to act as the Sellers’ Representative on their behalf in connection with the Transaction.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINED TERMS

The following terms shall have the following meanings in this Agreement.

“401(k) Plan” has the meaning set forth in Section 6.23.

“Accounting Firm” means an independent, nationally recognized firm capable of serving as an accounting expert selected by mutual agreement of the Buyer and the Sellers’ Representative.

“Accounting Principles” means GAAP.

“Accrued Taxes” means an amount, calculated separately for each Acquired Company and each jurisdiction (which shall not be less than zero for any particular type of Tax or in any jurisdiction or for any entity) of the aggregate accrued but unpaid Tax liabilities of the Acquired Companies attributable to a Pre-Closing Tax Period: (a) including, for this purpose: (i) any accrued but unpaid Taxes and any Taxes due and owing for Tax Returns not yet due whether or not accrued: (A) with respect to deferred revenues arising in, or prepaid amounts received in, any Pre-Closing Tax Period, regardless of when recognized for income Tax purposes; or (B) attributable to an adjustment pursuant to Section 481 of the Code (or any analogous or similar provision of law) in connection with a Pre-Closing Tax Period, regardless of when actually recognized for income Tax purposes; and (ii) any PTET for which the Acquired Companies are liable for Pre-Closing Tax Periods; and (b) determined: (i) with respect to any Straddle Period, in accordance with Section 9.03; (ii) without regard to any refunds, overpayments, or other current Tax assets, but taking into account any estimated (or other prepaid) Tax payments to the extent such payments actually decrease Taxes to which such payments specifically relate and are otherwise due and payable by the Acquired Companies for the applicable taxable period; and (iii) as of the end of the Closing Date and by taking into account the Transaction.

“Acquired Companies” means the Company and each of its Subsidiaries (including the BD Subsidiary).

“Adjusted Assets Under Management” means, with respect to each account of each Client (except the Private Equity Funds), as of a specified date, the amount of assets under management in such account as of the Base Date (or, if such account was established after the Base Date, as of the date such account was established) (and without double counting assets that are invested in master / feeder, fund of funds, or similar structures, for which the Acquired Companies act as both investment adviser and investment sub-adviser, as applicable), as adjusted, in the case of any determination of Adjusted Assets Under Management after the Base Date (or, if later, the date such account was established), to reflect: (a) additions and contributions of funds for any reason (measured as of the date of addition or contribution); (b) withdrawals and redemptions of funds for any reason (measured as of the date of withdrawal or redemption, provided that the withdrawal or redemption of all of a Client’s assets shall be deemed to be a terminated account and measured as contemplated by clause (d) below); (c) new accounts, including new accounts established for existing and/or new Clients after the Base Date (or, if later, the date such account was established) (measured as of the date a new account is opened, but without limiting any additions and contributions of funds into such new account as contemplated by clause (a) above); and (d) terminated accounts (measured as of the Base Date (or, if later, the date such account was established)), in each case of clauses (a), (b), (c), and (d) during the period after the Base Date (or, if later, the date such account was established) through and including such specified date. For the avoidance of doubt, the calculation of Adjusted Assets Under Management shall not take into account any increase or decrease in assets under management due to market fluctuations or currency fluctuations after the Base Date (or, if later, the date such account was established).

“Adjustment Amount” has the meaning set forth in Section 2.03(d).

“Adjustment Escrow Amount” means $2,750,000.

“Advisory Contract” means any investment management, investment advisory, or investment sub-advisory Contract, or any other Contract, arrangement, or understanding (whether written or oral), pursuant to which one or more of the Acquired Companies provides Investment Management Services as of any date of determination, provided that if an Advisory Contract is with a Client that is a Private Fund, such Advisory Contract shall include the Organizational Documents (including the side letters) of such Client.

2

“Affiliate” means, with respect to any Person (herein the “first party”), any other Person that directly or indirectly controls, or is controlled by, or is under common control with, such first party. The term “control” as used herein (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract, as trustee or executor, or otherwise. Notwithstanding the foregoing, no Client or Person controlled by a Client shall be deemed an Affiliate of the Acquired Companies. For the avoidance of doubt, each Beneficial Owner of a Seller, as set forth and identified on Exhibit A, shall be, and shall be deemed to be, an Affiliate of such Seller.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (Pub. L. 111−148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111−152), and the regulations promulgated pursuant to each of the foregoing Laws.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Bribery Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and any other applicable anti-bribery or anti-corruption Laws.

“Appia Farms” means Appia Farms, LP, a Delaware limited partnership whose General Partner is Appia Farms GP.

“Appia Farms GP” means Appia Farms GP, LLC, a Delaware limited liability company.

“Assets Under Management” means, for each account of each Client, as of any specified date, the amount of fee-paying assets under management by the Acquired Companies in respect of such account as of 4:00 PM Eastern Time on such specified date.

“Assignable Advisory Contracts” has the meaning set forth in Section 4.22(b)(vi).

“Award Agreements” means those certain restricted stock grant agreements of the Parent, in the form of Exhibit E attached hereto (including all exhibits, schedules and amendments thereto).

“Balance Sheet Adjustment Amount” means the sum (which may be a positive or negative number) of: (a) the Closing Cash and Cash Equivalents, (b) plus the Net Working Capital Adjustment Amount, if the Net Working Capital exceeds the Target Working Capital Amount, (c) minus the Net Working Capital Adjustment Amount, if the Net Working Capital is less than the Target Working Capital Amount, (d) minus the Closing Indebtedness Amount, and (e) minus the Company Transaction Expenses.

“Balance Sheet Assets” has the meaning set forth in Section 4.07(a).

“Base Date” means June 30, 2025.

“Base Purchase Price” means $275,000,000.

“Base Revenue Run-Rate” means $ $18,665,630.00. An illustrative calculation of Base Revenue Run-Rate is attached hereto as Exhibit F.

“BD Compliance Policies” has the meaning set forth in Section 4.26(a)(vi).

“BD Subsidiary” means Ceres Securities, LLC, a Delaware limited liability company that is a: (a) wholly-owned Subsidiary of the Company; and (b) broker-dealer that is registered with the SEC and a member of FINRA.

3

“Beneficial Owner” means, with respect to each Seller (as applicable), the Person set forth and identified as such Seller’s “Beneficial Owner” on Exhibit A.

“BG Entity(ies)” has the meaning set forth on Exhibit A.

“Business” means the business of the Acquired Companies as presently conducted and as actively proposed to be conducted on the Closing Date, including the business of providing Investment Management Services to Clients.

“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in New York, New York or Indianapolis, Indiana are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Entities” means the Buyer, WisdomTree Asset Management, the Parent, the direct or indirect Subsidiaries of the Parent and other Affiliates (whether now existing or subsequently formed), and their successors and assigns.

“Buyer Indemnified Party(ies)” has the meaning set forth in Section 11.02(a).

“Buyer Prepared Returns” has the meaning set forth in Section 9.01(b).

“Buyer Related Parties” means the Buyer, and each of its former, current, or future parents, Subsidiaries and Affiliates, and any of their respective former, current, or future directors, managers, partners, trustees, controlling persons, stockholders, members, securityholders, officers, employees, attorneys, agents and representatives, and any of their respective heirs, beneficiaries, successors and permitted assigns.

“Carveout Payment” has the meaning set forth in Section 6.22(a).

“Cash and Cash Equivalents” means, as of any specified date, without duplication and determined in accordance with the Accounting Principles, the difference of: (a) the sum of the aggregate amount of: (i) all cash and cash equivalents held by the Acquired Companies, plus (ii) all uncleared checks, wire transfers and drafts presented by any Acquired Company for deposit but not yet credited to deposit accounts of any Acquired Company (to the extent subsequently credited) at such time, less (b) the sum of: (i) all issued but uncleared checks, wire transfers and drafts written, issued, or paid by the Acquired Companies, plus (ii) all Restricted Cash.

4

“Cause” means: (a) with respect to a Seller who is a Key Employee or a Continuing Employee; and (b) for purposes of the definition of “Restricted Period,” any one or more of the following acts or omissions by such Seller: (i) such Seller’s willful and continued failure to: (A) materially perform such Seller’s duties and responsibilities; or (B) carry out specific legal and lawful directions of such Seller’s direct supervisor or senior officer of WisdomTree Asset Management or the Company (in each case other than by reason of Disability); (ii) a breach by such Seller of the restrictive covenants under such Seller’s employment agreement (or Employment Agreement) or offer letter, as applicable, or any other confidentiality or restrictive covenant obligation such Seller has to WisdomTree Asset Management, the Buyer, the Parent, or any other Buyer Entity; (iii) the material breach of any provision of such Seller’s employment agreement (or Employment Agreement) or offer letter, as applicable (including the representations and warranties made by such Seller therein); (iv) the failure to comply with the written policies or written rules of WisdomTree Asset Management, the Buyer, the Parent, or any other Buyer Entity that have been provided to such Seller or to which such Seller has access to, other than an inadvertent breach of minor and inconsequential provisions thereof; (v) any conduct or failure to act by such Seller that would reasonably be expected to result in material injury or reputational harm to WisdomTree Asset Management or any Buyer Entity if such Seller were retained in such Seller’s position; (vi) the commission of an act or failure to act that involves willful misconduct, bad faith, or gross negligence; (vii) the commission of any act of fraud, misappropriation, embezzlement, or similar willful and malicious conduct against any Buyer Entity; or (viii) such Seller’s commission of, indictment for, conviction of, or plea of guilty or nolo contendere with respect to: (A) any felony; or (B) a misdemeanor involving moral turpitude, deceit, dishonesty, or fraud. Notwithstanding the foregoing, “Cause” shall not be deemed to exist for a reason specified in clauses (i)(A) or (ii) above unless such Seller has been given written notice setting forth in reasonable detail the act, omission, or failure of, or breach by, such Seller and a period of at least 10 days after such notice to cure all of such acts, omissions, failures, or breaches, and the same shall not have been cured within such 10-day period; provided further that WisdomTree Asset Management shall not be required to give notice and an opportunity to cure for a reason specified in clauses (i)(A) or (B) if such Seller has committed the same or substantially similar acts, omissions, failures, or breaches and WisdomTree Asset Management has previously given such Seller notice of and an opportunity to cure the same. Any determination of “Cause” shall be made by WisdomTree Asset Management in good faith in its sole discretion, and such determination shall be conclusive and binding. For the avoidance of doubt, for purposes of this definition, WisdomTree Asset Management shall mean the employing entity or any officer, committee, or delegate thereof authorized to make such determinations, and no formal vote or resolution by the board of directors of WisdomTree Asset Management, the Buyer, the Parent, or any of their Affiliates shall be required.

“Ceres Farmland” means Ceres Farmland, LLC, a Delaware limited liability company that is a wholly-owned Subsidiary of Ceres Farmland Holdings. Ceres Farmland is a REIT that invests all of its capital exclusively in Ceres Farms.

“Ceres Farmland Holdings” means Ceres Farmland Holdings, LP, a Delaware limited partnership: (a) that is the sole parent of Ceres Farmland; and (b) whose General Partner is the Company. Ceres Farmland Holdings invests all of its capital exclusively in Ceres Farmland, which in turn invests all of its capital in Ceres Farms.

“Ceres Farms” means Ceres Farms, LLC, a Delaware limited liability company whose General Partner is the Company.

“Ceres F&A Opportunity Fund” means Ceres Food & Agriculture Opportunity Fund, LP, a Delaware limited partnership whose General Partner is Ceres F&A Partners.

“Ceres F&A Partners” means Ceres Food & Agriculture Partners, LLC, a Delaware limited liability company that serves as the General Partner of Ceres F&A Opportunity Fund.

“Ceres Sustainable F&A Bridge Fund” means Ceres Sustainable Food & Agriculture Bridge Fund, LP, a Delaware limited partnership whose General Partner is Ceres Sustainable F&A Partners.

“Ceres Sustainable F&A Partners” means Ceres Sustainable Food & Agriculture Partners, LLC, a Delaware limited liability company that serves as the General Partner of Ceres Sustainable F&A Bridge Fund.

“Client” means any Person to whom any of the Acquired Companies provides Investment Management Services pursuant to an Advisory Contract, including each Private Fund (provided that, for the avoidance of doubt, an Investor in a Private Fund shall not be deemed a Client by reason of being an Investor in such Private Fund).

5

“Client Consent Notice” has the meaning set forth in Section 6.12(a).

“Closing” has the meaning set forth in Section 8.01.

“Closing Balance Sheet” means the unaudited balance sheet of the Acquired Companies as of 11:59 PM Eastern Time on the day immediately prior to the Closing Date.

“Closing Cash and Cash Equivalents” means the combined Cash and Cash Equivalents of the Acquired Companies, in each case calculated in accordance with the Accounting Principles as of 11:59 PM Eastern Time on the day immediately prior to the Closing Date.

“Closing Company Transaction Expenses” means the aggregate amount of unpaid Company Transaction Expenses as of the Closing.

“Closing Date” has the meaning set forth in Section 8.01.

“Closing Indebtedness Amount” means the combined Indebtedness of the Acquired Companies as of 11:59 PM Eastern Time on the day immediately prior to the Closing Date; provided that any Accrued Taxes included in the determination of Closing Indebtedness Amount shall be calculated as of the end of the Closing Date.

“Closing Payment Amount” means (without duplication) the sum of: (a) the Base Purchase Price, (b) plus or minus the Estimated Balance Sheet Adjustment Amount (which such Estimated Balance Sheet Adjustment Amount: (i) may be a positive or negative number; and (ii) shall mean the sum of: (A) the Estimated Closing Cash and Cash Equivalents, (B) plus the Estimated Net Working Capital Adjustment Amount, if the Estimated Net Working Capital exceeds the Target Working Capital Amount, (C) minus the Estimated Net Working Capital Adjustment Amount, if the Estimated Net Working Capital is less than the Target Working Capital Amount, (D) minus the Estimated Closing Indebtedness Amount, and (E) minus the Estimated Company Transaction Expenses), (c) minus the Estimated Consent Adjustment Amount, (d) minus the Adjustment Escrow Amount, (e) minus the Indemnity Escrow Amount, and (f) minus the Expense Fund. An illustrative calculation of the Closing Payment Amount is attached hereto as Exhibit G.

“Closing Payment Schedule” means the payment schedule in the form of Exhibit H attached hereto, which shall be updated and delivered by the Sellers’ Representative on behalf of each of the Sellers to the Buyer at least five Business Days prior to the Closing Date in accordance with Section 2.03(a), which such payment schedule shall: (a) set forth the percentage or portion of the Closing Payment Amount (as adjusted pursuant to the definition thereof and Section 2.03) to which each Seller shall be entitled upon the Closing; and (b) be reasonably satisfactory to the Buyer. For purposes of this Agreement, from and after the Closing, unless otherwise consented to in writing by the Sellers’ Representative and the Buyer, “Closing Payment Schedule” shall mean the updated Closing Payment Schedule delivered by the Sellers’ Representative to the Buyer at least five Business Days prior to the Closing Date in accordance with Section 2.03 that is reasonably satisfactory to the Buyer and attached to this Agreement at the Closing as Exhibit H.

“Closing Revenue Run-Rate” means, on an aggregate basis, the Revenue Run-Rate as of 4:00 PM Eastern Time on day immediately prior to the Closing Date for all Consenting Clients.

“Closing Statement” has the meaning set forth in Section 2.03(b).

“Code” means the Internal Revenue Code of 1986, as amended.

6

“Commodity Exchange Act” means the Commodity Exchange Act of 1936, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the Preamble.

“Company Intellectual Property” means all Intellectual Property owned by, or that the Company purports to be owned by, any of the Acquired Companies or used or held for use by any of the Acquired Companies.

“Company Interests” has the meaning set forth in the Recitals.

“Company Transaction Expenses” means (without duplication) the sum of: (a) all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, accounting firms, consultants, brokers and other representatives and valuation and appraisal fees, costs and expenses) incurred by the Acquired Companies, the Sellers and/or the Sellers’ Representative (to the extent that the Acquired Companies are responsible for the payment thereof) in connection with the negotiation and execution of this Agreement and the other Transaction Documents, the performance of their respective obligations hereunder and thereunder, and the consummation of the Transaction (including any such amounts required to be paid to any third party (whether in cash, by fee reduction, or otherwise) in connection with obtaining any Consents required to be obtained in connection with the consummation of the Transaction); (b) all amounts payable by the Acquired Companies to any current or former Service Provider in connection with, as a result of, or otherwise relating to the consummation of the Transaction under any sale bonuses, change of control bonuses, retention bonuses, termination or severance payments or benefits, or other similar arrangements (whether prior to, upon, or after the consummation of the Transaction and whether or not in connection with another event, plus the employer portion of any related payroll or employment Taxes imposed on the Acquired Companies, in each case to the extent not paid prior to the Closing Date); (c) 100% of the fees, costs and expenses associated with the Tail Coverage; (d) 50% of all filing fees in connection with the HSR Act set forth in, and contemplated by, Section 6.14; (e) 50% of the premium, underwriting fee, Taxes and any applicable broker fee associated with the RWI Policy; (f) 50% of the fees payable to the Escrow Agent, if any; and (g) 100% of the fees, costs and expenses associated with the Expense Fund. For the avoidance of doubt, Company Transaction Expenses shall not include Indebtedness or any Current Liabilities.

“Competitive Activity” means any activity in which a Person is rendering services or advice to, has become affiliated with, has become employed by, invests in, owns, manages, operates, controls, participates in, has a financial or other interest in, or otherwise becomes associated or connected with or in any manner (including as a founder, owner, key person, partner, managing director, manager, director, trustee, principal, controlling person, portfolio manager, adviser, sub-adviser, joint venturer, officer, employee, consultant, contractor, investor, member, stockholder, equityholder, securityholder, service provider and/or in any similar capacity) any business, enterprise, venture, firm, or Person that directly or indirectly is a Competing Business.

“Competing Business” any business, enterprise, venture, firm, or Person that directly or indirectly provides, or that is directly or indirectly planning to provide, Investment Management Services with respect or otherwise relating to one or more of the Investment Strategies.

“Compliance Policies” has the meaning set forth in Section 4.10(m).

“Composites” has the meaning set forth in Section 4.10(o).

7

“Confidential Information” means all information (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the Buyer, any Acquired Company, or any of their business relations or business activities. Confidential Information includes the following: (a) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (b) identities and individual requirements of, and specific contractual arrangements with, any Acquired Company’s Clients (including Private Funds), Investors, customers, distributors, subcontractors, vendors, service providers, employees, joint venture partners and other business relations and their confidential information; (c) trade secrets, know how, compilations of data and analyses, techniques, systems, formulae, algorithms, research, records, reports, manuals, documentation, models, source code, data and data bases relating thereto; (d) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (e) other non-public or confidential Intellectual Property.

“Confidentiality Agreement” has the meaning set forth in Section 6.05(a).

“Consent” means any consent, approval, ratification, waiver, or other authorization of any Person or Governmental Authority (including, for the avoidance of doubt, any Negative Consent obtained in accordance with Section 6.12), which, as applicable (including for purposes of Section 6.12), shall not have been rescinded, revoked, or withdrawn by the applicable Person or Governmental Authority prior to, and shall be in full force and effect as of, and immediately after giving effect to, the Closing.

“Consent Adjustment Amount” means: (a) if the Closing Revenue Run-Rate is greater than or equal to 95% of the Base Revenue Run-Rate; zero ($0); and (b) if the Closing Revenue Run-Rate is less than 95% of the Base Revenue Run-Rate, an amount equal to the product of: (i) the Base Purchase Price, multiplied by (ii) the lesser of: (A) 20%; and (B) a percentage equal to the difference of: (x) 95%, minus (y) the quotient obtained by dividing: (1) the Closing Revenue Run-Rate, by (2) the Base Revenue Run-Rate.

“Consenting Client” means, subject to Section 6.12(c), each Client for which Consent has been obtained pursuant to this Agreement and remains in effect as of, and immediately after giving effect to, the Closing. For the avoidance of doubt: (a) no Client shall be, or be deemed to be, a Consenting Client if, as of the Closing, such Client, in writing or orally: (i) rescinds or terminates their Consent; (ii) terminates their relationship with any Acquired Company; (iii) materially withdraws or redeems their funds with respect to which any Acquired Company provides Investment Management Services; or (iv) notifies any Acquired Company of their intent to: (A) terminate their relationship with any Acquired Company; or (B) materially withdraw or redeem their funds with respect to which any Acquired Company provides Investment Management Services; and (b) for purposes of Section 6.12(c) or otherwise, no Investor in a Private Fund shall be deemed to have provided such Investor’s Consent if, as of the Closing, such Investor, in writing or orally: (i) rescinds or terminates their Consent; (ii) terminates their relationship with such Private Fund; (iii) materially withdraws or redeems their funds from such Private Fund; or (iv) notifies such Private Fund or any Acquired Company of their intent to: (A) terminate their relationship with such Private Fund; or (B) materially withdraw or redeem their funds from such Private Fund.

“Contingent Workers” has the meaning set forth in Section 4.20(g).

“Continuing Employee” has the meaning set forth in Section 6.20(a).

“Continuing Membership Application” has the meaning set forth in Section 6.15.

8

“Contract” means any contract, agreement, license, instrument, plan, side letter, commitment, or undertaking, whether oral or written.

“Contributing Seller” has the meaning set forth in Section 6.22(a).

“Contributor” has the meaning set forth in Section 4.18(e).

“Counsel” has the meaning set forth in Section 12.17(a).

“Covered Client” means any Person: (a) who is or was an Investor in a Private Fund as of the Closing or at any time during the 12-month period prior to the Closing; (b) for whom the Company provides or has provided, as of the Closing or at any time during the 12-month period prior to the Closing, Investment Management Services for compensation (including any Investor in a Private Fund); or (c) with whom (in the case of any Seller who is not a Key Employee and/or a Continuing Employee, to the knowledge of such Seller) the Company has had, as of such Seller’s Separation Date or at any time during the 24-month period prior to such Seller’s Separation Date, substantial communications or direct contacts relating to any actual, contemplated, or prospective investment in a Private Fund or any other material business relationship for the provision of Investment Management Services for compensation (in the case of this clause (c), regardless of whether such Person has ever invested in a Private Fund or the Company has ever provided Investment Management Services to such Person), but excluding for purposes of this clause (c) any Person who invested, directed or indirectly, solely in one or both of the Private Equity Funds so long as such Person has also not invested, directly or indirectly, in Ceres Farms.

“Covered Person” has the meaning set forth in Section 6.11(c).

“Current Assets” means the current assets of the Company as of 11:59 PM Eastern Time on the day immediately prior to the Closing Date (including, without duplication, any refunds received with respect to any of the Insurance Policies, but excluding, for this purpose, any Tax assets).

“Current Liabilities” means any current liabilities of the Company as of 11:59 PM Eastern Time on the day immediately prior to the Closing Date (excluding, for this purpose, any Tax liabilities and any Indebtedness).

“Data Room” means that certain Intralinks data room for Project Harvest, including all folders contained therein.

“Deductible” has the meaning set forth in Section 11.03(a)(i).

“Disability” means: (a) with resect to a Seller who is a Key Employee or a Continuing Employee; and (b) for purposes of the definition of “Cause,” that such Seller, because of physical or mental disability or incapacity, is unable to perform such Seller’s obligations to, or duties for, WisdomTree Asset Management pursuant to such Seller’s employment agreement (or Employment Agreement) or offer letter, as applicable, on a full-time basis for 90 consecutive days or a period in excess of 150 days out of any period of 360 days.

“Disclosure Schedules” means the Disclosure Schedules dated as of the Effective Date and delivered by the Sellers and the Company to the Buyer in connection and concurrently with the execution and delivery of this Agreement.

“Dispute Items” has the meaning set forth in Section 2.03(c).

9

“Draft Tax Allocation Schedule” has the meaning set forth in Section 9.07.

“Earnout Consideration” has the meaning set forth in Section 2.04(a).

“Earnout Consideration Statement” has the meaning set forth in Section 2.04(c).

“Earnout Period” has the meaning set forth in Section 2.04(a).

“Earnout Retention Threshold” has the meaning set forth in Section 6.22(a).

“Effective Date” has the meaning set forth in the Preamble.

“Eligible Expenses” means, in an aggregate amount of up to (and not to exceed) $2,000,000, the reasonable and documented out-of-pocket fees and expenses actually: (a) incurred by the Company prior to the termination of this Agreement by the Buyer solely in accordance with and pursuant to Sections 7.02(k) and 10.03; and (b) paid or payable by the Company (including the reasonable and documented fees and expenses of the Company’s counsel, accountants and financial advisors), in connection with: (i) the preparation and negotiation of the letter of intent, dated April 22, 2025, by and between the applicable parties thereto and the Transaction Documents; (ii) the Buyer’s due diligence investigation; and (iii) the Company’s submissions under the HSR Act with respect to the Transaction and the Company’s share of any filing fee in connection therewith.

“Employee Benefit Plan” means: (a) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (b) equity or stock option plans, equity or stock purchase plans, bonus or incentive plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, compensation plans, programs, agreements, or arrangements, change in control plans, programs, agreements, or arrangements, supplemental income arrangements, vacation plans and all other employee benefit plans, programs, agreements and arrangements, not described in clause (a) above; and (c) plans or arrangements providing compensation to employee and non-employee directors or managers, in each case in which any Acquired Company or any ERISA Affiliate sponsors, contributes to, or provides benefits under or through such plan or arrangement, or has any obligation to contribute to or provide benefits under or through such plan or arrangement, or if such plan or arrangement provides benefits to or otherwise covers any current or former manager, director, officer, or employee of any Acquired Company or any ERISA Affiliate (or their spouses, dependents, or beneficiaries), or under which any Acquired Company or any of their ERISA Affiliates has or may have any Liability.

“Employment Agreements” means the employment agreements, in the form of Exhibit C attached hereto (including all exhibits, schedules and amendments thereto).

“Environmental Laws” means all Laws (including common Laws) and governmental rules and regulations, domestic or foreign, relating to: (a) pollution (or the cleanup thereof) or the protection of natural resources, human health or safety (as such relates to exposure to Hazardous Materials), or the environment; or (b) the presence, Release, management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, or remediation of, or exposure to, any Hazardous Material.

10

“Equity Interest” means: (a) in the case of a corporation, any and all shares (however designated) of capital stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of capital stock; (c) in the case of a limited liability company or partnership, any and all limited liability company interests or partnership interests (whether general or limited); (d) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (including any option, warrant, profits interest, or similar right or security convertible, exchangeable, or exercisable therefor or other instrument or right the value of which is based on any of the foregoing, including any phantom interest); and (e) in any case, any right to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of the Acquired Companies means any entity (whether or not incorporated) that, together with any Acquired Company, is or was at any time required to be treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means that certain Escrow Agreement by and among the Buyer, the Sellers’ Representative (on behalf of the Sellers) and the Escrow Agent, substantially in the form of Exhibit I attached hereto, including all exhibits, schedules and amendments thereto.

“Estimated Balance Sheet Adjustment Amount” means the Company’s and the Sellers’ estimate, which may be a positive or negative number, of the Balance Sheet Adjustment Amount included in the Estimated Closing Statement.

“Estimated Closing Balance Sheet” means the Company’s and the Sellers’ estimate of the unaudited balance sheet of the Company as of 11:59 PM Eastern Time on the day immediately prior to the Closing Date.

“Estimated Closing Cash and Cash Equivalents” means the Company’s and the Sellers’ estimate of the Closing Cash and Cash Equivalents included in the Estimated Closing Statement.

“Estimated Closing Indebtedness Amount” means the Company’s and the Sellers’ estimate of the Closing Indebtedness Amount included in the Estimated Closing Statement.

“Estimated Closing Payment Amount” has the meaning set forth in Section 2.03(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.03(a).

“Estimated Company Transaction Expenses” means the Company’s and the Sellers’ estimate of the Closing Company Transaction Expenses included in the Estimated Closing Statement.

“Estimated Consent Adjustment Amount” means the Company’s and the Sellers’ estimate of the Consent Adjustment Amount included in the Estimated Closing Statement.

“Estimated Net Working Capital” means the Company’s and the Sellers’ estimate of the Net Working Capital included in the Estimated Closing Statement.

“Estimated Net Working Capital Adjustment Amount” means the Company’s and the Sellers’ estimate of the Net Working Capital Adjustment Amount included in the Estimated Closing Statement.

“Excess Amount” has the meaning set forth in Section 2.03(e).

11

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Benefits” means any equity and equity-based awards; bonuses of any kind; transaction-related benefits, retention bonuses or awards (other than as contemplated by the Retention Plan); change in control plans, programs and arrangements; defined benefit retirement benefits; nonqualified deferred compensation; and any post-retirement medical or other welfare benefits or other similar arrangement.

“Expense Fund” has the meaning set forth in Section 2.02(e).

“Fifth Anniversary” means the fifth anniversary of the Closing Date.

“Filings” has the meaning set forth in Section 4.26(b).

“Final Closing Payment Amount” has the meaning set forth in Section 2.03(d).

“Financial Statements” has the meaning set forth in Section 4.05(a).

“Financing” means any financing of the Parent pursuant to: (a) one or more debt facilities or other financing arrangements (including indentures) providing for revolving credit loans, term loans, letters of credit, or other indebtedness, including any notes (including convertible notes); and/or (b) one or more SEC registered securities offerings.

“Financing Condition” means one or more Financings in the form of convertible debt securities of the Parent that results in aggregate net proceeds to the Parent of at least $350,000,000 (or such lesser aggregate net proceeds subsequently agreed to by the Parent).

“FINRA” means the Financial Industry Regulatory Authority.

“FINRA Approval” means the receipt by the BD Subsidiary of written approval of a Continuing Membership Application from FINRA pursuant to FINRA Rule 1017.

“Fund Financial Statements” has the meaning set forth in Section 4.23(g).

“Fund Property Leases” has the meaning set forth in Section 4.11(b).

“Fund Real Property” has the meaning set forth in Section 4.11(b).

“Fundamental Representations” means those representations and warranties set forth in Sections 3.01 (Authority; Authorization); 3.02 (Equity Interests); 3.05 (Brokerage); 4.01 (Organization; Authority; Authorization); 4.02 (Equity Interests and Related Matters); 4.03 (Subsidiaries; Investments); 4.10 (Compliance with Laws); 4.12 (Taxes); 4.20 (Employee and Labor Matters); 4.23(y) (Private Funds - REIT); and 4.24 (Brokers).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“General Partner” means, with respect to any Private Fund, the manager, managing member, general partner, or other similar governing authority, board, or Person of such Private Fund.

12

“Good Reason” means: (a) with resect to a Seller who is a Key Employee or a Continuing Employee; and (b) for purposes of the definition of “Restricted Period,” that such Seller has completed all steps of the Good Reason Process following the occurrence of any of the following events without such Seller’s consent (each, a “Good Reason Condition”): (i) a material diminution in such Seller’s “Base Salary” (except for across-the-board salary reductions based on WisdomTree Asset Management’s financial performance similarly affecting all or substantially all senior management employees of WisdomTree Asset Management) or “Guaranteed Minimum Bonus” (in each case, as defined in such Seller’s employment agreement (or Employment Agreement) or offer letter, as applicable); (ii) a material change of at least 40 miles by WisdomTree Asset Management in the geographic location of the principal place to which such Seller provides services to WisdomTree Asset Management, not including work-related travel or short-term assignments; or (iii) the material breach of the compensation provisions of such Seller’s employment agreement (or Employment Agreement) or offer letter, as applicable, by WisdomTree Asset Management.

The “Good Reason Process” consists: (a) with resect to a Seller who is a Key Employee or a Continuing Employee; and (b) for purposes of the definition of “Good Reason,” of the following steps: (i) such Seller reasonably determines in good faith that a Good Reason Condition has occurred; (ii) such Seller notifies WisdomTree Asset Management in writing of the first occurrence of the Good Reason Condition within 60 days of the date such Seller actually knew or reasonably should have known of the first occurrence of such condition; (iii) such Seller’s cooperation in good faith with WisdomTree Asset Management’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (iv) notwithstanding such efforts, the Good Reason Condition continues to exist at the end of the Cure Period; and (v) such Seller terminates employment within 60 days after the end of the Cure Period. If WisdomTree Asset Management cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

“Governmental Authority” means the United States or any other nation, any state, any province or territory or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory, or administrative functions of government (including the SEC, FINRA, the Commodity Futures Trading Commission, the National Futures Association and any state lender licensing and/or farm regulatory authority).

“Hazardous Material” means any pollutant, contaminant, or waste and any other chemical, substance or material regulated under any Environmental Laws or by any Governmental Authority due to its toxic, hazardous, or dangerous or deleterious properties or characteristics, and includes crude oil or any fraction thereof, petroleum, petroleum based products or byproducts, pesticides, herbicides, medical or infectious waste, asbestos, asbestos-containing materials, heavy metals, chlorinated solvents, urea formaldehyde foam insulation, polychlorinated biphenyls, mold, mycotoxins, radon and per- or polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Immediate Family” means, with respect to any individual, such individual’s: (a) spouse, parents, grandparents, children, grandchildren and siblings; and (b) estate or tax planning vehicle, in each case, which is controlled by such individual and the beneficiaries of which solely include the individuals set forth in clause (a) above.

13

“Indebtedness” means, at any specified time and without duplication, any of the following indebtedness of any Person (whether or not contingent): (a) any Liabilities of such Person for borrowed money or in respect of loans or advances (whether or not evidenced by bonds, debentures, notes, or other similar instruments or debt securities); (b) any Liabilities of such Person as lessee under any lease or similar arrangement required to be recorded as a capital lease in accordance with GAAP (excluding the effects of ASC842); (c) all Liabilities of such Person under or in connection with letters of credit or bankers’ acceptances, performance bonds, sureties or similar obligations, in each case, whether drawn or undrawn; (d) any Liabilities, including any contingent Liabilities, of such Person to pay the deferred purchase price of property, goods, or services, or other amounts owed by such Person under any seller notes, holdbacks, purchase price adjustments, earnouts, or similar performance payments (such shall be the maximum amount), noncompetition, bonus, consulting or deferred compensation arrangements arising from or relating to any prior acquisitions; (e) all Liabilities of such Person arising from cash / book overdrafts; (f) all Liabilities of such Person under conditional sale or other title retention agreements; (g) all Liabilities of such Person with respect to vendor advances or any other advances made to such Person; (h) all Liabilities of such Person arising out of futures contracts, interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates or any credit default swap, hedging agreements, total return swap, asset swap, or any other arrangement designed to provide a Person with (or to protect a Person from) all or a portion of the economic risk and reward with respect to one or more referenced assets; (i) any Liabilities of any other Person guaranteed by, or secured by any Lien on the assets of, such Person; (j) with respect to any Acquired Company, the net amount of any Liabilities of such Acquired Company to any Seller or any of such Seller’s Affiliates, including any accrued and unpaid, or deferred, management fees, performance fees and/or other amounts payable to such Seller or any of such Seller’s Affiliates – for the avoidance of doubt, any management fee receivables, performance fee receivables, or other receivables due from the Company’s Subsidiaries and/or the Private Funds earned by the Company prior to the Closing Date shall be netted against any accrued and unpaid, or deferred, management fees, performance fees and/or other amounts payable to such Seller or any of such Seller’s Affiliates; (k) any Liabilities owed to any Person under any unfunded or underfunded deferred compensation, arrangements, annual, target, or other bonus arrangements, commission plans, or retirement plans (in each case, whether or not accrued), defined benefit plans and pension plans in respect of any current or former employee or other Service Provider, and post-retirement health, welfare and severance benefits and Liabilities in respect of any former employee or other Service Provider, and, in each case of the foregoing, together with the employer’s share of any payroll or employment Taxes attributable thereto (computed as though all such amounts were due and payable as of the Closing Date); (l) any deferred management fees owed by the Acquired Company for referral services provided; (m) any withdrawal Liabilities under ERISA or accumulated funding deficiencies under any Employee Benefit Plan; (n) declared but unpaid distributions or dividends payable or accrued for under GAAP; (o) Accrued Taxes; (p) off-balance sheet Liabilities, including any clawback obligations or Liabilities relating to previously distributed carried interest; and (q) all Liabilities of the type described in the foregoing clauses of this definition of any other Person which are directly or indirectly guaranteed by any Acquired Company or which any Acquired Company has agreed (contingently or otherwise) to purchase or otherwise acquire or assume or in respect of which any Acquired Company has otherwise assured against loss (including, as applicable, any non-recourse carve-out guarantees).  The Closing Indebtedness Amount shall include all principal, premium, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection with the foregoing which would be payable if such Indebtedness were paid in full at the Closing.

“Indemnified Party” means a Buyer Indemnified Party or a Seller Indemnified Party, as the context requires.

“Indemnified Taxes” means: (a) all Taxes of the Acquired Companies for any Pre-Closing Tax Period (determined, with respect to any Straddle Period, in accordance with the principles set forth in Section 9.03 and by taking into account the effect of the Transaction); (b) all Taxes of any member of an affiliated, consolidated, combined or unitary Tax group of which any Acquired Company (or any predecessor of an Acquired Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any corresponding or similar provision of state, local, or non-U.S. Tax law; (c) all Taxes of any Person imposed on the Acquired Companies as a transferee or successor, by Contract, or pursuant to any Laws, which Taxes relate to an event or transaction (including the Transaction) occurring on or before the Closing Date; (d) any and all Transfer Taxes required to be paid by the Sellers pursuant to Section 9.08; (e) without duplication of any Company Transaction Expenses, any Taxes of the Acquired Companies attributable to the Transaction, including any employer-side-payroll or similar Taxes; (f) any Taxes of any Seller; and (g) any costs or expenses relating to an audit, contest or proceeding related to any of the foregoing clauses (a) through (f); provided that Indemnified Taxes shall exclude any Taxes to the extent such Taxes were included as a deduction in the computation of the Closing Indebtedness Amount, as finally determined.

14

“Indemnifying Party” means the Person(s) providing indemnification pursuant to Article XI.

“Indemnity Escrow Amount” means $687,500.

“Information Security Reviews” has the meaning set forth in Section 4.18(n).

“Initial Balance Sheet Assets” has the meaning set forth in Section 4.07(a).

“Insurance Policies” has the meaning set forth in Section 4.14.

“Intellectual Property” means any of the following, as they exist in any jurisdiction throughout the world and under any international treaties or conventions: (a) registered and unregistered United States and foreign (including territorial) trademarks, service marks, names, trade names, logos, trade dress, corporate names, slogans, Internet or web domain names and rights to social media accounts (including registrations and applications to register, or renew the registration of, any of these) (“Marks”); (b) United States and foreign (including territorial) letters patent, patent applications and patent rights; (c) inventions, ideas, research in progress, processes, process technology, designs, formulae, models, trade secrets, know-how, technical data, designs, specifications, software development methodologies, algorithms, technical information, proprietary business information, customer and supplier lists, customer and supplier records, pricing and cost information, business and marketing plans, strategies and proposals, and confidential information, and all rights under applicable trade secret law (“Trade Secrets”); (d) works of authorship (including computer software, source code, executable code, databases and related documentation, website content and social media account content), and all copyrights in both published and unpublished works and mask work rights (including registrations and applications to register, or renew the registration of, any of these); (e) all other proprietary and intellectual property rights; and (f) all goodwill arising from or relating to any of the foregoing.

“Investment” as applied to any Person means any direct or indirect: (a) purchase or other acquisition by such Person of any other Person or any tangible or intangible assets, properties and/or rights of or from any other Person; (b) capital commitment or capital contribution by such Person to any other Person; and (c) investment by such Person in any other Person or any tangible or intangible assets, properties and/or rights of or from any other Person.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Management Services” means investment management, investment advisory, investment sub-advisory, investment supervisory, asset management, property management and/or related services.

15

“Investment Strategies” means: (a) investing in and/or acquiring farms and farmlands in North America; (b) investing in and/or acquiring water rights in North America; (c) investments and/or acquisitions relating to or in respect of: (i) solar; (ii) wind; (iii) oil and gas; (iv) mineral rights; (v) cell phone towers; and/or (vi) data centers, but only if, in each case of this clause (c), such investment or acquisition is ancillary to an investment in or acquisition of farms or farmland in North America; or (d) with respect to each Seller (and such Seller’s Affiliates and the Representatives of such Seller and each of such Seller’s Affiliates), any other investment strategy that the Company directly or indirectly actively pursues, or has considered actively pursuing, at any time or from time to time within 12 months prior to such Seller’s Separation Date.

“Investor” means any limited partner, member, shareholder (including any preferred shareholder), or other investor in a Private Fund.

“IRS” means the Internal Revenue Service.

“IT Assets” has the meaning set forth in Section 4.18(h).

“Joint and Several Sellers” means, jointly and severally with each other and among themselves, all of the Sellers other than the Several and Not Joint Sellers.

“Key Employee(s)” means: (a) Perry Vieth; (b) Brandon Zick; (c) Nate Kaehler; (d) Paul Kinsella; (e) Luke Drachenberg; and (f) Travis Alexander.

“Knowledge of the Company” means the actual knowledge of (a) Perry Vieth; (b) Brandon Zick; (c) Nate Kaehler; (d) Paul Kinsella; (e) Luke Drachenberg; (f) Travis Alexander; (g) Larry Stickley; (h) Patrick Vieth; and/or (i) Morgan Marsh, after reasonable due inquiry.

“Law(s)” means all applicable laws and governmental rules and regulations, domestic or foreign, including, as applicable, the Investment Advisers Act, the Investment Company Act, the Securities Act, the Exchange Act, the Commodity Exchange Act, ERISA, the U.S. Foreign Corrupt Practices Act of 1977 (as amended), any Anti-Bribery Laws, any Environmental Laws and the rules and regulations promulgated under each of the foregoing; all laws regulating, relating to, or imposing Liability or standards of conduct concerning protection of human health; the rules and regulations of self-regulatory organizations including FINRA and each applicable exchange (as defined under the Exchange Act); and all other foreign, federal, or state securities laws, rules and regulations.

“Lease” or “Leases” has the meaning set forth in Section 4.11(a).

“Liability” means any claim, debt, loss, cost, expense, duty, charge, Tax, commitment, assessment, obligation, or other liability of any kind whatsoever, whether or not accrued or fixed, known or unknown, assessed or assessable, absolute or contingent, determined or determinable, or when due or to become due, or otherwise.

“Liens” means any encumbrance, hypothecation, infringement, lien, deed of trust, mortgage, easement, encroachment, pledge, restriction, security or priority interest, participation interest, option, transfer restriction, or other similar restriction on an interest in real or personal property, deposit arrangement, title retention, conditional sale, financing lease or other security arrangement, or any other adverse right or interest, charge or claim of a similar nature in or on any asset, property or property interest, however arising (including any created by Laws), or an agreement or commitment to create any of the foregoing.

16

“Lookback Date” means January 1, 2020.

“Losses” means any Liability, loss, damage, judgment, fine, penalty, deficiency, Tax, claim, demand (in each case, whether or not arising out of a third party claim), including any loss of benefit (not including any Tax benefit) and the reasonable and documented fees, costs and expenses of attorneys, accountants, consultants, investigators, experts and other professionals and any other reasonable and documented amounts paid in respect of the investigation, defense, assertion or settlement of any claim or the enforcement of any rights under this Agreement, including the reasonable and documented fees, costs and expenses incurred in respect of any Proceeding; provided that “Losses” shall exclude any punitive, special, or exemplary damages, except to the extent that any such damages are awarded to a third party in connection with a third party claim; provided further that, notwithstanding the foregoing or any contrary provision contained in this Agreement, and, for the avoidance of doubt, any types of damages that are not expressly excluded in this definition of Losses shall not: (a) prejudice any Person from claiming or contesting that such damages are or are not appropriate in respect of, and should or should not be excluded from, any indemnification claim and/or any damages or Losses relating thereto or resulting therefrom; and/or (b) establish a presumption that such damages may or may not, or should nor should not be, awarded.

“MA” has the meaning set forth on Exhibit A.

“Material Adverse Effect” means any state of facts, condition, change, event, effect, or occurrence that, individually or in the aggregate, has or would be reasonably expected to: (a) have a material adverse effect on the financial condition, properties, assets, liabilities, business, or results of operations of the Acquired Companies, taken as a whole; or (b) prevent or have a material adverse effect on the ability of any Acquired Company or any Seller to perform such Person’s obligations under this Agreement and/or any other Transaction Document or to timely consummate the Transaction, provided that “Material Adverse Effect” shall not include any fact, condition, change, event, effect, or occurrence, directly or indirectly, arising out of or attributable to: (i) general economic, social, political, or geopolitical changes or conditions, including any result of elections; (ii) any changes or conditions generally affecting the financial services industry in general or the investment management industry in particular; (iii) any changes in capital, credit, banking, currency, securities markets, or other financial markets in general, including any disruption thereof, any decline in the price or trading volume of a public fund’s securities or any other security or any market index, any change in prevailing interest rates, any market appreciation or depreciation, or any currency fluctuations; (iv) acts of war (whether or not declared), armed hostilities, sabotage or terrorism, or the escalation or worsening thereof; (v) any natural or man-made disaster, acts of God, weather conditions, earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, COVID-19 or other pandemics, epidemics, disease or health emergencies; (vi) any changes in GAAP or other accounting standards (or the interpretation thereof) or changes in Law, in each case, after the Effective Date; (vii) the entering into or the announcement of this Agreement or any other Transaction Document or the pendency or consummation of the Transaction; (viii) any action taken (or omitted to be taken) at the request or with the prior written consent of the Buyer; (ix) any action taken (or not taken) by any of the Acquired Companies or the Sellers that is required pursuant to the terms of this Agreement; or (x) any failure by such Person to meet any internal or published projections, forecasts, or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), except, in the case of clauses (i) through (vi) and (x), such state of facts, condition, change, event, effect or occurrence shall be considered in determining whether there has been or would reasonably be expected to be a “Material Adverse Effect” if the Acquired Companies, taken as a whole, are disproportionately affected thereby as compared to other similarly situated participants in the investment management industry.

“Material Contract” has the meaning set forth in Section 4.16(a).

17

“Most Recent Balance Sheet” has the meaning set forth in Section 4.05(a).

“Negative Consent” has the meaning set forth in Section 6.12(a).

“Net Working Capital” means the Current Assets minus the Current Liabilities, determined as of 11:59 PM Eastern Time on the day immediately prior to the Closing Date. Net Working Capital shall be calculated in a manner consistent with the terms of this Agreement (including the definitions contained herein and the Accounting Principles). An illustrative calculation of Net Working Capital is attached hereto as Exhibit J.

“Net Working Capital Adjustment Amount” means an amount (which may be positive or negative) equal to Net Working Capital minus the Target Working Capital Amount.

“Non-Contributing Seller” has the meaning set forth in Section 6.22(a).

“Nutter” has the meaning set forth in Section 12.17(a).

“Objections Statement” has the meaning set forth in Section 2.03(c).

“Order” means any judgment, ruling, order, writ, injunction, decree, demand, or assessment issued by any Governmental Authority.

“Organizational Documents” means: (a) the certificate of formation or articles of organization and limited liability company agreement or operating agreement of a limited liability company; (b) the certificate of limited partnership and the limited partnership agreement of a limited partnership; (c) the certificate of partnership and partnership agreement and any statement of partnership of a general partnership; (d) the articles or certificate of incorporation and the bylaws of a corporation; (e) any other organizational, governing, or constituent document of any Person; (f) any side letter or similar agreement entered into with a Client or Investor amending, altering, or modifying the terms of any of the foregoing; and (g) any amendment to or restatement of any of the foregoing, in each case, as then in effect.

“Outside Date” has the meaning set forth in Section 10.01(c).

“Owned Property Lease” has the meaning set forth in Section 4.11(b).

“Pass-Through Income Tax Returns” has the meaning set forth in Section 9.01(a).

“Payoff Indebtedness” has the meaning set forth in Section 8.02(c).

“Payoff Letters” has the meaning set forth in Section 8.02(d).

“Permits” has the meaning set forth in Section 4.23(c).

“Person” means any individual, sole proprietorship, limited liability company, partnership (general or limited), joint venture, trust, corporation, association, Governmental Authority, or any other similar entity.

“Personal Data” means any information that reasonably can be used to identify an individual and any other information that constitutes “personal data,” “personally identifiable information,” “nonpublic personal information,” or “personal information” under any Privacy Laws or any similar information governed by Privacy Laws and Requirements.

18

“Plans” has the meaning set forth in Section 4.22(h).

“Post-Closing Covenant” means any covenant set forth in this Agreement, the performance of which shall occur in whole or in part after the Closing.

“Pre-Closing Company LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 21, 2021, as in effect on the Effective Date and as the same may be amended from time to time prior to the Closing, in each case, with the prior written consent of the Buyer.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Tax Returns” has the meaning set forth in Section 9.01(a).

“Privacy Laws” means, collectively, all Laws relating to privacy, data protection, information security and/or the processing of Personal Data, including: all U.S. state privacy laws, the Biometric Information Protection Act and all other laws governing the collection or processing of biometric information, the Gramm Leach Bliley Act and state Laws concerning financial information, including the California Financial Information Privacy Act, the California Invasion of Privacy Act and all other Laws concerning the recording or interception of communications, the CAN-SPAM Act, the U.S. Telephone Consumer Protection Act, Laws of jurisdictions outside the United States, such as the EU General Data Protection Regulation 2016/679 (the “GDPR”) and EU Member State laws and regulations implementing the same, the GDPR as it forms part of United Kingdom (“UK”) law by virtue of section 3 of the European Union (Withdrawal) Act 2018 (“UK GDPR”), the UK Data Protection Act 2018, the EU e-Privacy Directive 2002/58/EC as amended by Directive 2009/136/EC or further amended or replaced from time to time and other Laws concerning communications recording and/or interception and all Laws governing data security requirements and data breach notification.

“Privacy Laws and Requirements” has the meaning set forth in Section 4.18(j).

“Private Equity Funds” means: (a) Ceres F&A Opportunity Fund; and (b) Ceres Sustainable F&A Bridge Fund.

“Private Fund REIT” means any: (a) Private Fund; or (b) Subsidiary of one or more Private Funds, in each case, that is classified as a REIT.

“Privileged Communications” has the meaning set forth in Section 12.17(b).

“Private Funds” means: (a) Ceres Farms; (b) Ceres Farmland Holdings; (c) Ceres Farmland; (d) Appia Farms; (e) the Private Equity Funds; and (f) any other private investment fund or pooled or collective investment vehicle that is not required to be registered as an investment company under the Investment Company Act with respect to which any Acquired Company: (i) provides Investment Management Services; or (ii) serves as General Partner.

“Proceeding” means any claim, demand, action, suit, or proceeding, civil, criminal, administrative, or investigative, by or before a court, arbitrator, mediator, or Governmental Authority.

“Processors” has the meaning set forth in Section 4.18(j).

“PTE 84-14” has the meaning set forth in Section 4.22(i).

19

“PTET” means any entity-level Tax imposed by any jurisdiction on an entity treated as a passthrough entity for U.S. federal income Tax purposes in lieu of a Tax on one or more of such entity’s partners, members, shareholders or owners.

“PTET Election” means any election by an entity to be subject to a PTET.

“RB Entity” has the meaning set forth on Exhibit A.

“Real Property” has the meaning set forth in Section 4.11(a).

“Registered Intellectual Property” means Intellectual Property owned, or that the Company purports to be owned, by any Acquired Company that has been issued by, or registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world (including any domain name registrar or social media platform).

“Regulatory Approvals” means: (a) the applicable requirements of the HSR Act; (b) the FINRA Approval (provided that this condition shall be considered satisfied if at least 31 days have passed since the submission of a substantially complete Continuing Membership Application with no notification from FINRA that it has imposed, or intends on imposing, a material or interim membership restriction on the BD Subsidiary that would prohibit the Closing); and (c) approval or non-objection from the State of Florida Office of Financial Regulation, Division of Securities pursuant to Rule 69W-600.001 of the Florida Administrative Code.

“REIT” means a real estate investment trust within the meaning of Section 856 of the Code.

“Related Party Agreements” has the meaning set forth in Section 4.15.

“Related Person” means: (a) any Seller or an Immediate Family member of any Seller; (b) an Affiliate of a Seller; (c) a director, manager, partner, trustee, or officer of any Seller or any of its Affiliates; or (d) a trust or collective investment vehicle in which any of the foregoing is a holder of a controlling beneficial interest.

“Release” or “Released” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping, abandonment, leaching, migrating, or disposing into or through the indoor or outdoor environment.

“Released Claims” has the meaning set forth in Section 12.14(a).

“Releasee” or “Releasees” has the meaning set forth in Section 12.14(a).

“Releasor” or “Releasors” has the meaning set forth in Section 12.14(a).

“Remaining General Indemnification Claims” has the meaning set forth in Section 11.03(i).

“Representative” means, with respect to any Person, any director, manager, partner, trustee, officer, employee, consultant, independent contractor, stockholder, member, securityholder, agent, or similar representative of such Person, or any other Person acting on such Person’s behalf.

“Required Closing Key Employee(s)” means: (a) Perry Vieth; (b) Brandon Zick; (c) Nate Kaehler; and (d) at least one of: (i) Paul Kinsella; (ii) Luke Drachenberg; and/or (iii) Travis Alexander.

20

“Required Consents” has the meaning set forth in Section 7.02(g).

“Restricted Cash” means any cash in reserve accounts or cash escrow accounts, custodial cash, security deposits, cash supporting obligations under letters of credit, cash related to customer deposits, all cash collected but not yet paid to Clients in accordance with the terms of any underlying Client agreements with the Acquired Companies held on behalf of Clients (gross of fees or net of fees in accordance with such client agreements) and any other cash or cash equivalents that are subject to any restrictions, limitations, or Taxes on use or distribution thereof or otherwise restricted for a particular use, purpose, or event and not available for general corporate use and working capital purposes (including all amounts required to be maintained by the BD Subsidiary by Law).

“Restricted Period” means, with respect to each Seller who, as the Effective Date, directly or indirectly through any Affiliate or other estate or tax planning entity, owns: (a) 5% or more of the issued and outstanding Company Interests, the period beginning on the Effective Date and ending on the Fifth Anniversary, provided that if, following the Closing Date, any such Seller who is a Key Employee or a Continuing Employee is terminated by WisdomTree Asset Management (or its Affiliate) without Cause or resigns such Seller’s employment with WisdomTree Asset Management (or its Affiliates) for Good Reason, then, such Seller’s Restricted Period shall be the lesser of: (i) the period beginning on the Effective Date and ending on the Fifth Anniversary; and (ii) the period beginning on the Effective Date and ending on the second anniversary of such Seller’s Separation Date; or (b) less than 5% of the issued and outstanding Company Interests, the period beginning on the Effective Date and ending on the Third Anniversary, provided that if, following the Closing Date, any such Seller who is a Key Employee or a Continuing Employee is terminated by WisdomTree Asset Management (or its Affiliate) without Cause or resigns such Seller’s employment with WisdomTree Asset Management (or its Affiliates) for Good Reason, then, such Seller’s Restricted Period shall be the lesser of: (i) the period beginning on the Effective Date and ending on the Third Anniversary; and (ii) the period beginning on the Effective Date and ending on the first anniversary of such Seller’s Separation Date. The Restricted Period for each Seller as of the Closing Date is set forth opposite such Seller’s name on Exhibit B.

“Retention Bonus” has the meaning set forth in Section 6.22(b).

“Retention Bonus Recipient” has the meaning set forth in Section 6.22(b).

“Retention Plan” has the meaning set forth in Section 6.22(a).

“Retention Plan Amount” has the meaning set forth in Section 6.22(a).

“Revenue” means (without duplication): (a) all revenue generated by the Company, including through management fees and performance fees, as derived from the audited financial statements of Ceres Farms for the Earnout Period; (b) all other revenue generated by the Company during the applicable measurement periods of the Earnout Period from all investment vehicles and/or new products managed, advised, or sub-advised by the Company (excluding any revenue generated from: (i) Ceres Farms; and (ii) any Private Fund not managed, advised, or sub-advised by the Company as of the Closing Date); (c) such other revenue generated by the Company during the applicable measurement periods of the Earnout Period from new investment vehicles, new products and/or other joint initiatives, in each case between the Buyer and the Company during the Earnout Period; and (d) any other revenue generated by the Buyer during the applicable measurement periods of the Earnout Period from investing in and/or acquiring farms and farmlands in North America in the manner then-conducted by the Company; provided that, notwithstanding the foregoing or any contrary provision contained in this Agreement, the definition of “Revenue” shall not include (and expressly excludes) any revenue generated by, through, from, or in respect of: (i) any of the Private Equity Funds; and/or (ii) any funds or other monies (including any seed capital) provided, invested, or otherwise funded by the Buyer or any of its Affiliates.

21

“Revenue CAGR” means the compound annual growth rate of the Revenue for the year ending December 31, 2029 compared to the year ended December 31, 2024, provided that, for purposes of calculating the Revenue CAGR for the Earnout Period: (a) the “Starting Revenue” on January 1, 2025 shall be based on the audited financial statements for Ceres Farms for the year ended December 31, 2024 (the “Starting Revenue”); and (b) the “Ending Revenue” on December 31, 2029 shall be based on the audited financial statements of Ceres Farms for the year ending December 31, 2029.

“Revenue Run-Rate” means, with respect to any account of any Client (except the Private Equity Funds), as of a specified date, the aggregate annualized investment management, investment advisory and/or investment sub-advisory fees payable by such Client to the Company, determined by multiplying the Adjusted Assets Under Management for such account as of such specified date by the applicable annual fee rate for such account under the applicable Advisory Contract at such specified date, provided that the calculation of Revenue Run-Rate shall only include such revenues to the Company after making appropriate deduction (as applicable) for: (a) fee waivers, expense limitations, reimbursement obligations, or similar offsets under any Advisory Contract (or any Organizational Documents of any Private Fund other than the Private Equity Funds); (b) performance-based, incentive, or similar fees (including any carried interest or profits interests) under any Advisory Contract; and (c) sales, exit, switching, 12b-1, or similar fees.

“RWI Policy” means that certain buyer-side representations and warranties insurance policy obtained by the Buyer in connection with the Transaction.

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any United States Governmental Authority (including the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”)), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority.

“Scheduled Activities” has the meaning set forth in Section 6.19(a)(ii)(C).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and rules and regulations promulgated thereunder.

“Seller” or “Sellers” has the meaning set forth in the Preamble.

“Seller Indemnified Party(ies)” has the meaning set forth in Section 11.02(b).

“Seller Prepared Returns” has the meaning set forth in Section 9.01(a).

“Sellers’ Representative” has the meaning set forth in the Preamble.

“Separation Date” means, with respect to each Seller, the date upon which such Seller ceases to be associated in any capacity with any Acquired Company, the Buyer, or any of their Affiliates, other than as a passive investor (if applicable).

“Service Contract Act” means The McNamara–O’Hara Service Contract Act of 1965, as amended, and the rules and regulations promulgated thereunder.

22

“Service Providers” has the meaning set forth in Section 4.16(a)(iv).

“Several and Not Joint Sellers” means, with respect to each of the Sellers comprising the BG Entities, the RB Entity and MA, severally and not jointly with each other Seller, but, in the case of the BG Entities, jointly and severally with each other and among themselves.

“Shugarman” has the meaning set forth in Section 12.17(a).

“Software” means any and all: (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) documentation related to any of the foregoing.

“Straddle Period” has the meaning set forth in Section 9.03.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a limited liability company, partnership, association, or other business entity, a majority of the limited liability company, partnership, or other similar equity interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. Notwithstanding the foregoing, no Client shall be a Subsidiary of any Acquired Company or any of its Affiliates.

“Tail Coverage” has the meaning set forth in Section 6.11(a).

“Tangible Assets” has the meaning set forth in Section 4.11(c).

“Target Working Capital Amount” means $0 (zero dollars).

“Tax” or “Taxes” means any and all U.S. federal, state, local, or non-U.S. income, sales and use, excise, franchise, real and personal property, gross income, gross receipt, capital stock, unincorporated business, production, business and occupation, registration, alternative or add-on minimum, transfer, ad valorem, imputed underpayment, profits, capital gains, natural resources, environmental, premium, unclaimed property or escheat, special assessment, contributions, lease, service, service use, license, franchise, stamp, utility, windfall profit, customs, duties, social security, disability, worker’s compensation, employment, payroll, severance, estimated, or withholding tax or other tax, of any kind whatsoever, or any other like charges, fees, levies, imposts, duties or other assessment of a similar nature, imposed by any Taxing Authority, whether disputed or not, including all interest, penalties, fines, and additions to tax or additional amounts imposed by any Taxing Authority in connection with any of the foregoing and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Allocation Schedule” has the meaning set forth in Section 9.07.

“Tax Incentive” has the meaning set forth in Section 4.12(u).

23

“Tax Return” means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any Taxing Authority, including any form, schedule or attachment thereto and any amendment or supplement thereof.

“Tax Sharing Agreement” has the meaning set forth in Section 4.12(i).

“Taxing Authority” means the IRS and any other Governmental Authority exercising any authority to impose, assess, or collect any Tax.

“Terminating Advisory Contracts” has the meaning set forth in Section 4.22(b)(vi).

“Third Anniversary” means the third anniversary of the Closing Date.

“Third Party Claim” means any claim against any Indemnified Party by a Person who is a third party. For the avoidance, any claim against an Indemnified Party by a Person who is an Affiliate of such Indemnified Party shall not be a Third Party Claim.

“Third Party IP” has the meaning set forth in Section 4.18(c).

“Third Party Transaction” has the meaning set forth in Section 6.08.

“Total Purchase Price” means the Final Closing Payment Amount (as finally determined in accordance with Section 2.03), plus any Earnout Consideration (as finally determined in accordance with Section 2.04), if any.

“Transaction” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Employment Agreements and the Retention Plan.

“Transaction Percentage Interests” means: (a) in the case of the Joint and Several Sellers, 79.05%; (b) in the case of the BG Entities, 16.67%; (c) in the case of the RB Entity, 1.90%; and (d) in the case of MA, 2.38%.

“Transfer Taxes” has the meaning set forth in Section 9.08.

“Unaudited Financial Statements” means: (a) the unaudited consolidated balance sheet of the Acquired Companies as of December 31, 2024, and the related consolidated statements of income and cash flows for the 12-month period then ending; (b) the unaudited consolidated balance sheet of the Acquired Companies as of December 31, 2023, and the related consolidated statements of income and cash flows for the 12-month period then ending; and (c) the unaudited consolidated balance sheet of the Acquired Companies as of December 31, 2022, and the related consolidated statements of income and cash flows for the 12-month period then ending.

“Unit Transfer” means, with respect to a Seller, a unit transfer power transferring and assigning to the Buyer such Seller’s Company Interests, in the form of Exhibit D attached hereto.

“Unofficial Interim Earnout Annual Statement” has the meaning set forth in Section 2.04(c).

“WARN Act” has the meaning set forth in Section 4.20(d).

24

“WisdomTree Asset Management” means WisdomTree Asset Management, Inc., a Delaware corporation and a wholly-owned subsidiary of the Parent.

Article II
PURCHASE AND SALE OF COMPANY INTERESTS

Section 2.01     Purchase and Sale of the Company Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, transfer, assign and deliver to the Buyer, and the Buyer shall purchase and acquire from the Sellers, all of the Company Interests, free and clear of all Liens (other than restrictions on transfer under applicable federal or state securities Laws and/or under the Pre-Closing Company LLC Agreement).

Section 2.02     Closing Payment Amount; Escrow.

(a)       Closing Payment Amount. Upon the terms and subject to the conditions set forth in this Agreement, as consideration for the Company Interests, at the Closing, the Buyer shall pay, or shall cause to be paid, to the Sellers an amount equal to the Closing Payment Amount (as calculated by the Company and the Sellers in the Estimated Closing Statement in accordance with Section 2.03(a)) in: (i) cash, by wire transfer of immediately available funds to one or more accounts designated in writing by the Sellers’ Representative to the Buyer at least five Business Days prior to the Closing Date; and (ii) accordance with the Closing Payment Schedule.

(b)       Escrow Agreement. At the Closing, the Sellers’ Representative and the Buyer shall enter into the Escrow Agreement with the Escrow Agent, and, upon the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement, the Buyer shall deposit, or shall cause to be deposited, with the Escrow Agent, in cash, by wire transfer of immediately available funds to one or more accounts designated in writing by the Escrow Agent to the Sellers’ Representative and the Buyer: (i) an amount of cash equal to the Adjustment Escrow Amount; and (ii) an amount of cash equal to the Indemnity Escrow Amount, in each case of clause (i) and clause (ii) above, for deposit into a segregated account established and held in escrow in accordance with the terms and subject to the conditions set forth in the Escrow Agreement.

(c)       Payoff Indebtedness. At the Closing, the Buyer shall pay, or shall cause to be paid, on behalf of the Acquired Companies, all of the Payoff Indebtedness in the amounts and according to the instructions set forth in the Payoff Letters.

(d)       Estimated Company Transaction Expenses. At the Closing, the Buyer shall pay, or shall cause to be paid, all of the Estimated Company Transaction Expenses in the amounts (as calculated by the Company and the Sellers in the Estimated Closing Statement in accordance with Section 2.03(a)) and according to the instructions delivered by the Sellers’ Representative to the Buyer at least three Business Days prior to the Closing.

(e)       Expense Fund. At the Closing, the Buyer shall deposit, or shall cause to be deposited, into an account designated in writing by the Sellers’ Representative to the Buyer at least five Business Days prior to the Closing, an amount equal to $500,000 (the “Expense Fund”). The Expense Fund may be used at any time by the Sellers’ Representative to fund any expenses incurred by the Sellers’ Representative in the performance of its duties and obligations under the Transaction Documents or otherwise in connection with the Transaction; provided that, in the event that any such expenses incurred by the Sellers’ Representative exceed the value of the then remaining balance of the Expense Fund, the Sellers shall pay to the Sellers’ Representative their respective pro rata shares (based on the Closing Payment Schedule) of such excess to an account designated in writing by the Sellers’ Representative to the Sellers.

25

(f)       Closing Payment Schedule. Notwithstanding any contrary provision contained in this Agreement, and in furtherance of Section 11.02(a)(iii), the parties hereto hereby acknowledge and agree that in no event shall the Buyer, any of its Affiliates, or any of their respective Representatives have any Liability to any Seller Indemnified Party, or any other Person, on account of any payments to the Sellers (or any Seller) that are made: (i) in accordance with the Closing Payment Schedule (including the allocations set forth therein); or (ii) otherwise in accordance with this Agreement.

Section 2.03     Adjustments to the Closing Payment Amount.

(a)       No later than five Business Days prior to the Closing Date, the Sellers’ Representative shall deliver to the Buyer a written statement (the “Estimated Closing Statement”), certified the Chief Executive Officer and Chief Financial Officer of the Company, setting forth: (i) the Company’s and the Sellers’ good faith calculations of: (A) the Estimated Closing Balance Sheet; (B) the Estimated Closing Cash and Cash Equivalents; (C) the Estimated Net Working Capital (and the related Net Working Capital Adjustment Amount, if any); (D) the Estimated Closing Indebtedness Amount; (E) the Estimated Company Transaction Expenses; (F) the Estimated Balance Sheet Adjustment Amount; (G) the Estimated Consent Adjustment Amount (which shall include the Base Revenue Run-Rate (in the stated amount set forth in this Agreement) and the Company’s and the Sellers’ good faith calculation of the Closing Revenue Run-Rate); and (H) the Adjustment Escrow Amount; (I) the Indemnity Escrow Amount; and (J) the Expense Fund (in the case of the foregoing clauses (H), (I) and (J), in the stated amounts set forth in this Agreement); and (ii) based on the amounts set forth in clause (i) above, the resulting: (A) Closing Payment Amount (the “Estimated Closing Payment Amount”); and (B) Closing Payment Schedule. The Estimated Closing Statement shall be prepared in good faith and in a manner consistent with the terms of this Agreement (including the definitions contained herein and the Accounting Principles), and shall set forth, in reasonable detail and with reasonable supporting information, all of the calculations, estimates and amounts required to be set forth in the Estimated Closing Statement. Following the delivery of the Closing Estimated Closing Statement, and upon the Buyer’s reasonable request, the Sellers’ Representative and the Company shall: (x) promptly provide the Buyer and its Representatives with reasonable access to the work papers, back-up materials, books, records and supporting data used in the preparation of the Estimated Closing Statement and the employees of the Acquired Companies who participated in the preparation of the Estimated Closing Statement; and (y) consider in good faith any reasonable comments to the Estimated Closing Statement made by the Buyer in good faith no later than two days prior to the Closing Date, provided that no comments or dispute with respect to the Estimated Closing Statement shall be grounds for the Closing to be delayed. If, after considering any reasonable comments made by the Buyer in good faith to the Estimated Closing Statement, the Sellers’ Representative and the Sellers determine to make revisions to the Estimated Closing Statement that incorporate some or all of the Buyer’s comments, then, the Sellers’ Representative shall deliver to the Buyer an updated Estimated Closing Statement that reflects such revisions at least one day prior to the Closing Date, and, for purposes of this Agreement, unless otherwise consented to in writing and in advance by the Sellers’ Representative and the Buyer, “Estimated Closing Statement” shall mean such updated Estimated Closing Statement delivered by the Sellers’ Representative to the Buyer at least one day prior to the Closing.

26

(b)       Within 90 days after the Closing Date, the Buyer shall prepare in good faith and deliver to the Sellers’ Representative a statement (the “Closing Statement”) setting forth the Buyer’s good faith calculations of: (i) the Closing Balance Sheet; (ii) the Closing Cash and Cash Equivalents; (iii) Net Working Capital (and the related Net Working Capital Adjustment Amount, if any); (iv) the Closing Indebtedness Amount; (v) the Closing Company Transaction Expenses; (vi) the Balance Sheet Adjustment Amount; (vii) the Consent Adjustment Amount (which shall include the Base Revenue Run-Rate (in the stated amounts set forth in this Agreement) and the Buyer’s good faith calculation of the Closing Revenue Run-Rate); (viii) the Adjustment Escrow Amount; (ix) the Indemnity Escrow Amount; (x) the Expense Fund; and (xi) the Closing Payment Amount (in the case of the foregoing clauses (viii), (ix) and (x), in the stated amounts set forth in this Agreement). The Closing Statement shall be prepared in good faith and in a manner consistent with the terms of this Agreement (including the definitions contained herein and the Accounting Principles), and shall set forth, in reasonable detail and with reasonable supporting information, all of the calculations and amounts required to be set forth in the Closing Statement. If, at any time during such 90-day period, the Buyer notifies the Sellers’ Representative in writing that the Buyer agrees with the final Estimated Closing Statement delivered by the Sellers’ Representative to the Buyer in accordance with clause (a) above (or if the Buyer fails to deliver a Closing Statement to the Sellers’ Representative during such 90-day period), then, the Buyer shall be deemed to have accepted the final Estimated Closing Statement delivered by the Sellers’ Representative to the Buyer in accordance with clause (a) above.

(c)       Following the delivery of the Closing Statement, and upon the Sellers’ Representative’s reasonable request and for purposes of the Sellers’ Representative’s review of the Closing Statement, the Buyer shall promptly provide the Sellers’ Representative and its Representatives with reasonable access to the work papers, back-up materials, books, records and supporting data used in the preparation of the Closing Statement and the employees of the Buyer or its Affiliates who participated in the preparation of the Closing Statement, in each case, during normal business hours and upon reasonable notice. During the 90-day period following the Sellers’ Representative’s receipt of the Closing Statement, the Sellers’ Representative shall complete a good faith review of the Closing Statement and shall either: (i) inform the Buyer in writing that the Closing Statement is acceptable; or (ii) object to the Closing Statement in a written statement setting forth, in reasonable detail and with reasonable supporting information, a description of the Sellers’ Representative’s objections and an alternate calculation of each such objected item (the “Objections Statement”). If the Sellers’ Representative does not timely so object to the Closing Statement, or if, at any time during such 90-day review period, the Sellers’ Representative notifies the Buyer in writing that the Sellers’ Representative agrees with the Closing Statement, then, the Sellers’ Representative (on behalf of the Sellers) shall be deemed to have accepted the Closing Statement. Any item or amount that is not disputed in the Objections Statement shall be deemed to have been agreed to by the Sellers’ Representative (on behalf of the Sellers) and shall be final, conclusive and binding on the parties hereto. If the Sellers’ Representative delivers the Objections Statement and, after reasonable efforts by the Buyer and the Sellers’ Representative to reach agreement on the disputed items or amounts identified therein (the “Dispute Items”), the Buyer does not agree with any such objections or such objections are not resolved on a mutually agreeable basis within 30 days of the Buyer’s receipt of the Objections Statement, any such unresolved Dispute Items shall be promptly submitted by the Buyer and the Sellers’ Representative to the Accounting Firm, who shall act as experts and not arbitrators. The Accounting Firm shall only consider the unresolved Dispute Items and may not assign a value to any item that is higher or lower, as applicable, than the highest or lowest value for such item, as applicable, claimed by the Buyer in the Closing Statement initially submitted to the Sellers’ Representative or by the Sellers’ Representative in the Objections Statement initially submitted to the Buyer, as applicable. The Accounting Firm’s determination shall be based solely on written submissions (which shall be with respect only to the unresolved Dispute Items and not with respect to any other items) by the Buyer and the Sellers’ Representative (i.e., not an independent review) and the definitions and provisions contained in this Agreement and the Accounting Principles. Each of the Buyer and the Sellers’ Representative shall timely receive copies of the written submissions of the other party hereto and shall be entitled to participate in, and shall receive prior written notice of, any meetings or discussions with the Accounting Firm. Neither the Buyer nor the Sellers’ Representative shall have any ex parte meetings or discussions with the Accounting Firm about the substance of the dispute without the prior consent of the other party hereto. In resolving any unresolved Dispute Items, the parties hereto shall not engage in discovery and no arbitration hearing shall be held. The Buyer and the Sellers’ Representative shall direct the Accounting Firm to use its best efforts to resolve the unresolved Dispute Items within 30 days after submission of the dispute by the Buyer and the Sellers’ Representative. The decision of the Accounting Firm shall be final, conclusive and binding upon the Sellers’ Representative, the Sellers and the Buyer. The Accounting Firm’s fees, costs and expenses shall be borne by: (A) the Sellers (jointly and severally), in the proportion that the aggregate dollar amount of Dispute Items submitted thereto for resolution that are unsuccessfully disputed by the Sellers’ Representative (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of such submitted Dispute Items; and (B) the Buyer, in the proportion that the aggregate dollar amount of Dispute Items submitted thereto for resolution that are unsuccessfully disputed by the Buyer (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of such submitted Dispute Items. For example, if the Dispute Items equal $1,000, and the Sellers’ Representative successfully disputes $600 of the Dispute Items, the Accounting Firm’s fees, costs and expenses shall be allocated 60% (i.e., 600 / 1000) to the Buyer and 40% (i.e., 400 / 1000) to the Sellers. The Buyer and the Sellers’ Representative hereby agree to execute, if requested by the Accounting Firm, a reasonable and customary engagement letter, including customary indemnification provisions in favor of the Accounting Firm, which the Buyer, on the one hand, and the Sellers, on the other hand, shall each be responsible for 50% of any such indemnification obligations.

27

(d)       If the Closing Payment Amount as finally determined pursuant to Section 2.03(c) (the “Final Closing Payment Amount”) is greater than the Estimated Closing Payment Amount (such excess, the “Adjustment Amount”), then, within 10 Business Days after the determination of the Final Closing Payment Amount: (i) the Buyer shall pay to the Sellers’ Representative (on behalf of the Sellers), in cash, by wire transfer of immediately available funds to an account designated in writing by the Sellers’ Representative to the Buyer, an amount equal to the lesser of: (A) the Adjustment Amount; and (B) an amount equal to the Adjustment Escrow Amount; and (ii) the Sellers’ Representative (on behalf of the Sellers) and the Buyer shall jointly instruct the Escrow Agent to promptly release the Adjustment Escrow Amount to the Sellers (or to the Sellers’ Representative (on behalf of the Sellers)) in accordance with the Escrow Agreement.

(e)       If the Estimated Closing Payment Amount is greater than the Final Closing Payment Amount (such excess, the “Excess Amount”), then, within 10 Business Days after the determination of the Final Closing Payment Amount: (i) the Sellers’ Representative (on behalf of the Sellers) and the Buyer shall jointly instruct the Escrow Agent to: (A) pay to the Buyer from the Adjustment Escrow Amount, the lesser of: (x) the Excess Amount; and (y) an amount equal to the Adjustment Escrow Amount; and (B) if the Excess Amount is less than the Adjustment Escrow Amount, promptly release such difference to the Sellers (or to the Sellers’ Representative (on behalf of the Sellers)) in accordance with the Escrow Agreement; and (ii) if the Excess Amount exceeds the Adjustment Escrow Amount, the Sellers jointly and severally shall pay to the Buyer, in cash, by wire transfer of immediately available funds to an account designated in writing by the Buyer to the Sellers’ Representative, an amount equal to the amount by which the Excess Amount exceeds the Adjustment Escrow Amount, provided that, in the case of this clause (ii): (A) the Adjustment Escrow Amount shall first be utilized to pay and satisfy any Net Working Capital Adjustment Amount; and (B) if, after complying with clause (A) above, any Net Working Capital Adjustment Amount exceeds the amount of the Adjustment Escrow Amount, then, the amount by which such Net Working Capital Adjustment Amount exceeds the Adjustment Escrow Amount shall not be subject to further repayment pursuant to this clause (ii).

(f)       All payments required pursuant to Section 2.03(d) or Section 2.03(e) shall be treated for Tax purposes as an adjustment to the Total Purchase Price, unless otherwise required by Law.

28

Section 2.04     Earnout Consideration.

(a)       Upon the terms and subject to the conditions set forth in this Section 2.04, following the Closing, the Sellers may be entitled to additional consideration (the “Earnout Consideration”) based on the Company’s Revenue for the 12-month period ending December 31, 2029 as compared to the Company’s Revenue for the 12-month period ended December 31, 2024 (the “Earnout Period”). The Earnout Consideration, if any, to be paid with respect to the Earnout Period shall be: (i) determined in accordance with this Section 2.04; and (ii) paid: (A) in cash, by wire transfer of immediately available funds, within 10 Business Days after the Earnout Consideration, if any, has been finally determined pursuant to Section 2.04(c); and (B) in the manner directed by the Sellers’ Representative, including as provided in, and contemplated by, Section 6.22.

(b)       The Earnout Consideration with respect to the Earnout Period, as finally determined in accordance with Section 2.04(c), shall be an aggregate amount equal to the following:

(i)       If the Revenue CAGR for the Earnout Period is equal to or less than 12%, then, the aggregate amount of the Earnout Consideration shall be $0.

(ii)       If the Revenue CAGR for the Earnout Period is greater than 12% but less than 22%, then, the aggregate amount of the Earnout Consideration shall be pro-rated using straight-line interpolation between $0 and $225,000,000.

(iii)      If the Revenue CAGR for the Earnout Period is equal to or greater than 22%, then, the aggregate amount of the Earnout Consideration shall be $225,000,000.

An illustrative calculation of the Earnout Consideration, if any, is attached hereto as Exhibit K, and the parties hereto acknowledge and agree that, for purposes of calculating the Earnout Consideration, if any, the Starting Revenue shall be the amount identified as the Starting Revenue in Exhibit K. For the avoidance of doubt, in no event shall the aggregate amount of the Earnout Consideration exceed $225,000,000.

(c)       During the Earnout Period, within 90 days following the end of the calendar year for each of 2026, 2027 and 2028, the Buyer shall prepare in good faith a schedule setting forth, in reasonable detail and with reasonable support, the Buyer’s good faith calculations of the Revenue CAGR for such calendar year and the cumulative Revenue CAGR for the period beginning on January 1, 2025 and ending on December 31 of 2026, 2027, or 2028, as applicable (each, an “Unofficial Interim Earnout Annual Statement”), and shall deliver such Unofficial Interim Earnout Annual Statement to the Sellers’ Representative. Following the delivery of such Unofficial Interim Earnout Annual Statement, and upon the Sellers’ Representative’s reasonable request and for purposes of the Sellers’ Representative’s review of such Unofficial Interim Earnout Annual Statement, the Buyer shall promptly make the work papers, back-up materials, books, records and supporting data used in preparing, and the employees of WisdomTree Asset Management who participated in the preparation of, such Unofficial Interim Earnout Annual Statement available to the Sellers’ Representative and its Representatives during normal business hours and upon reasonable notice. Notwithstanding the foregoing or any contrary provision contained in this Agreement, the parties hereto hereby acknowledge and agree that, in each case: (i) the calculations set forth on any such Unofficial Interim Earnout Annual Statement will be preliminary and will not: (A) be based on audited financials; (B) will not cover the applicable measurements periods of the Earnout Period; and (C) will not accurately set forth or reflect the calculation of the final Earnout Consideration, if any; (ii) the calculation of the final Earnout Consideration, if any, may vary materially from the calculations set forth on any such Unofficial Interim Earnout Annual Statement; and (iii) in no event and under no circumstances shall: (A) any such Unofficial Interim Earnout Annual Statement be used to challenge or dispute, or be a basis for challenging or disputing, the calculation of the final Earnout Consideration, if any; and/or (B) the Buyer, any of its Affiliates, or any of their respective Representatives have any direct or indirect Liability arising out of, resulting from, or relating to any such Unofficial Interim Earnout Annual Statement or any work papers, back-up materials, books, records, supporting data and/or discussions relating thereto.

29

(d)       Within 30 days following the issuance of the audited financial statements for Ceres Farms for the fiscal year ending December 31, 2029, the Buyer shall prepare in good faith a schedule setting forth, in reasonable detail and with reasonable support, the Buyer’s good faith calculations of the Revenue CAGR and the resulting Earnout Consideration for the Earnout Period (the “Earnout Consideration Statement”), and shall deliver the Earnout Consideration Statement to the Sellers’ Representative. Following the delivery of the Earnout Consideration Statement, and upon the Sellers’ Representative’s reasonable request and for purposes of the Sellers’ Representative’s review of the Earnout Consideration Statement, the Buyer shall promptly make the work papers, back-up materials, books, records and supporting data used in preparing, and the employees of WisdomTree Asset Management who participated in the preparation of, the Earnout Consideration Statement available to the Sellers’ Representative and its Representatives during normal business hours and upon reasonable notice. Within 90 days following the delivery of the Earnout Consideration Statement, the Sellers’ Representative shall either: (i) inform the Buyer in writing that the Earnout Consideration Statement is acceptable; or (ii) object to the Earnout Consideration Statement in writing, setting forth, in reasonable detail and with reasonable supporting information, a description of the Sellers’ Representative’s objections and an alternate calculation of each such objected item. If the Sellers’ Representative does not timely so object to the Earnout Consideration Statement, then, the Sellers’ Representative (on behalf of the Sellers) shall be deemed to have accepted the Earnout Consideration Statement. If the Sellers’ Representative objects to, or disagrees with, any of the calculations set forth in the Earnout Consideration Statement in accordance with this Section 2.04(d), the dispute resolution procedures set forth in Section 2.03(c) shall apply to the resolution of such dispute, and the Earnout Consideration shall be determined by the Accounting Firm in accordance with the procedures set forth in Section 2.03(c), mutatis mutandis.

(e)       The right of a Seller to receive any portion of any Earnout Consideration: (i) is not a security for purposes of any federal or state securities Laws; (ii) shall not be represented by any form of certificate or instrument, other than this Agreement; and (iii) shall be payable to such Seller’s heirs, executors, administrators, legal representatives, successors and permitted assigns (including, in the case of any Seller who is an individual, in the event of such Seller’s death prior to any Earnout Consideration becoming payable hereunder, if any).

(f)        The parties hereto agree that, subject to Section 6.22 (as applicable), for all income Tax purposes, any payment of the Earnout Consideration to the Sellers with respect to their Company Interests shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of state, local, or non-U.S. law, as appropriate (subject to imputation of interest under Section 483 or Section 1274 of the Code).

(g)       During the Earnout Period, the parties hereto further agree to act in compliance with the terms set forth on Schedule 2.04(g).

Section 2.05     Distribution of Expense Fund. The Sellers’ Representative shall pay, or shall cause to be paid, to the Sellers their respective pro rata shares (based on the Closing Payment Schedule) of the Expense Fund, as and to the extent such amounts, if any, are no longer required to be held by the Sellers’ Representative for the performance of its duties hereunder, as determined by the Sellers’ Representative in its sole discretion but no later than the first anniversary of the Closing Date. All amounts deposited to the Expense Fund shall be treated for all purposes of this Agreement and for federal and applicable state income Tax purposes as having been paid to the Sellers at the Closing and contributed by the Sellers to the Expense Fund.

30

Section 2.06     Withholding Rights. Notwithstanding any contrary provision contained in this Agreement or in any other Transaction Document, the Buyer, the Parent, the Sellers, the Sellers’ Representative, the Company and the Escrow Agent (and any other Person that has a withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld under the Code (or any provision of applicable Law) with respect to such payment. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of whom such deduction and withholding were made.

Article III
REPRESENTATIONS AND WARRANTIES OF EACH SELLER

As a material inducement to the Buyer to enter into and perform its obligations under this Agreement, each Seller, severally, and not jointly, hereby represents and warrants to the Buyer that the statements contained in this Article III are true and correct as of the Effective Date and shall be true and correct as of the Closing Date, in each case, except as set forth in the Disclosure Schedules.

Section 3.01     Authority; Authorization. If such Seller is an entity, such Seller is duly formed or organized, validly existing and in good standing in the jurisdiction of such Seller’s formation or organization, and such Seller is duly qualified or licensed to do business as a foreign entity, and is in good standing, in each jurisdiction where the failure to be so qualified or licensed would have a Material Adverse Effect on such Seller. Such Seller has all requisite power and authority and, if an individual, full legal capacity, to execute and deliver each of the Transaction Documents to which such Seller is or shall be a party and to perform such Seller’s obligations hereunder and thereunder. The execution, delivery and performance of each of the Transaction Documents to which such Seller is or shall be a party have been or shall be duly executed and delivered by such Seller. Assuming due and valid authorization, execution and delivery of each of the Transaction Documents by the other parties hereto and thereto, each of the Transaction Documents to which such Seller is or shall be a party constitutes the valid and legally binding obligation of such Seller, enforceable in accordance with its terms and conditions, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.02     Equity Interests. Such Seller is the record and beneficial owner of and has good, valid and marketable title to all of the Company Interests set forth opposite such Seller’s name on Schedule 3.02 of the Disclosure Schedules, free and clear of any Liens (other than restrictions on transfer under applicable federal or state securities Laws and/or the Pre-Closing Company LLC Agreement). Except: (a) as set forth on Schedule 3.02 of the Disclosure Schedules with respect to such Seller; (b) as set forth in the Pre-Closing Company LLC Agreement; and (c) for the Transaction, such Seller: (i) does not own (and none of such Seller’s Affiliates owns) any Equity Interests of the Acquired Companies or other securities convertible or exchangeable for any Equity Interests in the Acquired Companies, nor any rights or options to subscribe for or to purchase any Equity Interests of the Acquired Companies or other Equity Interests or other securities convertible into or exchangeable for Equity Interests of the Acquired Companies or any stock or unit appreciation or similar rights, phantom stock or unit or similar plans or similar rights; and (ii) is not party to any Contracts with respect to: (A) options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights, exchange rights, preemptive rights, rights of first refusal or first offer, or other agreements or commitments providing for the disposition, sale, purchase, or acquisition of such Seller’s interest in the Company Interests; or (B) voting trust, proxy, equity holders agreement, or other Contract with respect to the voting, control, or distribution rights or the redemption, sale, transfer, conveyance, or other disposition of any of the Company Interests. Upon the consummation of the Transaction, the Buyer shall acquire good, valid and marketable title to the Company Interests owned by such Seller, free and clear of all Liens (other than restrictions on transfer under applicable federal or state securities Laws).

31

Section 3.03     Noncontravention. Except: (a) as set forth on Schedule 3.03 of the Disclosure Schedules; (b) as contemplated by Section 6.12; and (c) for the Regulatory Approvals, the execution, delivery and performance by such Seller of this Agreement, and all other Transaction Documents to which such Seller is or shall be a party, and the fulfillment of and compliance with the respective terms hereof and thereof, do not and shall not, directly or indirectly (with or without due notice or lapse of time or both): (i) conflict with or result in a breach of the terms, conditions, or provisions of; (ii) constitute a default under; (iii) result in the creation of any Lien on any Equity Interests of the Acquired Companies owned by such Seller pursuant to; (iv) give any third party the right to modify, terminate, or accelerate any obligation under or result in the modification, termination, or acceleration of any obligation under or result in the obligation to make any payment (including any change of control, severance or similar payments) under; (v) result in a violation of; or (vi) require any authorization, consent, approval, exemption, or other action by or notice or declaration to, or filing with, or other Consent from, any Governmental Authority or other Person pursuant to, any Law to which such Seller or any Equity Interests of the Acquired Companies owned by such Seller are subject or any Contract to which such Seller is a party or any Order to which such Seller is subject.

Section 3.04     No Proceeding. There are no Proceedings by or against such Seller pending or, to the knowledge of such Seller, threatened in writing against or affecting such Seller, at law or in equity, or before or by any court or other Governmental Authority, which, in respect of such Seller, questions the validity of this Agreement, seeks to prevent the consummation of the Transaction, or would otherwise adversely affect or materially impair or delay the performance of such Seller under the Transaction Documents to which such Seller is a party or the consummation of the Transaction, whether in respect of the Company Interests held by such Seller or otherwise. Such Seller is not subject to any judgment, order, injunction, award, or decree of any court, any arbitrator, or other Governmental Authority.

Section 3.05     Brokerage. Except for Berkshire Global Advisors, there are no claims for brokerage commissions, finders’ fees, or similar compensation in connection with the Transaction based on any Contract entered into by or on behalf of such Seller.

Article IV
REPRESENTATIONS AND WARRANTIES REGARDING the company

As a material inducement to the Buyer to enter into and perform its obligations under this Agreement: (x) the Sellers, jointly and severally, hereby represent and warrant to the Buyer that the Fundamental Representations; and (y) the Company hereby represents and warrants to the Buyer that the other statements, contained in this Article IV are true and correct as of the Effective Date and shall be true and correct as of the Closing Date, in each case, except as set forth in the Disclosure Schedules.

Section 4.01     Organization; Authority; Authorization.

(a)       Each Acquired Company is duly organized, validly existing and in good standing under the Law of the jurisdiction of its organization. Each Acquired Company is duly qualified, licensed, and admitted to do business, and is in good standing (or equivalent status), in each jurisdiction in which such qualification, license, or admission is necessary, including to conduct the Business, except for such jurisdictions where the failure to be so qualified, licensed, or admitted would not have a Material Adverse Effect. Each Acquired Company possesses all requisite entity power and authority and all material licenses, Permits and authorizations necessary to own, lease and operate its assets, rights and properties, to carry on the Business as now conducted and as currently proposed to be conducted and to carry out the Transaction. True and complete copies of the Organizational Documents (including all amendments made thereto) of each Acquired Company, in each case as in effect as of the Effective Date, have been made available to the Buyer, and such Organizational Documents are currently in full force and effect, and none of the Acquired Companies is in default in any material respect under, or in violation in any material respect of, any provision thereof.

32

(b)       The Company has all requisite entity power, right and authority to, enter into, deliver and perform its obligations under this Agreement and each of the other Transactions Documents to which it is or shall be a party. The board of managers (or equivalent governing body) of the Company has duly approved and authorized the execution and delivery of this Agreement and each of the other Transaction Documents to which the Company is or shall be a party or by which the Company is or shall be bound and the consummation of the Transaction. No other organizational or other proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement and the other Transaction Documents to which the Company is or shall be a party or by which the Company is or shall be bound and the consummation of the Transaction. This Agreement and the other Transaction Documents to which the Company is or shall be a party or by which the Company is or shall be bound, have been or shall be duly executed and delivered by the Company. Assuming due and valid authorization, execution and delivery of this Agreement and each of the other Transaction Documents by the parties hereto and thereto, this Agreement and each of the other Transaction Documents to which the Company is or shall be a party or by which the Company is or shall be bound constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.02     Equity Interests and Related Matters. The authorized, issued and outstanding Equity Interests of each Acquired Company are set forth on Schedule 4.02 of the Disclosure Schedules. All of the issued and outstanding Equity Interests of each Acquired Company have been duly authorized, are validly issued and are held of record by the Persons set forth on Schedule 4.02 of the Disclosure Schedules, free and clear of all Liens. The Company Interests represent all of the issued and outstanding Equity Interests of the Company, free and clear of all Liens (other than restrictions on transfer under applicable federal or state securities Laws and/or the Pre-Closing Company LLC Agreement). Except as set forth on Schedule 4.02 of the Disclosure Schedules, no Acquired Company has any outstanding securities convertible or exchangeable for any Equity Interests of such Acquired Company or containing any profit participation features, nor shall it have outstanding any rights or options to subscribe for or to purchase Equity Interests of such Acquired Company or any securities convertible into or exchangeable for Equity Interests of such Acquired Company or any equity appreciation rights or phantom equity plans, profit participation plan or other equity or equity-based rights or interests. Except as set forth on Schedule 4.02 of the Disclosure Schedules, there are no statutory or contractual preemptive rights, rights of refusal or offer, redemption rights, calls, puts, exchange rights, conversion rights, Contracts, or commitments of any kind with respect to the Equity Interests of any Acquired Company to issue, repurchase, exchange, transfer, deliver, purchase, redeem, or sell any such Equity Interests. No Acquired Company has violated any applicable federal, provincial, or state securities laws in connection with the offer, sale, or issuance of any of its Equity Interests. Except as set forth on Schedule 4.02 of the Disclosure Schedules, there are no Contracts, proxies, voting trusts, restrictions on transfer, or requirements concerning or with respect to the voting or transfer of any Acquired Company’s Equity Interests to which such Acquired Company is a party or otherwise bound. No former equityholder of any Acquired Company has any claim or rights against any Acquired Company or any Seller. The Company has made available to the Buyer true and complete copies of the unit ledgers of each Acquired Company, which unit ledgers reflect all issuances, transfers, repurchases and cancellations of the Equity Interests of each Acquired Company.

Section 4.03     Subsidiaries; Investments. Except as set forth on Schedule 4.03 of the Disclosure Schedules, the Acquired Companies do not currently have any Subsidiaries or Investments, and no Acquired Company is subject to any obligation (contingent or otherwise) to purchase or otherwise acquire any Equity Interests or any other securities of (or make any Investment in) any other Person. Except for the BD Subsidiary, no Subsidiary of the Company has or has ever: (a) had, owned, or leased any assets; or (b) engaged in any trade, business, operations, or other activity.

33

Section 4.04     Noncontravention. Except: (a) as set forth on Schedule 4.04 of the Disclosure Schedules; (b) as contemplated by Section 6.12; and (c) for the Regulatory Approvals, the execution, delivery and performance by the Company of this Agreement, and all other Transaction Documents to which the Company is a party, and the fulfillment of and compliance with the respective terms hereof and thereof and the consummation of the Transaction, do not and shall not, directly or indirectly (with or without due notice or lapse of time or both): (i) conflict with or result in a breach of the terms, conditions or provisions of; (ii) constitute a default under; (iii) result in the creation of any Lien on the Equity Interests or any asset or property of any Acquired Company pursuant to; (iv) give any third party the right to modify, terminate, revoke, or accelerate any obligation under or result in the modification, termination, revocation, or acceleration of any obligation under or result in the obligation to make any payment (including any change of control, severance, or similar payments) under; (v) result in a violation of; or (vi) require any authorization, consent, approval, exemption, or other action by or notice or declaration to, or filing with, or other Consent from, any Governmental Authority or other Person pursuant to, the Organizational Documents of any Acquired Company, any Law to which any Acquired Company or any of their Affiliates or any Acquired Company’s or their Affiliates’ assets or properties is subject, or any Material Contract, Permit, or Order to which any Acquired Company or any Acquired Company’s assets or properties is subject.

Section 4.05     Financial Statements.

(a)       The Company has delivered to the Buyer prior to the Effective Date true and complete copies of the following financial statements, which are attached hereto as Schedule 4.05(a) of the Disclosure Schedules: (i) the Unaudited Financial Statements; (ii) an unaudited consolidated balance sheet (including any notes thereto) of the Acquired Companies as of June 30, 2025 (the “Most Recent Balance Sheet”) and the related consolidated statements of income and cash flows for the six-month period then ended; and (iii) the Company’s calculation of the Base Revenue Run-Rate. All of the financial statements referred to in clauses (i), (ii) and (iii) of this Section 4.05(a) are referred to as the “Financial Statements.”

(b)       Each of the Financial Statements (including in all cases the notes thereto, if any) presents fairly in all material respects the financial condition, results of operations, changes in members’ equity and cash flows of the Acquired Companies and has been prepared in accordance with GAAP applied on a consistent basis as of the dates and for the periods set forth therein, subject, in the case of interim financial statements, to the absence of footnote disclosures and to changes resulting from normal year-end adjustments (none of which would, alone or in the aggregate, be material). No financial statements of any Person (including any Private Fund) other than the Acquired Companies are required by GAAP to be included or reflected in any of the Financial Statements.

(c)       The books and records of the Acquired Companies: (i) are true and complete in all material respects; (ii) accurately reflect the assets, liabilities, financial condition and results of operations of the Acquired Companies in all material respects; and (iii) have been maintained in accordance with sound business and bookkeeping practices and applicable Law. At the Closing, all of the books and records of the Acquired Companies and the Private Funds (including all accounting and human resources-related records pertaining to the Acquired Companies held or controlled by the Acquired Companies or the Sellers) will be: (A) fully accessible by and in the possession or control of the Acquired Companies; and (B) fully accessible by the Buyer and its Affiliates. Each Acquired Company maintains and complies in all material respects with an established system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied. Since December 31, 2023, there has not been any event that has resulted in a Material Adverse Effect. There has never been: (x) any significant deficiency or weakness in the system of internal accounting controls used by any Acquired Company since the Lookback Date; (y) any fraud that involves any of the management of any Acquired Company or other employees who have a role in the preparation of the Financial Statements, in each case in their capacity as management or an employee of any Acquired Company; or (z) any claim or allegation regarding any of the foregoing.

34

(d)       No Acquired Company has entered into any transaction involving the use of special purpose entities for any off balance sheet activity. The revenue recognition policies of the Acquired Companies, and the application of those policies, are in accordance with the accrual method of accounting and such policies have not changed since December 31, 2022.

(e)       Except as set forth on Schedule 4.05(e) of the Disclosure Schedules, no Acquired Company has any outstanding Indebtedness or is guarantor for any Liability (including Indebtedness) of any other Person.

Section 4.06     Absence of Undisclosed Liabilities. Except as set forth on Schedule 4.06 of the Disclosure Schedules, no Acquired Company has any material Liabilities, except for: (a) Liabilities reflected or reserved against in the Most Recent Balance Sheet; (b) Liabilities of the type reflected on the face of the Most Recent Balance Sheet which have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business (none of which relates to breach of Contract, breach of warranty, tort, infringement, misappropriation, dilution, violation of, or Liability under any applicable Law, or any Proceeding); and (c) Liabilities consisting of executory obligations under agreements (none of which relates to breach of Contract, breach of warranty, tort, infringement, violation of or Liability under any applicable Law, or any Proceeding).

Section 4.07     Balance Sheet Assets.

(a)       Schedule 4.07(a) of the Disclosure Schedules lists all Investments owned or made by any Acquired Company (excluding any Equity Interests of any Subsidiary listed on Schedule 4.03 of the Disclosure Schedules) as of the Effective Date (the “Initial Balance Sheet Assets,” and, together with any Investments acquired or made by any Acquired Company, directly or indirectly, after the Effective Date and prior to Closing, the “Balance Sheet Assets”). Each of the Initial Balance Sheet Assets are owned or made, and, as of the Closing Date, each of the Balance Sheet Assets shall be owned or made, by the applicable Acquired Company, free and clear of any Lien (other than restrictions on transfer under applicable federal or state securities Laws). The Company has delivered to the Buyer true and complete copies of the definitive documents for each Initial Balance Sheet Asset, in each case as in effect on the Effective Date, each of which is listed Schedule 4.07(a) of the Disclosure Schedules. Each Investment in an Initial Balance Sheet Asset has been made, and each Investment in other Balance Sheet Assets shall be made, and each such Investment has been, and shall be, held by the applicable Acquired Company, in material compliance with all applicable Laws and in accordance with the investment policies and guidelines of the Acquired Companies in place as of the time of such Investment and the definitive documents applicable to such Investment.

(b)       No Acquired Company, and no other Person, has executed any written release, satisfaction, or cancellation that would operate to release any obligor under any Balance Sheet Asset from any material Liability. No Acquired Company has granted or sold, or committed to grant or sell, a participating interest with respect to, or other interest in, any Balance Sheet Asset other than pursuant to this Agreement.

35

Section 4.08     Business; Registrations.

(a)       The Company has been duly registered as an investment adviser under the Investment Advisers Act at all times during which such registration was required by applicable Law. The Company is duly registered, licensed and qualified as an investment adviser in all jurisdictions and with respect to all investment vehicles where such registration, licensing, or qualification is required in order to conduct its business as currently conducted. The Company has not received any written notice, and otherwise has no reason to believe, that the Company’s registration, licensing, or qualification as an investment adviser is, is to be, or will be restricted or terminated. Other than the Company, no other Acquired Company is, or at any time has been, required by Laws since its inception to be registered as an investment adviser under the Investment Advisers Act or any other Laws.

(b)       All of the Persons employed or engaged by the Company who are required to be registered or licensed as investment adviser representatives (as such term is defined in Rule 203A-3(a) under the Investment Advisers Act) are duly registered or licensed in each jurisdiction in which such licensing or registration is required and such licenses and registrations are in full force and effect. There are no Proceedings or any other disciplinary proceedings pending, or, to the Knowledge of the Company, threatened to terminate, suspend, limit or adversely modify any such license or registration.

(c)       The Company does not provide Investment Management Services to any Persons other than the Clients set forth on Schedule 4.08(c) of the Disclosure Schedules. The Company has not at any time since its inception been engaged in any business other than providing Investment Management Services. No Person other than a full-time employee of the Company renders Investment Management Services to or on behalf of Clients or solicits any Persons with respect to the provision of Investment Management Services by the Company.

(d)       The Company has delivered to the Buyer true and complete copies of: (i) the Company’s most recent Form ADV; and (ii) each of the Company’s other foreign and/or domestic registration forms, in each case of clause (i) or clause (ii) above, as amended to date. The information contained in such forms: (A) was true and correct in all material respects as of the time that each such form was filed; and (B) is true and correct in all material respects as of the Effective Date, and the Company has made all amendments to such forms as it is required to make under all applicable Laws. The current Form ADV of the Company does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. At each time of its filing during the previous three years, the Form ADV of the Company did not contain any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)       Neither the Company, nor any of its Affiliates is required, or has been required, to register as a “commodity pool operator” or “commodity trading advisor” within the meaning of the Commodity Exchange Act, or been required to register in any other capacity with the Commodity Futures Trading Commission or the National Futures Association or a trust company. To the extent required, the Company has duly and timely filed all notices and other documentation required to permit the Company to rely on exclusions or exemptions under the Commodity Exchange Act, the regulations thereunder, or the rules of the National Futures Association.

(f)        Neither the Company nor any Affiliate of the Company has committed a “reportable act” as defined in Rule 69W-200.001(16) of the Florida Administrative Code.

36

Section 4.09     Litigation. There is no Proceeding in which any of the Acquired Companies or Private Funds, any manager, director, officer, employees of any of the Acquired Companies or Private Funds, is a party, or otherwise engaged or involved or, to the Knowledge of the Company, with respect to which any of the Acquired Companies or Private Funds is threatened. There are no Proceedings pending or threatened relating to the termination of, or limitation of, the rights of any Acquired Company under or with respect to its registration under the Investment Advisers Act as an investment adviser, its membership in any exchange (as defined under the Exchange Act) or other self-regulatory organization or any similar or related rights under any registrations or qualifications with various states or other jurisdictions.

Section 4.10     Compliance with Laws.

(a)       The Acquired Companies, the Sellers, Private Funds and their respective managers, directors, officers, employees and General Partners are, and since the Lookback Date have been, in compliance in all material respects with all Laws in connection with, the business or affairs or properties or assets of the Acquired Companies and Private Funds.

(b)       The Acquired Companies, the Sellers, the Private Funds and their respective managers, directors, officers, employees and General Partners are not in default with respect to any Order, in each such case, relating to or otherwise affecting any Acquired Company or Private Fund. The Acquired Companies, the Sellers, the Private Funds and their respective managers, directors, officers, employees, General Partners and Persons directly associated with or acting for or on behalf thereof, have not been or are charged by any Governmental Authority with or, to the Knowledge of the Company, is threatened with or under investigation by any Governmental Authority with respect to, any violation of any applicable Laws or Order affecting or relating to the Acquired Companies, the Private Funds or the Transaction.

(c)       The Acquired Companies, the Sellers, the Private Funds and their respective managers, directors, officers, employees and General Partners are not subject to any cease-and-desist or similar Order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any resolutions at the request of any Governmental Authority, that materially restricts the conduct of any of the Acquired Companies, the Private Funds or any of their respective managers, directors, officers, employees, or General Partners, or that in any other material manner relates to or affects the business of any of the Acquired Companies, the Private Funds, or the activities of any of such Persons in connection therewith, and, to the Knowledge of the Company, none of them is threatened with the imposition or receipt of any of the foregoing.

(d)       The Acquired Companies, the Sellers, the Private Funds and their respective managers, directors, officers, employees and General Partners have not directly or indirectly: (i) made or attempted to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services; (A) to obtain favorable treatment for business or contracts secured; (B) to pay for favorable treatment for business or contracts secured; (C) to obtain special concessions or for special concessions already obtained; or (D) in violation of any requirement of any applicable Laws or Order in each jurisdiction where any Acquired Company or Private Fund is conducting or has conducted business (including Anti-Bribery Laws); or (ii) established or maintained any fund or asset that has not been recorded in the applicable books and records. The Acquired Companies and the Private Funds have established sufficient internal controls and procedures to ensure compliance with Anti-Bribery Laws and has made available all of such documentation to the Buyer.

37

(e)       No Acquired Company, Seller, Private Fund, any manager, director, officer, employee or General Partner: (i) is currently subject or the target of any Sanctions; (ii) is located, organized or resident in a country, territory or geographical region that is itself the subject of Sanctions, (including, without limitation, Cuba, Iran, North Korea, Syria, Russia, and the Crimea region of Ukraine) or whose government is the subject or target of Sanctions; (iii) is named in any Sanctions-related list maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury, including the Specially Designated Nationals and Blocked Persons List maintained by OFAC; (iv) is, otherwise, by public designation of the United Nations Security Council, the European Union, His Majesty’s Treasury, or other equivalent, applicable Governmental Authority, a subject or target of any Sanctions; (v) is a Person with which any United States person is prohibited from dealing or otherwise engaging in any transaction by any applicable Laws; (vi) is owned or controlled by Persons described in clauses (i) through (v) or is otherwise the subject of Sanctions; or (vii) conducts any business or engages in, or has conducted any business or engaged in, making or receiving any contribution of goods, services or money to or for the benefit of any Person, or in any country or territory, that is the subject of Sanctions, other than in compliance with Sanctions laws and regulations. No Proceedings by or before any Governmental Authority with respect to any such Sanctions is pending or, to the Knowledge of the Company, threatened.

(f)        To the extent required by applicable Laws, the Acquired Companies and Private Funds have adopted written anti-money laundering programs and written customer identification programs (including with respect to Clients and Investors), in each case that complies in all material respects with applicable Laws, and a true, correct and complete copy of which has been made available to the Buyer. Each of the Acquired Companies and Private Funds has complied with the terms of such programs in all material respects.

(g)       To the Knowledge of the Company, no intermediary, placement agent, finder, distributor or solicitor has unlawfully marketed the services of the Acquired Companies or unlawfully marketed or sold any interest in any Private Fund, and there are no outstanding claims against any Acquired Company or any Private Fund with respect to such marketing or sale.

(h)       No Acquired Company and no “covered associate” of an Acquired Company has made a “contribution,” or “coordinated” or “solicited” a “contribution,” to an “official” of a “government entity” that is a Client or prospective Client (or an investor in a “covered investment pool” that is a Client or prospective Client) which would disqualify any Acquired Company from providing investment advisory services for compensation to such Governmental Authority either directly or through a “covered investment pool”, in accordance with Rule 206(4)-5 of the Investment Advisers Act.

(i)        No exemptive orders, “no-action” letters or similar exemptions or regulatory relief have been obtained, nor are any requests pending therefor, by or specifically with respect to: (i) any Acquired Company or any Private Fund; (ii) any officer, director, member, owner or employee of any of the Acquired Companies or any Private Fund (in each case, in connection with the business of the Company of such Private Fund); or (iii) any Client or Investor (in connection with the provision of Investment Management Services to such Client or Investor by any Acquired Company).

(j)        There are no Orders, deficiencies, violations or exceptions claimed by any Governmental Authority, or unresolved SEC comments with respect to any filings by any Acquired Company or any Private Fund currently in effect on or with regard to any Private Fund which specifically relates to the provision of services by any Acquired Company to such Private Fund.

(k)       There is no disqualification of any Acquired Company or any employee of any Acquired Company under Section 9(a) or 9(b) of the Investment Company Act. Neither the Company nor any other Person “associated” (as defined in the Investment Advisers Act) with the Company is ineligible pursuant to Section 203(e) or 203(f) of the Investment Advisers Act to serve as a registered investment adviser or as an associated Person of a registered investment adviser nor is there any Proceeding pending or, to the Knowledge of the Company, threatened by any Governmental Authority that would result in the ineligibility of the Company or any such “person associated with” the Company to serve in any such capacities pursuant to Section 203(e) or 203(f) of the Investment Advisers Act.

38

(l)       No Acquired Company or Private Fund, nor any director, executive officer or any other officer thereof participating in or expected in the future to participate in any offering of securities in reliance on Rule 506 of Regulation D under the Securities Act is ineligible pursuant to Rule 506(d) of Regulation D under the Securities Act to serve as an investment manager, solicitor, promoter or in any other capacity with respect an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act, nor is there any Proceeding pending or to the Knowledge of the Company threatened by any Governmental Authority that would reasonably be expected to result in the ineligibility of any Acquired Company, Private Fund or any director, executive officer or any other officer thereof participating in an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act to serve as an investment manager, solicitor, promoter or in any other capacity with respect an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act.

(m)       The Acquired Companies and Private Funds have duly adopted and implemented written policies and procedures as required by Law (the “Compliance Policies”), including, but not limited to, as required under Section 204A of the Investment Advisers Act and Rules 204A-1, 206(4)-1, 206(4)-5 and 206(4)-7 under the Investment Advisers Act. True, correct and complete copies of the Compliance Policies have been made available to the Buyer. The Company’s Chief Compliance Officer has conducted all annual compliance reviews in accordance with Rule 206(4)-7 under the Investment Advisers Act since the Lookback Date and the Company has made available to the Buyer prior to the Effective Date each such annual compliance review. Except as otherwise noted in any such annual compliance review, each Acquired Company and Private Fund has been in compliance in all material respects with the Compliance Policies. The Compliance Policies comply in all material respects with all applicable Laws and reflect, if applicable, modification to such policies as any Acquired Company has agreed to with any Governmental Authority.

(n)       At no time since the Lookback Date has any Acquired Company: (i) had “custody” of client funds within the meaning of Rule 206(4)-2 under the Investment Advisers Act or any other Laws, except with respect to the Private Funds; or (ii) been in violation of Rule 206(4)-2 under the Investment Advisers Act or any other Laws with respect to the custody of client funds. Since the Lookback Date, each audit of the Private Funds has been conducted, and the audited financial statements have been delivered, in accordance with Rule 206(4)-2.

(o)       The Acquired Companies maintain as of the Effective Date the investment management performance composites listed in Schedule 4.10(o) of the Disclosure Schedules (the “Composites”), which schedule also lists the legal entity that maintains each such Composite. The list and performance history of the Composites is true, correct and complete in all material respects. All investment performance presented by an Acquired Company that was earned at a firm other than that the Company or an Affiliate of the Company was presented in accordance with applicable Laws in all material respects.

(p)       Each General Partner, its employees (as applicable) and Persons acting on its behalf are subject to the Company’s supervision and control and, therefore, each General Partner, all of its employees (as applicable) and the Persons acting on its behalf are “persons associated with” the Company (as defined in section 202(a)(17) of the Investment Advisers Act).  All of the employees of each General Partner (as applicable) and Persons acting on its behalf are subject to the Company’s code of ethics under Rule 204A-1 under the Investment Advisers Act and compliance policies and procedures under Rule 206(4)-7 under the Investment Advisers Act.

39

(q)       To the Knowledge of the Company, no Client or Investor in any Private Fund is: (i) located in, organized under the laws of, the government of, or a citizen or national of (excluding U.S. citizens or lawful permanent residents), China, Hong Kong, Macau, Cuba, Iran, North Korea, Russia, or Venezuela; nor (ii) owned or controlled, in whole or in part, by Persons described in clause (i) above.

Section 4.11     Real Property and Personal Property.

(a)       All of the real property and interests in real property owned by or leased as tenant by any of the Acquired Companies is identified in Schedule 4.11(a) of the Disclosure Schedules (herein referred to as the “Real Property”). All leases of any portion of Real Property are identified in Schedule 4.11(a) of the Disclosure Schedules, and true, correct and complete copies thereof have been made available to the Buyer, together with all amendments, modifications, waivers (that pertain to any period from and after the Effective Date) and side letters related thereto (each individually a “Lease” and, collectively, the “Leases”). Each Lease has been duly authorized and executed by the Company as a party thereto and, to the Knowledge of the Company, each of the other parties thereto, and is in full force and effect. The Company has a good, marketable and valid leasehold interest in each Real Property subject to a Lease. With respect to each Lease: (i) the Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the Company is not in default under the Lease, nor, to the Knowledge of the Company, has any event occurred which, with the giving of notice or the passage of time, or both, would give rise to such a default or permit termination, modification or acceleration under the Lease; (iii) no party to any Lease has asserted a claim against the other party thereto that has not been resolved as of the Effective Date; (iv) the Lease has not been modified except as set forth on Schedule 4.11(a); (v) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease; and (vi) each Lease covers the entire estate it purports to cover. To the Knowledge of the Company: (A) each other party to each of said Leases is not in default under any of said Leases and (B) there is no event which, with the giving of notice or the passage of time, or both, would give rise to such a default. After giving effect to the Closing, each Lease will be valid and effective in accordance with its terms.

(b)       The Acquired Companies do not own any Real Property. All of the real property owned by any of the Private Funds or any Subsidiary of a Private Fund is identified in Schedule 4.11(b) of the Disclosure Schedules (herein referred to as the “Fund Real Property”). True, correct and complete copies of any portion of the Fund Real Property have been made available to the Buyer, together with all amendments, modifications, waivers (that pertain to any period from and after the Effective Date) and side letters related thereto (each individually an “Owned Property Lease” and, collectively, the “Fund Property Leases”). Each Fund Property Lease has been duly authorized and executed by the applicable Private Fund as a party thereto and, to the Knowledge of the Company, each of the other parties thereto, and is in full force and effect. With respect to each Fund Property Lease: (i) such Fund Property Lease is legal, valid, binding, enforceable and in full force and effect; (ii) no Private Fund or Subsidiary of a Private Fund is in default under such Fund Property Lease, nor, to the Knowledge of the Company, has any event occurred which, with the giving of notice or the passage of time, or both, would give rise to such a default or permit termination, modification or acceleration under such Fund Property Lease; (iii) no party to any Fund Property Lease has asserted a claim against the other party thereto that has not been resolved as of the Effective Date; (iv) the Lease has not been modified except as has been made available to the Buyer; (v) no Private Fund or Subsidiary of a Private Fund has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the such Fund Property Lease; and (vi) each Fund Property Lease covers the entire estate it purports to cover. After giving effect to the Closing, each Fund Property Lease will remain valid and effective in accordance with its terms.

40

(c)       Each third party valuation and/or appraisal of each Fund Real Property, including each mark-to-market valuation and/or appraisal, as of the Effective Date has been (and, as of the Closing Date, will have been) conducted and performed by a bona fide independent third party valuation and/or appraisal firm capable of valuing and/or appraising such Fund Real Property (including by conducting and performing mark-to-market valuations and/or appraisals) in good faith and in material compliance with all applicable Laws and industry standards, and none of any Acquired Company, any Private Fund, or any of their respective Affiliates as of the Effective Date has (or, as of the Closing Date, will have) relied upon or utilized any other third-party valuation and/or appraisal of any Fund Real Property (whether in respect of the Business, any financial statements relating to the Business, or otherwise).

(d)       The Acquired Companies have good and marketable title to, a valid leasehold interest in or a valid license to use, all of the tangible assets used by such Acquired Companies, or shown on the Most Recent Balance Sheet or acquired thereafter (collectively, the “Tangible Assets”), free and clear of all Liens. The Tangible Assets are in good operating condition (normal wear and tear excepted) and are fit in all material respects for use in the ordinary course of business. The Tangible Assets, including all improvements and modifications thereto, and the use of such assets by the Company, conform to the applicable zoning and building laws in all material respects. The Tangible Assets constitute all of the material tangible assets that are necessary for the current operation of the Acquired Companies’ respective businesses. Since the date of the Most Recent Balance Sheet, no Acquired Company has suffered any theft, damage, destruction or casualty loss to the Tangible Assets, whether or not covered by insurance.

Section 4.12     Taxes.

(a)       Each of the Acquired Companies has filed, or has caused to be filed on its behalf, all income and other material Tax Returns required to be filed by it (taking into account any applicable extensions of time to file), and all such Tax Returns are true, correct and complete in all material respects and were prepared in material compliance with all appliable Laws. Each of the Acquired Companies has timely paid or caused to be paid all Taxes and payments in lieu of Taxes required to be paid by it, and whether or not shown on any Tax Returns.

(b)       There are no Liens for Taxes upon any of the assets of the Acquired Companies, other than statutory liens for Taxes not yet due and payable.

(c)       The unpaid Taxes of the Acquired Companies did not, as of the date of the Most Recent Balance Sheet exceed the reserve for Tax Liability (rather than the reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto). Since the date of the Most Recent Balance Sheet, none of the Acquired Companies has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(d)       All Taxes required to be withheld by any of the Acquired Companies including, but not limited to, Taxes arising as a result of payments, including salaries and wages, to foreign persons, creditors, other third parties or to employees of any of the Acquired Companies, have been collected and withheld, and have either been paid to the respective Taxing Authorities, set aside in accounts for such purpose, or accrued, reserved against, and entered on the books and records of the Acquired Companies. Each of the Acquired Companies has complied in all material respects with the information reporting and record keeping requirements under all applicable Laws relating to Taxes, including retention and maintenance of required records with respect to any of the foregoing Taxes that were withheld by the Acquired Companies.

(e)       The Company has made available to the Buyer: (i) true, correct and complete copies of the Acquired Companies’ income and other material Tax Returns for each of its preceding four taxable years; and (ii) all audit reports and statements of deficiencies assessed against or agreed to by the Acquired Companies.

41

(f)       At all times during its existence, the Company has been treated as a partnership for all applicable income Tax purposes, and each Seller has included its allocable share of the Company’s income on its applicable Tax Returns. Schedule 4.12(f) of the Disclosure Schedules sets forth the U.S. federal income Tax treatment of each Subsidiary of the Company.

(g)       No Taxing Authority is now asserting in writing or, to the Knowledge of the Company, threatening to assert against any of the Acquired Companies any deficiency or claim for additional Taxes. No written claim or, to the Knowledge of the Company, threatened claim, has ever been made by a Taxing Authority in a jurisdiction where the Acquired Companies do not file Tax Returns that any of the Acquired Companies is or may be subject to taxation by that jurisdiction. None of the Acquired Companies has entered into a closing agreement pursuant to Section 7121 of the Code or with any Taxing Authority.

(h)       There has not been any audit of any Tax Return filed by any of the Acquired Companies which audit has not been resolved, no such audit is in progress, and none of the Acquired Companies has been notified in writing by any Taxing Authority that any such audit is contemplated or pending. No extension of time with respect to any date on which a Tax Return was or is to be filed by any of the Acquired Companies is in force (other than customary extensions for which no approval is required), and no waiver or agreement by the Company is in force for any statute of limitations or extension of time for the assessment or payment of any Taxes.

(i)       None of the Acquired Companies (including as successor to any Person) has ever been (or has ever had any liability for unpaid Taxes because it once was) a member of an “affiliated group” (as defined in Section 1504(a) of the Code) or any similar group for federal, state, local or foreign Tax purposes. None of the Acquired Companies is a party to, nor does any of the Acquired Companies have any obligation under, any Tax sharing, Tax indemnity, Tax allocation or similar agreement (excluding, for this purpose, customary commercial Contracts entered into in the ordinary course of business and not primarily related to Taxes) (each, a “Tax Sharing Agreement”). None of the Acquired Companies has any Liability for the Taxes of any other Person: (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law); (ii) as a transferee or successor; (iii) by Contract; or (iv) otherwise.

(j)       None of the Acquired Companies has engaged in any “reportable transaction” under Section 6011 of the Code and the Treasury Regulations thereunder, or any other transaction requiring disclosure under analogous provisions or state, local or foreign Tax law. Each of the Acquired Companies has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or non-U.S. law.

(k)       None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date, including any adjustment pursuant to Sections 481 or 263A of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law) executed on or prior to the Closing; (iv) installment sale or open transaction disposition made on or prior to the Closing; or (v) prepaid amount or deferred revenue received on or prior to the Closing Date. None of the Acquired Companies has any outstanding liability for Taxes under Section 965 of the Code.

42

(l)        None of the Acquired Companies: (i) has been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law); (ii) has been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law); (iii) has been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (iv) has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(m)      Neither the execution and delivery of this Agreement or the other Transaction Documents, nor the consummation of the Transaction or thereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).

(n)       No Person is entitled to receive any Tax “gross-up” or similar “make whole” payment from any of the Acquired Companies.

(o)       None of the Acquired Companies has made an election pursuant to Section 1101(g)(4) of P.L. 144-74 (2015) (or any corresponding or similar provision of U.S. state, local or non-U.S. law or any Treasury Regulations promulgated with respect thereto).

(p)       If the Company were taxable as a C corporation as of immediately prior to the Closing, the Company would not be a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(q)       No Acquired Company has ever requested or received, in respect of Taxes, a ruling, technical advice memorandum or similar ruling or memorandum from any Governmental Authority that will have continuing effect after the Closing Date or signed a closing or other agreement with any Taxing Authority that will have continuing effect after the Closing Date.

(r)        For U.S. federal income Tax purposes, each of the Acquired Companies use the accrual method of accounting, and use December 31st as the end of their respective taxable years.

(s)       There is no power of attorney given by or binding upon any of the Acquired Companies with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired that is currently in effect.

(t)        None of the outstanding equity securities of the Acquired Companies constitutes “restricted equity” (i.e., equity that is subject to a risk of forfeiture) for purposes of the Code with respect to which an election under Section 83(b) of the Code has not been timely made.

(u)       Each of the Acquired Companies is in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction Contract or order of any Taxing Authority (each, a “Tax Incentive”), and the consummation of the Transaction will not have any adverse effect on the validity and effectiveness of any such Tax Incentive or otherwise result in the termination or recapture of any Tax Incentive.

(v)       None of the Acquired Companies has deferred the inclusion of any amounts in Taxable income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulations Section 1.451-5, Sections 451(c) 455, 456 or 460 of the Code or any corresponding or similar provision of applicable Laws (irrespective of whether or not such deferral is elective).

43

(w)      None of the Acquired Companies is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment (as defined in any applicable tax treaty) or other fixed place of business in such other country.

(x)       None of the Acquired Companies is a party to any joint venture, partnership or other arrangement or contract treated or that could reasonably be expected to be treated as a partnership for U.S. federal income Tax purposes.

(y)       None of the Acquired Companies has made any PTET Election in any jurisdiction.

Section 4.13     Absence of Certain Changes. Since the Most Recent Balance Sheet, (a) each Acquired Company has conducted the Business only in the ordinary course and consistently with its prior practices; and (b) none of the Acquired Companies has taken any action which, had it occurred after the Effective Date and prior to the Closing, would have required the Buyer’s consent pursuant to Section 6.01.

Section 4.14     Insurance Policies. All insurance policies covering the Acquired Companies are listed on Schedule 4.14 of the Disclosure Schedules (not including any insurance policy constituting an Employee Benefit Plan, which is covered by the representations in Section 4.21) (the “Insurance Policies”), together with a description of any claim paid out or pending in the last three years. True, correct and complete copies of the Insurance Policies have been made available to the Buyer. All of the Insurance Policies are in full force and effect and will continue in full force and effect following the consummation of the Transaction. None of the Acquired Companies (or the Sellers or any of their respective Affiliates that is the holder of such insurance policy) is in default under any Insurance Policy and policy limits have not been materially eroded by the payment of claims under any Insurance Policy. The Insurance Policies (a) collectively are sufficient for compliance with all requirements of applicable Laws and all Contracts to which the Acquired Companies are a party or are otherwise bound; (b) are issued by an insurer that is financially sound and reputable; and (c) do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Acquired Companies. All premiums due and payable under all the Insurance Policies have been paid. No default exists with respect to the obligations of any of the Acquired Companies under any Insurance Policy, and the Acquired Companies have not received any notification of cancellation of any Insurance Policies. The Acquired Companies have given timely notice to the applicable insurer of all material insured claims. To the Knowledge of the Company, there are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders, and there are no pending claims by any of the Acquired Companies to which the insurers have questioned, disputed, denied coverage or otherwise reserved rights. None of the Acquired Companies have been refused any insurance, nor has their coverage been limited, by any insurance carrier to which they have applied for insurance. To the Knowledge of the Company, no circumstances exist which would cause any Insurance Policy to fail to be renewed on terms materially identical to those currently in effect. Except as set forth on Schedule 4.14 of the Disclosure Schedules, the Acquired Companies have not had any self-insurance or co-insurance program.

Section 4.15     Transactions with Interested Persons. (a) None of the Sellers or any of their respective Affiliates is a party to any Contract with any Acquired Company; (b) none of the Sellers or any of their respective Affiliates nor any of the Acquired Companies is a party to any Contract or transaction with any manager, partner, director, officer, or employee of the Acquired Companies or any of the respective Immediate Family members or Affiliates of any of the foregoing Persons (any Contracts described in clauses (a) and (b) of Schedule 4.15 of the Disclosure Schedules, the “Related Party Agreements”); and (c) none of the Sellers or any of their respective Affiliates, or any manager, partner, director, officer, or employee of the Acquired Companies owns, directly or indirectly on an individual or joint basis, any interest (excluding passive investments in the shares of any publicly traded corporation, provided such Person’s holdings therein, together with any holdings of such Person’s Immediate Family members and their respective Affiliates, are less than one percent (1%) of the outstanding shares or comparable interest in such publicly traded corporation in the aggregate) in, or serves as a manager, partner, director, officer, employee, independent contractor, member, stockholder, securityholder, or in another similar capacity of: (i) any creditor, competitor, supplier, or distributor of any of the Acquired Companies or any of the Private Funds; (ii) any Client or any Investor; or (iii) any Person that, directly or indirectly, provides, or has provided, valuation and/or appraisal services: (A) to any of the Acquired Companies or any of the Private Funds; or (B) in connection with or in regards to any Investment of any Acquired Company or any Private Fund.

44

Section 4.16     Material Contracts.

(a)       Except as set forth in Schedule 4.16 of the Disclosure Schedules, as of the Effective Date, none of the Acquired Companies is a party to (or otherwise bound by) any of the following (each a “Material Contract”):

(i)         Advisory Contract or any other Contract for the provision of Investment Management Services or other similar services;

(ii)        Contract (including, for the avoidance of doubt, any side letter) with any Investor or relating to an Investment;

(iii)       Contract for the provision of services (other than Investment Management Services) to Clients or Investors (e.g., brokerage services, Tax preparation, or similar services);

(iv)       Contract for the employment or engagement of any employee or Contingent Worker of any of the Acquired Companies (together, “Service Providers”) on a full time, part time, consulting or other basis: (A) providing for aggregate compensation, whether cash and/or otherwise, which may exceed $75,000 per annum; (B) providing for the payment and/or accelerated vesting of any form of compensation or benefits upon the consummation a transaction; or (C) otherwise restricting any of the Acquired Companies’ ability to terminate the employment or engagement of such Service Provider at any time for any reason or no reason without penalty or Liability;

(v)       Contract with current or former employees or Contingent Workers pursuant to which the Acquired Companies, as of the Closing Date, are or will be paying, or are or will have an obligation to pay, severance or other post-termination pay to such individuals, along with the dollar amount of any outstanding severance or other post-termination pay owed to such individuals as of the Closing Date;

(vi)       collective bargaining agreement, works council agreement or other Contract with any labor union, works council, or other employee organization;

(vii)      any settlement agreement or release agreement with any current or former employee or Contingent Worker under which any Acquired Company has continuing obligations;

(viii)      Contract for the purchase of any assets, material, or equipment except purchase orders in the ordinary course;

(ix)       Contract for the sale of all or any portion of the assets of one or more of the Acquired Companies or any Contract for the purchase of all or any portion of the assets of any other entity pursuant to which any of the Acquired Companies has any continuing obligations;

45

(x)       Contract with any investment or research consultant, placement agent, solicitor, sales agent, finder, or otherwise with respect to the referral of business;

(xi)      Contract that limits or purports to limit the ability of any Acquired Company or any of its Affiliates from: (A) engaging or competing in any line of business or with any Person; (B) providing any services or investment opportunities to any Person; (C) soliciting any business or any Person for business; or (D) soliciting any employees or hiring any Person, in each instance, in any geographic area or during any period of time;

(xii)     Contract that requires any Acquired Company or any of its Affiliates to deal exclusively with any Person or requiring any Person to deal exclusively with any Acquired Company or any of its Affiliates;

(xiii)     Contract that contains any reference to, or any provision regarding, one or more “key persons;”

(xiv)     license or other Contract under which any of the Acquired Companies has been granted rights in or under items of Intellectual Property (other than non-exclusive retail shrink-wrap or click-wrap licenses for commercial off-the-shelf software that is generally available for a total cost of $250), and all trademark co-existence agreements or covenants not to sue to which any Acquired Company is a party;

(xv)      license or other Contract under which any of the Acquired Companies has granted to another Person rights in or under items of Intellectual Property or IT Assets owned or licensed by any Acquired Company;

(xvi)     Contract relating to the provision or receipt of services relating to Intellectual Property or IT Assets owned or licensed by any Acquired Company;

(xvii)    Contract relating to any Indebtedness to which any Acquired Company or any of its Subsidiaries is party, including any of: (A) the borrowing or lending of money (including making any debt investment); (B) guaranteeing any liability of another Person; or (C) granting, permitting, or otherwise suffering to exist any Lien on any of its assets or property, and except for ordinary course trade payables outstanding for not more than 90 days that are not secured by any Lien, none of the Acquired Companies has any Indebtedness of the type described in any of clauses (a) through and including (j) of the definition of such term and none of the Acquired Companies’ assets are subject to any Lien other than transfer restrictions arising under applicable Laws;

(xviii)    side letter or other Contract, arrangement, or understanding (written or oral) relating to this Agreement, the other Transaction Documents, or the Transaction (other than any such side letter or other Contract, arrangement, or understanding to which the Buyer or any of its Affiliates is a party or which is otherwise contemplated by this Agreement or any other Transaction Document);

(xix)     Contract under which any Seller (in each case, with respect to the Acquired Companies and Private Funds) or Acquired Company is obligated, directly or indirectly, to make any capital contribution, co-investment, provision of seed capital, or other investment in any Person, or otherwise invest in any Person (other than any investments made on behalf of any Clients);

(xx)         Contract that provides for earn-outs or other similar contingent obligations;

46

(xxi)     Contract that contains a: (A) “clawback” or similar undertaking regarding the reimbursement, refund, or repayment of any fees or other amounts (whether performance based or otherwise, including in respect of any carried interest, promote, incentive fees, or incentive distributions) paid to: (x) any Acquired Company or any Representative thereof; or (y) any General Partner; or (B) a “most favored nation” or similar provision;

(xxii)     joint venture, strategic alliance, or partnership;

(xxiii)    Contract (including, for the avoidance of doubt, any side letter) involving or relating to: (A) a sharing of profits or revenues; (B) a sharing of expenses; or (C) the right of any Acquired Company or any other Person to set-off any amounts owed to, or payable by, such Acquired Company or other Person;

(xxiv)    Contract relating to the provision or receipt of valuation and/or appraisal services;

(xxv)    Contract creating material obligations of any of the Acquired Companies not specifically disclosed elsewhere under this Agreement; or

(xxvi)    Contract that contains a commitment to do any of the foregoing.

(b)      All of the Material Contracts to which any Acquired Company is a party are valid, binding and enforceable against the applicable Acquired Company and enforceable by the applicable Acquired Company against the other parties thereto, in accordance with their respective terms. The Acquired Companies have properly conducted and paid all amounts to be paid by the Acquired Companies and otherwise performed all material obligations required to be performed by them under such Contracts and the Acquired Companies have not received any notice that any of the Acquired Companies is in default under or in breach of any such Contract. To the Knowledge of the Company, (i) no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by any of the Acquired Companies under any such Material Contract and (ii) no other party to any such Material Contract is in breach thereof or default thereunder and none of any of the Acquired Companies or any Seller has received any notice of termination, cancellation, breach or default under any such Material Contract. There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any of the Acquired Companies under any of the Material Contracts with any Person and no such Person has made written demand for such renegotiation. The Acquired Companies shall have the benefit of each such Material Contract and shall be entitled to enforce each such Material Contract immediately following the Closing. None of the Acquired Companies has during the two years prior to the Effective Date obtained or granted any material waiver of or under any provision of any such Material Contract.

47

Section 4.17     Environmental Matters. Each of the Acquired Companies and each Private Fund is, and for the past five years has been, in compliance in all material respects with all applicable Environmental Laws. Each of the Acquired Companies and each Private Fund holds, and is in compliance in all material respects with, all governmental permits, licenses, franchises, certificates, approvals, consents, certificates of authorization, registrations and other authorizations required for its operations and Real Property under Environmental Laws. There is no civil, criminal, arbitral or administrative action, suit, hearing, investigation, inquiry, order, decree or proceeding pending or, to the Knowledge of the Company, threatened against any Acquired Company, any Private Fund or any of its Real Property that is based on or alleges liability under Environmental Laws. No Acquired Company or Private Fund has received any written claim, notice or information request alleging that any Acquired Company, Private Fund or its Real Property is in material violation of, or may have material liability under, Environmental Laws, which, in each case, was either received within the past five years or the subject of which remains unresolved. No Hazardous Material has been Released: (a) as a result of any Acquired Company’s or Private Fund’s operations; (b) at, to, on, under or from any real property currently or formerly owned, leased, or operated by any Acquired Company or Private Fund; or (c) at, to, on, under or from any real property at or to which any Acquired Company or Private Fund has disposed of, arranged for the disposal of, or transported (or arranged for the transport of) any Hazardous Material, in the case of each of clauses (a), (b) and (c), in an amount, manner, condition or concentration that has resulted, or would reasonably be expected to result, in material liability to any Acquired Company or Private Fund under Environmental Laws. No Acquired Company or Private Fund has assumed (whether by Contract or operation of law), or provided an indemnity with respect to, any material liability (including any investigatory, corrective, or remedial obligation) of any other Person arising under Environmental Laws. Neither this Agreement nor the consummation of the Transaction will result in any obligations for site investigation or cleanup, or notice or consent to or of any Governmental Authority, pursuant to any state transfer act or any other “transaction-triggered” Environmental Laws. The Company has made available to Buyer copies of all material environmental audits, assessments, reports, and other material environmental documents relating to the Acquired Companies’ and Private Funds’ past or current operations, properties or facilities, which, in each case, are in any Acquired Company’s possession or reasonable control.

Section 4.18     Intellectual Property; Privacy Matters.

(a)       The Acquired Companies have exclusive ownership of, or a license or other right to use, all Intellectual Property used in or necessary for the Business of the Acquired Companies as presently conducted. All Company Intellectual Property owned by, or that the Company purports to be owned by, any of the Acquired Companies is exclusively owned by the Acquired Companies, free and clear of all Liens.

(b)       Schedule 4.18(b) of the Disclosure Schedules sets forth a complete and accurate list of all Registered Intellectual Property and material unregistered Marks owned by, or that the Company purports to be owned by, any of the Acquired Companies, in each case including, to the extent applicable: (i) the owner of such filing, issuance or registration; (ii) the date of filing, issuance or registration; (iii) the filing, issuance or registration number; (iv) the name of the body where the filing, issuance or registration was made; and (v) in the case of domain names, the domain registrar. Schedule 4.18(b) of the Disclosure Schedules also sets forth the social medial accounts (with the social media handles), email addresses and telephone numbers used in the Business. Each item of Registered Intellectual Property is valid, subsisting and, to the Knowledge of the Company, enforceable, and has not been abandoned or cancelled. All Registered Intellectual Property is registered in the name of one of the Acquired Companies, has been duly maintained (including the payment of maintenance fees) and is currently in compliance with formal legal requirements and all required filings and payments with respect to the Registered Intellectual Property due through the Effective Date have been made.

(c)       There are no pending or, to the Knowledge of the Company, threatened claims or demands against any Acquired Company alleging that any of the operations of the Business or any activity by the Acquired Companies infringes or violates (or in the past infringed or violated) the rights of any other Person in or to any Intellectual Property (“Third Party IP”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP, or that any of the Company Intellectual Property is invalid or unenforceable. No Proceedings are pending or, to the Knowledge of the Company, threatened, against any Acquired Company that challenge the rights of the Acquired Companies in respect of any of the Company Intellectual Property.

48

(d)       Each Acquired Company has taken commercially reasonable actions designed to maintain the confidentiality and value of its Trade Secrets. No Acquired Company has made valuable proprietary and confidential information of any Acquired Company available to any Person outside the Acquired Company except pursuant to written agreements requiring the recipients to maintain the confidentiality of such information and restricting the use of such information.

(e)       Each current or former employee, advisor, partner, consultant or contractor of any Acquired Company that has been involved in the creation, invention or development of material Intellectual Property for or on behalf of such Acquired Company (each such Person, a “Contributor”), has executed and delivered a written Contract with such Acquired Company that presently assigns to such Acquired Company all inventions, improvements, ideas, discoveries, developments, writings, works of authorship, know-how, processes, methods, technology, data, information and other Intellectual Property relating to the business of the Acquired Companies and any of the products or services being researched, developed, manufactured or sold by the Acquired Companies or that may be used with any such products or services, and all Intellectual Property relating thereto. Without limiting the foregoing, no Contributor owns or has any right, claim, interest or option, including the right to further remuneration or consideration, with respect to any Company Intellectual Property, nor has any Contributor made any assertions in writing to the Acquired Companies with respect to any alleged ownership or any such right, claim, interest or option, nor threatened any such assertion; and neither this Agreement and the other Transaction Documents nor the consummation of the Transaction contemplated thereby will provide any Contributor with any such right, claim, interest or option.

(f)        Neither the operation of the Business, nor any activity by any Acquired Company, infringes or violates (or in the past infringed or violated) any Third Party IP or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP. To the Knowledge of the Company, there is no, nor has there been, any infringement, misappropriation or other violation by other Persons of any Company Intellectual Property or the subject matter thereof.

(g)       No funding, facilities or personnel of any Governmental Authority, university, college, other educational institution or research center was used directly or indirectly in connection with the development of any Company Intellectual Property owned or purported to be owned by any of the Acquired Companies in such a manner as to give any of the foregoing any claim or right, current or contingent, in or to any Company Intellectual Property.

(h)       The Acquired Companies have obtained and possess valid licenses to use or otherwise have the right to use all of the Software present on the computers and other Software-enabled electronic devices that they own or lease or that they have otherwise provided to their employees and contractors for use. The Software, computers, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment of the Acquired Companies (collectively, the “IT Assets”) are in sufficient working condition to effectively perform all information technology operations necessary to conduct the Acquired Companies’ business, including with respect to redundancy and scalability. Each component of the IT Assets is either under manufacturer’s warranty or covered by a support plan. All IT Assets have been maintained in material accordance with the applicable standards set by the manufacturers or otherwise in accordance with commercially reasonable standards prudent in the industry, designed to ensure proper operation, monitoring and use; for example and without limitation of the foregoing, maintenance of and software releases and firmware for all IT Assets up-to-date. The Acquired Companies have not experienced within the past three years any material disruption to, or material interruption in, the IT Assets that has not been effectively remedied. The Acquired Companies have implemented commercially reasonable measures designed to protect the confidentiality and security of the IT Assets and all information stored or contained therein or transmitted thereby against any unauthorized use, access, interruption, modification or corruption. The Acquired Companies have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Assets.

49

(i)        Following the Closing Date, the Buyer will have the same rights and privileges in the Company Intellectual Property as the Acquired Company had in the Company Intellectual Property immediately prior to the Closing Date.

(j)        Each Acquired Company and Private Fund complies, has at all times complied, and has required all third parties acting on behalf thereof that has or have accessed or processed Personal Data collected by or on behalf of such Acquired Company or Private Fund (“Processors”) to comply, with all: (i) applicable Privacy Laws; (ii) their contractual obligations (including, but not limited to, those with customers) relating to the processing of Personal Data; and (iii) public-facing privacy, data handling and/or security policies of the Acquired Companies or Private Funds (as applicable) (clauses (i), (ii) and (iii) are collectively referred to as the “Privacy Laws and Requirements”).

(k)       Each Acquired Company and Private Fund has implemented, documented, and maintained, and has contractually required all Processors to implement and maintain, at all times, reasonable and appropriate technical, administrative, and organizational policies and measures designed to protect the confidentiality, privacy, and security of all Personal Data and trade secrets or confidential information of each Acquired Company and Private Fund.

(l)        Each of the Acquired Companies and Private Funds maintains and complies with public-facing privacy policies that describe their respective policies with respect to the collection, use, storage, retention, disclosure, transfer, disposal or other processing of Personal Data. The Company has made available to the Buyer true, correct and complete copies of all such privacy policies. Each such privacy policy complies with all applicable Privacy Laws and Requirements, and none of the disclosures made or contained in any such privacy policy or in any such materials has violated any Privacy Laws and Requirements. None of the disclosures made or contained in such privacy policies or other materials related to the Acquired Companies’ and Private Funds’ processing of Personal Data has been inaccurate, misleading, deceptive, or in violation of any Privacy Laws and Requirements, including by containing any material omission. None of the Acquired Companies has sold any Personal Data. None of the Acquired Companies has employed any third party advertising cookies, pixels, or trackers on any of its websites or investor portals.

(m)      There are no Proceedings currently pending before any Governmental Authority, against any Acquired Company or Private Fund, with respect to the collection, use, retention, disclosure, transfer, storage or disposal of Personal Data, and there have been no such Proceedings. There are no facts or circumstances which would credibly serve as the basis for any such allegations or claims. None of the Acquired Companies or Private Funds is subject to the Payment Card Industry Data Security Standards or rules of self-regulatory organizations, codes of conduct, or other industry frameworks concerning the processing or protection of Personal Data. The Acquired Companies and Private Funds have at all times taken reasonable steps to protect Personal Data against loss and against unauthorized access, use, modification, disclosure or other misuse. There has been no unauthorized access to, unauthorized disclosure of and/or other misuse of any Personal Data, nor have there been any material security incidents or material breaches of security of any of the IT Assets or any other information systems used to store or otherwise process Personal Data, including any circumstance that would require notice to any Governmental Authority or any Person.

(n)       Except as set forth in Schedule 4.10(k) of the Disclosure Schedules, each of the Acquired Companies and Private Funds has: (i) regularly conducted and regularly conduct vulnerability testing, risk assessments, and external audits of, and tracks security incidents related to, each of the Acquired Companies and Private Funds information technology systems (collectively, “Information Security Reviews”); (ii) timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews; (iii) timely installed software security patches and other fixes designed to identified technical information security vulnerabilities; and (iv) made available true and complete copies of the Acquired Company’s most recent Information Security Reviews. Each of the Acquired Companies and Private Funds provides its employees with regular training on privacy and data security matters.

50

(o)       The consummation of the Transaction will not violate any of the applicable Privacy Laws and Requirements as they currently exist or as they existed at any time during which any of the Personal Data was collected or obtained by each of the Acquired Companies and Private Funds.

Section 4.19     Powers of Attorney; Bank Accounts.

(a)       No Acquired Company or Private Fund has any outstanding powers of attorney.

(b)       Schedule 4.19(b) set forth each bank account of each Acquired Company and each authorized signatory with respect thereto.

Section 4.20     Employee and Labor Matters.

(a)       The Acquired Companies are not, and have not at any time been since the Lookback Date, bound by any collective bargaining or similar agreement with any union or work rules or practices with respect to its employees or Contingent Workers. There is no labor strike, work stoppage, picketing, lockout, walkout or other organized work interruption pending or, to the Knowledge of the Company, threatened against the Acquired Companies, and the Acquired Companies have not experienced any such organized work interruption since the Lookback Date. There are, and have been since the Lookback Date, no labor unions or other organizations representing or purporting to represent any employees or Contingent Workers and, to the Knowledge of the Company, no union organization campaign is in progress with respect to any employees or Contingent Workers of the Acquired Companies. There are, and have been since the Lookback Date, no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Authority, nor any grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending or, to the Knowledge of the Company, threatened by or on behalf of any employees of any of the Acquired Companies.

(b)       The Acquired Companies are, and have been at all times since the Lookback Date, in compliance with all Laws respecting labor and employment matters, including fair employment practices, terms and conditions of employment of former, current and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, restrictive covenants, work authorization and immigration, unemployment compensation, workers’ compensation, employee leave, classification of employees, classification of independent contractors or any other labor and employment-related matters. Since the Lookback Date, none of the Acquired Companies is, or has been, a party to, or otherwise bound by, any consent decree with, or citation from, any Governmental Authority relating to employees, Contingent Workers or labor or employment practices.

(c)       (i) The Acquired Companies are not delinquent in any payments to any employee or Contingent Worker and have paid in full to all of their employees and Contingent Workers, or adequately accrued in accordance with GAAP all compensation and benefits due to or on behalf of such employees or Contingent Workers; (ii) there is no claim with respect to the payment of wages, salary, overtime pay or benefits that has been asserted since the Lookback Date or is now pending or, to the Knowledge of the Company, threatened before any Governmental Authority with respect to any Persons currently or formerly employed or engaged by any of the Acquired Companies; and (iii) no Acquired Company is currently liable for any employment taxes or any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

51

(d)       Since the Lookback Date, none of the Acquired Companies has engaged in or effectuated any “plant closing,” “business closing,” or “mass layoff” or similar group employment loss as defined in the federal Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state, local or foreign law or regulation (the “WARN Act”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Acquired Companies. During the ninety (90) day period preceding the Effective Date, no employee or Contingent Worker has suffered an “employment loss” as defined in the WARN Act with respect to the Acquired Companies.

(e)        There are no Liabilities, whether contingent or absolute, of any of the Acquired Companies relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier. With respect to each Employee Benefit Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.

(f)         Schedule 4.20(f) of the Disclosure Schedules contains a true, correct and complete list (by employer) of all employees of the Acquired Companies as of the Effective Date, setting forth for each employee: their name; current annual salary rate or current hourly wage rate, as applicable; target bonus opportunity; commission eligibility; hire date; accrued vacation and paid-time-off; principal work location (city, state and country); status (i.e., active or inactive and if inactive, the type of leave and estimated duration); whether classified as exempt or nonexempt from the application of state and federal wage and hour laws; full-time or part-time; any visa or work permit status and the date of expiration, if applicable; and the total amount of bonus, retention, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the Transaction.

(g)       Schedule 4.20(g) of the Disclosure Schedules contains a list (by Acquired Company) of all independent contractors, consultants, temporary employees, leased employees or other agents employed or used by any of the Acquired Companies and classified by the Acquired Companies as other than employees (“Contingent Workers”) currently engaged by each Acquired Company as of the Effective Date, along with the following information for each Contingent Worker: the role or position in the business, date of retention, end date (if applicable), location (city, state and country) and rate of remuneration for each such Contingent Worker. Each Acquired Company has made all appropriate filings in connection with services provided by, and compensation paid to, such Service Providers. Each Contingent Worker has entered into a written agreement with the applicable Acquired Company containing customary covenants regarding confidentiality, non-competition and assignment of Intellectual Property, copies of which have been made available to the Buyer.

(h)       Currently and since the Lookback Date, no Acquired Company is, or has been, involved in any way in any Proceeding, including any litigation, governmental audit, governmental investigation, administrative agency proceeding, private dispute resolution procedure, or investigation of alleged employee misconduct, in each case with respect to employment or labor matters (including but not limited to allegations of employment discrimination, retaliation, noncompliance with wage and hour laws, the misclassification of independent contractors or employees, violation of restrictive covenants, sexual harassment, other unlawful harassment or unfair labor practices).

52

(i)        Since the Lookback Date, no allegations or investigations of sexual harassment, other unlawful harassment or unlawful discrimination or retaliation have been made to or involved any Acquired Company with respect to any employee or Contingent Worker of the Acquired Company and no Acquired Company has otherwise become aware of any such allegations or investigations. To the Knowledge of the Company, there are no facts that would reasonably be expected to give rise to claim of sexual harassment, other unlawful harassment or unlawful discrimination or retaliation against or involving any Acquired Company or any Acquired Company employee or Contingent Worker since the Lookback Date.

(j)        No Acquired Company is a government contractor or subcontractor for purposes of any applicable Laws with respect to the terms and conditions of employment, including, without limitation, the Service Contract Act or prevailing wage laws.

(k)       Except as set forth on Schedule 4.20(k)(i) of the Disclosure Schedules, all employees of the Acquired Companies are employed at-will and no employee is subject to any employment contract with any Acquired Company, whether oral or written. Schedule 4.20(k)(ii) of the Disclosure Schedules identifies each employee of the Acquired Companies who is subject to a non-competition, non-solicitation, confidentiality and/or invention assignment agreement with one or more of the Acquired Companies and a form of each agreement has been provided to the Buyer.

(l)        Except as set forth on Schedule 4.20(l) of the Disclosure Schedules, in the past 12 months: (i) no officer, executive or Key Employee’s employment with any of the Acquired Companies has been terminated for any reason; and (ii) no officer, executive or Key Employee, or group of employees or Contingent Workers, has expressed any plans to terminate his, her or its employment or service arrangement with any of the Acquired Companies.

Section 4.21     Employee Benefit Plans.

(a)       Schedule 4.21(a) of the Disclosure Schedules lists all Employee Benefit Plans. None of the Acquired Companies has a plan or commitment to adopt or enter into any additional Employee Benefit Plans or to amend or terminate any existing Employee Benefit Plan. Each Employee Benefit Plans may be amended, terminated, or otherwise modified (including cessation of participation) by the applicable Acquired Company to the greatest extent permitted by applicable Laws, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Employee Benefit Plans has failed to effectively reserve the right of such Acquired Company or ERISA Affiliate to so amend, terminate or otherwise modify such Employee Benefit Plan. Each asset held under each Employee Benefit Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability other than ordinary administration expenses.

(b)       The Company has made available to the Buyer a true, correct and complete copy, as applicable, of (i) each Employee Benefit Plan (including any amendments thereto) and descriptions of all material terms of any such plan that is not in writing; (ii) the three most recent annual reports filed with respect to each Employee Benefit Plan required to make such a filing; (iii) the most recent summary plan description for each Employee Benefit Plan for which a summary plan description is required by applicable Laws and any other notice or description provided to employees (as well as any modifications or amendments thereto); (iv) in the case of any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Employee Benefit Plan’s continued qualification; (v) the three most recently prepared actuarial reports, financial statements and trustee reports, if any, relating to the Employee Benefit Plan; (vi) all material records, notices and filings concerning IRS or U.S. Department of Labor audits or investigations; (vii) the last three years of non-discrimination testing results; and (viii) all material non-routine, written communications and filings relating to any Employee Benefit Plan.

53

(c)       Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Employee Benefit Plan and, to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan or require corrective action with the IRS or under the Employee Plans Compliance Resolution System to maintain such qualification. Each trust established in connection with any Employee Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

(d)       None of the Acquired Companies nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to or had any liability (whether contingent or otherwise) or obligation (including on account of any ERISA Affiliate) with respect to: (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA; (ii) a multiemployer plan (within the meaning set forth in Section 3(37) of ERISA); (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code; (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and none of the Acquired Companies nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(e)       None of the Acquired Companies has any obligation to provide (whether under an Employee Benefit Plan or otherwise) health, accident, disability, life or other welfare or insurance benefits to any current or former Service Providers or retirees of the Acquired Companies (or any spouse, beneficiary or dependent of the foregoing) beyond the termination of employment or other service of such Service Provider or retiree, other than health continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act or similar state law, and none of the Acquired Companies have ever promised to provide such post-termination benefits.

(f)        (i) Each Employee Benefit Plan is and has been established, operated, and administered in all material respects in accordance with applicable Laws and regulations and with its terms, including without limitation ERISA, the Code, and the Affordable Care Act. (ii) No Employee Benefit Plan is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. (iii) No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Employee Benefit Plan or any fiduciary or service provider thereof, and, to the Knowledge of the Company, there is no reasonable basis for any such litigation or proceeding. (iv) All payments and/or contributions required to have been timely made with respect to all Employee Benefit Plans either have been made or have been accrued in accordance with the terms of the applicable Employee Benefit Plan and applicable Laws. (v) The Employee Benefit Plans satisfy in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code. (vi) None of the Acquired Companies nor any current or former Service Provider thereof, nor, to the Knowledge of the Company, any other Person, has been engaged in any non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan. (vii) None of the Acquired Companies has at any time attempted to maintain, for any Employee Benefit Plan, a “grandfathered” status under the Affordable Care Act.

(g)       Neither the execution and delivery of this Agreement or the other Transaction Documents, nor the consummation of the Transaction or thereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former Service Provider of the Acquired Companies to any payment; (ii) increase the amount of compensation or benefits due to any such Service Provider or any such group of Service Providers; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; or (iv) further restrict any rights of any of the Acquired Companies to amend or terminate any Employee Benefit Plan.

54

(h)       The obligations of all Employee Benefit Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers. No Employee Benefit Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

(i)        No Employee Benefit Plan is subject to the laws of any jurisdiction outside the United States.

(j)        Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Employee Benefit Plan is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code. No amounts paid or payable by any Acquired Company are subject to any Tax or penalty imposed under Section 457A of the Code.

Section 4.22     Assets Under Management.

(a)       Set forth in Schedule 4.22(a) of the Disclosure Schedules are: (i) the aggregate dollar amount of Assets Under Management by the Acquired Companies as of the Base Date; and (ii) the aggregate Base Revenue Run-Rate as of the Base Date for those Advisory Contracts listed on Schedule 4.22(b) of the Disclosure Schedules.

(b)       Set forth in Schedule 4.22(b) of the Disclosure Schedules is a list as of the Base Date of all Advisory Contracts, setting forth with respect to each such Advisory Contract:

(i)       The name of the Client under such Advisory Contract, indicating any such Client that is a Related Person, together with a notation as to whether such Client is a Private Fund or a separately managed account, and the services provided by any Acquired Company to or for the benefit of such Client and the capacity in which such Acquired Company provides such services, including whether as a sponsor, adviser or sub-adviser, among other capacities;

(ii)      The amount of Assets Under Management by the Acquired Companies pursuant to such Advisory Contract;

(iii)     (A) The fee schedule in effect with respect to such Advisory Contract; (B) any other fees payable by the Client in connection with Investment Management Services provided by the Acquired Companies other than pursuant to such Advisory Contract; and (C) any fees or other payments required to be paid as of the Base Date by any Acquired Company to the Sellers, any employee of the Acquired Companies, or any of their respective Affiliates in connection with such Advisory Contract and/or the relationship with such Client;

(iv)     Any fee changes under such Advisory Contract, or changes in the amount of Assets Under Management pursuant to such Advisory Contract as a result of deposits or withdrawals made by the applicable Client (or, in the case of any Client that is a Private Fund, deposits or withdrawals made in such Client by Investors therein), in each case from the Base Date to the Effective Date;

55

(v)      Any pending withdrawals or redemptions of, or subscriptions or contributions for, interests of a Private Fund, or notices received by an Acquired Company that an Investor intends to withdraw or redeem, or subscribe or contribute for, interests of a Private Fund, pursuant to such Advisory Contract; and

(vi)     The manner of: (A) Consent required for the “assignment” under all Laws and such Advisory Contract by the applicable Acquired Company of such Advisory Contract resulting from the consummation of the Transaction, including whether express written consent is required under such Advisory Contract (including without limitation, in the case of a Private Fund, an indication of whether or not approval is required from the investors therein, as applicable) (“Assignable Advisory Contracts”), in the case of Advisory Contracts which do not terminate by their express terms and/or under Laws as a result of the consummation of such transactions (which Contracts are specifically identified on Schedule 4.22(b) of the Disclosure Schedules); or (B) approval required for the execution and delivery of a new Advisory Contract between the applicable Acquired Company and such Client in connection with the Transaction (including, in the case of a Private Fund, an indication of whether or not approval is required from the investors therein, as applicable), for those Advisory Contracts (“Terminating Advisory Contracts”) that will terminate by their express terms and/or under Laws as a result of the consummation of such Transaction (which contracts are specifically identified on Schedule 4.22(b) of the Disclosure Schedules), in each case, such that such existing or new Advisory Contract (as applicable) would be duly and validly authorized and approved under applicable Laws and would be in full force and effect between the applicable Acquired Company and such Client as of immediately following the Closing.

(c)       No Client or Investor has notified any Acquired Company or the Sellers that it intends to terminate or reduce its investment relationship with any Acquired Company or Private Fund or adjust the fee schedule with respect to any Contract with such Client or Investor. Except as set forth on Schedule 4.22(c), no Investor in: (i) Ceres Farms; (ii) Ceres Farmland Holdings; and/or (iii) Ceres Farmland, has: (A) withdrawn or redeemed any funds since January 1, 2023; or (B) notified any Acquired Company or any such Private Fund of such Investor’s intent to withdraw or redeem any funds.

(d)       Neither any Acquired Company nor any of its employees provides Investment Management Services to any Person other than pursuant to a written Advisory Contract.

(e)       Each Client and Investor in a Private Fund with respect to which any Acquired Company earns any performance based fees is a “qualified client” within the meaning of the Investment Advisers Act.

(f)        None of the Acquired Companies provides investment advisory services to: (i) any Person that is an investment company (within the meaning of the Investment Company Act); (ii) other than the Private Funds, any Person that would be an investment company (within the meaning of the Investment Company Act) but for the provisions of Section 3(c)(1), Section 3(c)(7), Section 3(c)(5), the final clause of Section 3(c)(3), or the third or fourth clauses of Section 3(c)(11) of the Investment Company Act; or (iii) any Person that is or is required to be registered under applicable Laws of the appropriate securities regulatory authority in the jurisdiction in which the issuer is domiciled (other than the United States or the states thereof), which is or holds itself out as engaged primarily in the business of investing, reinvesting or trading in securities.

(g)       As to each Client: (i) there has been in full force and effect an Advisory Contract at all times that an Acquired Company was performing Investment Management Services for such Client; and (ii) each investment made on behalf of each Client has been made in accordance with Laws and with such Client’s investment policies, guidelines and restrictions set forth in (or otherwise provided to the Acquired Companies pursuant to or in connection with) its Advisory Contract and Organizational Documents, to the extent applicable, in effect at the time the investments were made, and has been held thereafter in accordance with such investment policies, guidelines and restrictions.

56

(h)       No Client is (or is acting on behalf of) or, within the past six years, has been (or has been acting on behalf of): (i) an employee benefit plan, as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA or a plan, as defined in and that is subject to Section 4975 of the Code; (ii) an entity whose assets include the assets of any such employee benefit plan or a plan, within the meaning of ERISA and applicable regulations; (iii) an employee benefit plan, as defined in Section 3(3) of ERISA, that is not subject to Title I of ERISA but that is subject to any law, rule or regulation similar to any of Part 4, Subtitle B, Title I of ERISA and/or Section 4975 of the Code; or (iv) an entity whose assets include the assets of any employee benefit plan described in clause (iii) immediately above, within the meaning of such applicable Law, rule or regulation (the employee benefit plans, plans and entities described herein collectively being referred to in this Agreement as “Plans”).

(i)        In the last ten years, no Acquired Company or any “affiliate” thereof, as defined in Section VI(d) of Prohibited Transaction Class Exemption 84-14, as amended (“PTE 84-14”), or any owner, direct or indirect, of a 5% or more interest of any Acquired Company been subject to a “Criminal Conviction”, as defined in Section VI(r) of PTE 84-14, or “Participated” in “Prohibited Misconduct” as defined in Section VI(s) and VI(t) of PTE 84-14.

Section 4.23     Private Funds.

(a)       Each Private Fund has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company, or similar power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as it is now conducted. Each Private Fund is qualified, licensed or registered to do business in each jurisdiction where it is required to do so under applicable Law. All of the outstanding ownership interests of each Private Fund (as applicable) are duly authorized, validly issued, fully paid and non-assessable, and none of such ownership interests have been issued in violation of any Laws. All ownership interests of the Private Funds that have been and are being offered for sale have been exempt from registration under the Securities Act, including that the Company and General Partner had a reasonable belief that each Investor at the time of any purchase of interests was an accredited investor as such term is used in the Securities Act, and are exempt from registration or qualification under the securities laws of each state or other jurisdiction in which such shares or other ownership interests have been or are being offered for sale, and no action has been taken by the Private Funds or any state or federal regulatory authority to revoke, withdraw, or rescind any such registration or qualification. No Private Fund is, or at any time since its inception has been, required to register as an investment company under the Investment Company Act.

(b)       Schedule 4.23(b) of the Disclosure Schedules lists each of the Private Funds as of the Effective Date. With respect to each of the Private Funds, such schedule identifies: (i) the jurisdiction of organization or formation; (ii) the investment adviser; (iii) the General Partner; (iv) the aggregate capital commitments to such Private Fund as of June 30, 2025 or as of the Effective Date, as specified therein, including the amount of capital commitments by any Acquired Company; (v) the aggregate amount of capital contributions made by the Investors to such Private Fund as of June 30, 2025; and (vi) the source(s) of any Private Fund’s exemption from the registration requirements of the Investment Company Act and applicable non-U.S. investment company registration laws. As to each Private Fund, there has been in full force and effect an Advisory Contract at all times that any Acquired Company was performing Investment Management Services for such Private Fund, and each such Advisory Contract pursuant to which such Acquired Company has received compensation respecting its activities in connection with any of the Private Funds was duly approved in accordance with all Laws.

57

(c)       Each Private Fund holds, and has held all licenses, franchises, permits, qualifications, accreditations, certificates, registrations, consents, orders, exemptions, agreements and memberships and other authorizations and approvals issued by or obtained from any Governmental Authority necessary for the lawful ownership and use of their respective properties and assets and the conduct of their respective businesses under and pursuant to each applicable Law (collectively, “Permits”), and all current Permits are listed on Schedule 4.23(c) of the Disclosure Schedules. Each of the Acquired Companies and each Private Fund has complied in all material respects with each such Permit. All such Permits are valid, in good standing and in full force and effect and are not subject to any Proceedings for the suspension, material modification, cancellation, refusal to renew or revocation thereof or actions related thereto. The consummation of the Transaction will not result in any revocation, cancellation, material limitation or suspension of any such Permits. No condition exists that, with notice or lapse of time or both, would constitute default under, or result in the revocation, suspension, withdrawal, cancellation, or termination of, any Permit.

(d)       There are no special restrictions or Orders on or with regard to any of the Private Funds. Each of the Acquired Companies and each Private Fund has timely filed all documents that it was required to file with any Governmental Authority and has paid all fees and assessments due and payable in connection therewith, and all authorizations, licenses, consents and approvals required by all Laws have been obtained in relation to the Private Funds. As of their respective dates, the public filings of each Private Fund complied in all material respects with the requirements of the federal securities laws applicable to such public filings and did not at the time they were filed, and did not during the period of their authorized use, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

(e)       Copies of the current private placement memorandum or other offering document of each of the Private Funds have been provided or made available to the Buyer by the Company. The private placement memorandum or other offering document (as applicable) of each Private Fund has at all times since the original offering of shares or other ownership interests in such Private Fund (as applicable) complied with all Laws, and has not contained any untrue statement of a material fact, or omitted to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, in each such case at all such times as any such prospectus or other applicable offering document was delivered to investors or potential investors in such Private Fund. Each Investor or offeree of an investment in a Private Fund has been delivered a private placement memorandum (or other applicable offering document) relating to such Private Fund at all times required by all Laws (and in any event prior to subscribing for, or otherwise making an investment decision with respect to, investment interests in such Private Fund). Each legal opinion delivered by any Private Fund to any Investor or lender of such Private Fund has been provided or made available to the Buyer by the Company.

(f)        All written information provided by any Acquired Company to the Private Funds or their boards of directors, advisory committees or equivalent bodies in connection with this Agreement or the Transaction at the time such information is provided will be accurate and complete and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

58

(g)       True, correct and complete copies of: (x) the audited financial statements of each Private Fund, for the fiscal years ended on December 31, 2024 and December 31, 2023, respectively; and (y) the unaudited financial statements of each Private Fund, for the three-month period ended March 31, 2025, have been made available to the Buyer. The audited and unaudited, as applicable, financial statements of each Private Fund (“Fund Financial Statements”) fairly present in all material respects the financial condition of such Private Fund as of or for the periods ended on the respective dates of such audited and unaudited financial statements, in each case, in accordance with GAAP applied on a consistent basis (except as otherwise noted therein, subject to year-end adjustments and footnote disclosures with respect to the unaudited financial statements). The Fund Financial Statements: (i) were prepared from, and are consistent with, the books and records of the applicable Private Fund; (ii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby; and (iii) fairly present in all material respects the financial condition of the applicable Private Fund as of the respective dates of the Fund Financial Statements and the results of operations, changes in partners’ equity and cash flow of the Private Fund for the periods ended on such dates, in each case, subject to year-end adjustments and footnote disclosures with respect to unaudited financial statements. No financial statements of any Person other than the applicable Private Fund are required by GAAP to be included or reflected in any of the applicable Fund Financial Statements. No Private Fund has material Liabilities of any nature other than (A) Liabilities specifically reflected or specifically reserved against on the most recent balance sheet made available to the Buyer; (B) liabilities that have arisen since the date of the most recent balance sheet provided to the Buyer in the ordinary course of business of the Private Fund consistent in nature and amount with past practice, none of which is a liability resulting form or arising out of any breach of warranty, tort, infringement, misappropriation or violation of Laws; and (C) contractual liabilities under any Contract (other than any such liability resulting from a breach or a default by the Private Fund thereunder) that have arisen since the date of the most recent balance sheet made available to the Buyer in the ordinary course of business of the Private Fund consistent in nature and amount with past practice.

(h)       The Private Funds and their respective Subsidiaries have filed all U.S. federal income and all other material Tax Returns required to be filed by or with respect to them (and paid all material Taxes required to be paid by or with respect to them), and all such Tax Returns are true, correct and complete in all material respects. No Private Fund (or subsidiary thereof) is the subject of any audit or investigation regarding any Tax, and the Acquired Companies have not been notified that any Private Fund (or subsidiary thereof) has been selected for any such Tax audit or investigation.

(i)        The value of each Private Fund’s net assets has been determined since the inception date of such Private Fund and is being determined using portfolio valuation methods that comply with the methods then in effect or currently in effect, as applicable, as described in the applicable written compliance policies, Organizational Documents applicable to such Private Fund and any requirements imposed under Laws.

(j)        Any performance-based fees and allocations paid or payable to the Acquired Companies has been since inception, and continues to be, calculated and paid to such Acquired Companies in compliance with the Organizational Documents applicable to such Private Funds. To the Knowledge of the Company, there does not exist, as of the Effective Date, any clawback or similar obligation to any Private Fund, and no such obligation is expected to exist at the next measurement date for such clawback obligations.

(k)       Each of the Private Funds has a separate prime broker, custodian or trustee which is a third-party entity independent of the Acquired Companies. No Acquired Company is liable in connection with, on behalf of, or for, any obligation of any of the Private Funds, and no Acquired Company is (or will be) in a position in which it may become so liable, including on any insolvency, liquidation, transformation, amalgamation, merger or split-up of any of the Private Funds. Each of the Private Funds has sufficient collateral to support its borrowings.

59

(l)        Since its inception: (i) each Private Fund has been in compliance with all Laws in all material respects; and (ii) there have been, no legal or governmental actions, investigations, inquiries or proceedings pending or, to the Knowledge of the Company, threatened against any Private Fund.

(m)      No Private Fund or Investor therein has expressed in writing or, to the Knowledge of the Company, orally to any Acquired Company an intention to terminate or reduce its investment relationship with such Acquired Company or adjust the fee schedule with respect to any contract in a manner which would reduce the fees or other payments to such Acquired Company (including after giving effect to the Closing) in connection with such client relationship.

(n)       No Client or Investor in a Private Fund has provided written notice to any Acquired Company of any unresolved material dispute such Client or Investor has with any Seller or Acquired Company. No Investor in any Private Fund has sought or, to the Knowledge of the Company, threatened to seek removal of any Acquired Company from the role of investment advisor, investment manager, general partner, managing member or manager with respect to such Private Fund, and to the Knowledge of the Company, there are no facts or circumstances that, after notice or lapse of time or both, would constitute cause for removal under the Organizational Documents or Advisory Contract relating to any Private Fund.

(o)       Except as set forth in Schedule 4.23(o) of the Disclosure Schedules, within the past six years, no Investor or other investor in any account, fund or other vehicle to which any Acquired Company provides services as an investment advisor or manager is (or has been) a Plan. There has been no non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA, Section 4975 of the Code, or applicable similar law with respect to any Investor or other such investor that is a Plan.

(p)       Schedule 4.23(p) of the Disclosure Schedules sets forth: (i) the name of each Private Fund or other investment fund or other vehicle for which any of the Acquired Companies provide services as an investment advisor or investment manager; and (ii) indicates the exception from being deemed to hold “plan assets” under Section 3(42) of ERISA and applicable Department of Labor regulations on which such fund or other vehicle relies.

(q)       Within the past six years, no Private Fund or other such vehicle (or the management thereof) is or has been the subject of any audit, proceeding, penalty or enforcement by the U.S. Department of Labor or any Governmental Authority under ERISA, Section 4975 of the Code or similar law.

(r)        Schedule 4.23(r) of the Disclosure Schedules identifies each side letter (a copy of which has been separately provided) entered in connection with any investment in a Private Fund or other such vehicle referencing, explicitly or implicitly, the fiduciary responsibility provisions of Part 4, Subtitle B, Title I of ERISA, Section 4975 of the Code or any provision of any similar law governing Plans that are not subject to Part 4, Subtitle B, Title I of ERISA or Section 4975 of the Code.

(s)       With respect to each Private Fund, Schedule 4.23(s) of the Disclosure Schedules sets forth all outstanding Indebtedness of such Private Fund for borrowed money, and the Company has delivered to the Buyer all definitive documents related to each such financing.

(t)        With respect to each Private Fund, Schedule 4.23(t) of the Disclosure Schedules sets forth each Investment directly or indirectly owned by such Private Fund with an aggregate value as of June 30, 2025 exceeding $5,000,000, including the manner in which such Private Fund directly or indirectly owns such Investment.

60

(u)       Schedule 4.23(u) of the Disclosure Schedules lists each Contract relating to an Investment.

(v)       Schedule 4.23(v) of the Disclosure Schedules lists each side letter or other Contract entered into by the Company with any Investor.

(w)      Schedule 4.23(w) of the Disclosure Schedules lists each Contract that contains a “most favored nation” or similar provision.

(x)       Except for customary “most-favored nations” provisions with Investors in Private Funds set forth in side letters that have been made available to the Buyer, there are no contracts, agreements, arrangements or understandings pursuant to which the Sellers or Acquired Companies or any of their respective employees have undertaken or agreed to cap, waive, offset, reimburse or otherwise reduce any or all future fees or charges payable by or with respect to any Client or Investor.

(y)        (i)     Schedule 4.23(y) sets forth each Private Fund REIT.

(ii)    Each Private Fund REIT: (A) has been subject to taxation as a REIT and has satisfied all requirements to qualify and be taxed as a REIT beginning with its first REIT taxable year and for each subsequent taxable year through the taxable year most recently ended; and (B) has been organized and operated in a manner consistent with the requirements for qualification and taxation as a REIT for the taxable year that includes the Closing Date (without regard to any transactions that occur after the Closing and without regard to any distribution requirements).

(iii)    No challenge to any Private Fund REIT’s status as a REIT is pending or, to the Knowledge of the Company, has been threatened.

(iv)    No Private Fund REIT directly or indirectly holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code and the applicable Treasury Regulations thereunder).

(v)    No Private Fund REIT has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code.

(vi)   No Private Fund REIT has any earnings and profits attributed to itself or any other corporation accumulated in any non-REIT year within the meaning of Section 857 of the Code.

(vii)  No Private Fund REIT has engaged at any time in any transaction that would give rise to “redetermined rents,” “redetermined deductions,” “excess interest,” or “redetermined TRS service income” as described in Section 857(b)(7) of the Code.

(viii)  Each of the Subsidiaries of each Private Fund REIT which is a partnership, a qualified REIT subsidiary or disregarded entity, in each case for U.S. federal income tax purposes, has, since its formation, been classified for U.S. federal income tax purposes as such. None of the Subsidiaries of any Private Fund REIT is taxable as a corporation for U.S. federal income tax purposes, other than a corporation that is a taxable REIT subsidiary.

(ix)   Each Acquired Company and Private Fund complies, and has at all times complied, and has required all third parties acting on behalf thereof, to comply, with their contractual obligations (including, without limitation, any contractual obligations in any Advisory Contract) relating to: (A) Taxes; and (B) the organization and operation of each Private Fund REIT in a manner consistent with the requirements for qualification and taxation as a REIT.

61

Section 4.24     Books and Records. The books and records the Acquired Companies and the Private Funds are true, correct and complete in all material respects and have been maintained in all material respects in accordance with sound business practices and applicable Laws.

Section 4.25     Brokers. Except for Berkshire Global Advisors, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of any Acquired Company or any Seller.

Section 4.26     Regulatory.

(a)       The BD Subsidiary.

(i)     The BD Subsidiary is, and since its inception, has been, duly registered as a broker-dealer with the SEC and with all states and other jurisdictions in which it is required to be so registered as required by the Exchange Act and Laws, and is a member in good standing of FINRA and all other self-regulatory organizations of which it is required to be a member.

(ii)    The BD Subsidiary is in material compliance with the applicable provisions of the Exchange Act and the SEC rules thereunder, applicable rules and regulations of FINRA, and the state securities laws governing the operations of broker-dealers in each state in which it operates.

(iii)    The BD Subsidiary maintains the required levels of net capital above the minimum required and any “early warning” notification levels are currently maintained.

(iv)   Each individual whose functions require him or her to be licensed as a representative or principal of, or registered with, the BD Subsidiary, is registered with FINRA and all applicable states and other jurisdictions.

(v)       Each of the registrations, licenses and qualifications is not, and since the BD Subsidiary’s inception has not been, suspended, revoked or rescinded and, as of the Effective Date, is in full force and effect, except as would not reasonably be expected to have, individually or in the aggregate, in a Material Adverse Effect.

(vi)   The BD Subsidiary has such written supervisory policies and procedures as may be required by the SEC, FINRA, the Exchange Act and other applicable Laws (“BD Compliance Policies”), including but not limited to: written cyber security and identity theft policies and procedures, written policies and procedures designed to protect non-public personal information about customers, clients and other third parties, written supervisory procedures and a supervisory control system, and written recordkeeping policies and procedures; and has designated and approved such principals, managers and other supervisors are required under the aforementioned laws, rules and regulations. All such BD Compliance Policies comply in all material respects with applicable Laws.

(b)       Regulatory Filings. The Acquired Companies have filed all material registrations, reports, statements, notices and other filings required to be filed with the SEC, FINRA and any other Governmental Authority, including all material amendments or supplements to any of the above including but not limited to Forms BD, BR and U4, required to be filed by the Acquired Companies, in each case, since the Lookback Date (the “Filings”). The Filings, when made, complied in all material respects with applicable Laws. The BD Subsidiary has filed Form BR in respect of each state or any other jurisdiction where the conduct of its business required such filing. No fact relating to any Seller, or, to the extent relating to or affecting any of its Affiliates, or, to the Knowledge of the Company, any “control affiliate” of the Seller or any such Affiliate, as defined in Form BD, requires any response in the affirmative to any question in Item 11 of Form BD except to the extent that such facts have been reflected on Form BD.

62

(c)       Government Examinations. Except for routine examinations conducted by the SEC, FINRA or any other Governmental Authority in the ordinary course of the business of Acquired Companies: (i) no Governmental Authority has, to the Knowledge of the Company, initiated any administrative proceeding or investigation into the operations of the any Acquired Company; and (ii) to the Knowledge of the Company, there are not any unresolved material violations or material exceptions raised by any Governmental Authority with respect to any Acquired Company.

(d)       No Bad Actor. None of the Sellers or any Acquired Company, nor the directors or executive officers of the Seller or any Acquired Company, or any other officers participating in the offering described by this Agreement, nor the beneficial owners of twenty percent (20%) or more of the Company’s outstanding voting securities meet any of the disqualifying criteria described in Rule 506(d)(1)(i) through (viii) promulgated under the Securities Act.

(e)       Statutory Disqualification. None of the Sellers or any Acquired Company or any director, officer or employee of the Seller or any Acquired Company that is, in each case, “associated” (as such term is used in and Section 3(a)(39) of the Exchange Act) with the Seller or any Acquired Company, nor, to the Knowledge of the Company, any other Person that is so “associated” with the Seller or any Acquired Company, is subject to potential or actual disqualification pursuant to Section 3(a)(39) of the Exchange Act to serve as an broker-dealer or as a person associated with a registered broker-dealer, except for any such disqualification that would not, individually or in the aggregate, be or reasonably be expected to be material to the Acquired Companies, taken as a whole.

Section 4.27     No Other Representations.

(a)       Except for the express representations and warranties of the Company provided in this Agreement, the other Transaction Documents or in any certificate delivered pursuant to this Agreement or the other Transaction Documents, neither the Company, nor any of its Representatives has made, or is making, any representation or warranty whatsoever to the Buyer or its Affiliates.

(b)       The Company acknowledges and agrees that, in executing and delivering this Agreement and the other Transaction Documents, it is relying exclusively on the representations of the Buyer expressly set forth in this Agreement and the other Transaction Documents and its own examination and investigation of the Buyer, and that it is not relying on any other statements or documents. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted to waive or limit any rights that the Company has or may have for any claim for intentional fraud with respect to the representations and warranties of the Buyer provided in this Agreement or the other Transaction Documents or in any certificate delivered pursuant to this Agreement or the other Transaction Documents.

63

Article V
REPRESENTATIONS AND WARRANTIES OF the BUYER

As a material inducement to the Sellers to enter into and perform their respective obligations under this Agreement, the Buyer represents and warrants that the statements contained in this Article V are true and correct as of the Effective Date and shall be true and correct as of the Closing Date.

Section 5.01     Authority; Authorization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents, and to perform and comply with all the terms, covenants and conditions to be performed and complied with by the Buyer hereunder and thereunder. The execution, delivery and performance of each of the Transaction Documents to which the Buyer is or shall be a party have been or shall be duly executed and delivered by the Buyer. Assuming due and valid authorization, execution and delivery of each of the Transaction Documents by the other parties hereto and thereto, each of the Transaction Documents to which the Buyer is or shall be a party constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.02     Noncontravention. Except: (a) as required by Buyer’s Organizational Documents; (b) as contemplated by Section 6.12; and (c) for the Regulatory Approvals, the execution, delivery and performance by the Buyer of this Agreement, and all other Transaction Documents to which the Buyer is or shall be a party, and the fulfillment of and compliance with the respective terms hereof and thereof, do not and shall not (with or without due notice or lapse of time or both): (i) conflict in any material respect with or result in a breach in any material respect of the terms, conditions, or provisions of; (ii) constitute a material default under; (iii) give any third party the right to modify, terminate, or accelerate any material obligation under or result in the modification, termination, or acceleration of any material obligation under or result in the obligation to make any material payment (including any change of control, severance or similar payments) under; (iv) result in a material violation of; or (v) require any authorization, consent, approval, exemption, or other action by or notice or declaration to, or filing with, or other Consent from, any Governmental Authority or other Person pursuant to, any material Law to which such the Buyer is subject or any material Contract to which the Buyer is a party or any order, judgment, or decree to which the Buyer is subject.

Section 5.03     No Proceeding. There are no Proceedings pending, or, to the knowledge of the Buyer, threatened in writing against or affecting the Buyer seeking to prevent or delay the consummation of the Transaction.

Section 5.04     Solvency. As of immediately following the Closing, the Buyer shall: (a) be solvent; (b) not have an unreasonably small amount of capital with which to engage in its businesses after giving effect to this Agreement; and (c) not have incurred, and shall not have plans to incur, Liabilities beyond its ability to pay such Liabilities as they become due and payable.

Section 5.05     No Other Representations.

(a)      Except for the express representations and warranties of the Buyer provided in this Agreement or the other Transaction Documents or in any certificate delivered pursuant to this Agreement or the other Transaction Documents, neither the Buyer nor any of its Affiliates, nor any of their respective stockholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to the Company, the Sellers or any of their respective Affiliates.

64

(b)       The Buyer acknowledges and agrees that, in executing and delivering this Agreement and the other Transaction Documents, it is relying exclusively on the representations of the Company and the Sellers expressly set forth in this Agreement and the other Transaction Documents and its own examination and investigation of the Company and the Sellers, and that it is not relying on any other statements or documents. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted to waive or limit any rights that the Buyer has or may have for any claim for intentional fraud with respect to the representations and warranties of the Company or the Sellers provided in this Agreement or the other Transaction Documents or in any certificate delivered pursuant to this Agreement or the other Transaction Documents.

Article VI
COVENANTS

Section 6.01     Conduct of Business Prior to the Closing. Except: (x) as expressly set forth in this Agreement; (y) with the prior written consent of the Buyer (which such consent shall not be unreasonably withheld, conditioned, or delayed); and (z) as expressly set forth in Schedule 6.01 of the Disclosure Schedules, from the Effective Date until the Closing (or the earlier termination of this Agreement in accordance with Article X), the Sellers shall cause the Company to, and the Company shall and shall cause the Acquired Companies (including each Subsidiary) and the Private Funds to: (i) conduct such Acquired Company’s business (including the Business) in the ordinary course of business consistent with past practice; and (ii) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of each Acquired Company and to preserve the rights, franchises, goodwill and relationships of each Acquired Company’s employees, clients (including any: (A) Clients; (B) General Partners; and/or (C) Investors), vendors, suppliers, lenders, regulators and others having business relationships with such Acquired Company. In furtherance of, and without limiting, the foregoing, from the Effective Date until the Closing (or the earlier termination of this Agreement in accordance with Article X), except as expressly set forth in or contemplated by this Agreement, the Sellers shall cause the Company not to, and the Company shall not and shall cause the Acquired Companies (including each Subsidiary) not to, directly or indirectly, without the prior written consent of the Buyer (which such consent shall not be unreasonably withheld, conditioned, or delayed):

(a)       enter into any new line of business;

(b)       (i) acquire any business, division, or entity by merger, consolidation, business combination, purchase of Equity Interests or other securities, purchase of assets, or otherwise, in a single transaction or a series of related transactions; or (ii) enter into any Contract or commitment to acquire, or acquire, any real property which would constitute Real Property if owned by the any of the Acquired Companies or Private Funds as of the Effective Date;

(c)       (i) form or create any Subsidiary; (ii) invest in, or acquire any Equity Interests of, any entity; or (iii) enter into any partnership or joint venture of any kind;

(d)       make or commit to make any capital expenditures or purchases of personal property or other assets which are in excess of $50,000 in the aggregate;

(e)       (i) sell, lease, or dispose of, or otherwise transfer, or create or incur any Lien on, any material asset or any material Intellectual Property rights; or (ii) enter into any Contract or commitment to sell any real property;

(f)        enter into any lease for real property or amend any Lease of any Acquired Company or any Private Fund;

65

(g)       make any decision to repair or modify any real property following a material casualty or condemnation;

(h)       except for actions taken in the ordinary course consistent with past practice, (i) enter into, amend, modify, or initiate a termination of: (A) any Advisory Contract or other Contract with any Client or any of such Client’s Affiliates; or (B) any Contract with any Investor in any Private Fund or any of such Investor’s Affiliates; or (ii) resign or voluntarily divest itself as the investment adviser, investment sub-adviser, or General Partner of any Client;

(i)        make or commit to make any change to the composition of the Investment Committee for any Client;

(j)        enter into any Contract or commitment: (i) that would, after the Closing Date, limit the Business or the Buyer from engaging or competing in any line of business; or (ii) related to the Business which also relates to the provision of products or services unrelated to the Business;

(k)       amend or modify: (i) its Organizational Documents; or (ii) the Organizational Documents of any Private Fund;

(l)        (i) authorize or issue, or propose the authorization or issuance of, any Equity Interests or other securities of any Acquired Company, or any rights in respect thereof, or any other security convertible into or exchangeable or exercisable for any such Equity Interests or other security; or (ii) adopt a plan of complete or partial dissolution of any Acquired Company or any Private Fund, or resolutions providing for or authorizing such dissolution or a merger, consolidation, business combination, sale of Equity Interests, sale of assets, restructuring, recapitalization, reorganization, or other similar transaction of, or involving, any Acquired Company or Private Fund;

(m)      (i) incur any Indebtedness (other than the Indebtedness incurred in the ordinary course of business that will be taken into account in determining the Closing Payment Amount (to the extent it remains outstanding as of the Closing)); (ii) guarantee the Indebtedness of any other Person; or (iii) make any loan or advance to any Person;

(n)       enter into, establish, adopt, or amend or modify any collective bargaining agreement or other Contract with a labor union or labor organization;

(o)       except in the ordinary course of business, hire, engage, or terminate without cause any employee;

(p)       enter into, assume, amend (other than immaterial amendments), modify (other than immaterial modifications), or initiate a termination of any Contract that: (i) is a Material Contract; or (ii) would have been a Material Contract had such Contract been in effect on the Effective Date;

(q)       change any Tax or accounting method or accounting or cash management practice or policy used by any Acquired Company (including the collection of receivables and payment of payables);

(r)        (i) make or change any Tax election; (ii) prepare or file any Tax Return inconsistent with past practice; (iii) amend any Tax Return; (iv) settle or compromise any Liability for Taxes; (v) enter into any closing agreement or similar agreement with a Governmental Authority relating to Taxes; (vi) surrender any right to claim a Tax refund; (vii) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; (viii) request any ruling or similar guidance with respect to Taxes; (ix) file any Tax appeal with respect to real property; or (x) take any action, or fail to take any action, that could have the effect of causing any Private Fund REIT to fail to be taxed as a REIT (without regard to any “savings” or “cure” provisions in the Code);

66

(s)       (i) initiate or prosecute any claim; (ii) settle, release, or forgive any claim; or (iii) waive any right, with respect to: (A) any Acquired Company; or (B) the provision of Investment Management Services to any Client;

(t)        initiate, prosecute, or settle any Proceeding;

(u)       grant authorization to any investment professional of any Acquired Company to provide Investment Management Services except: (i) as part of such Person’s employment with the Acquired Companies; or (ii) in connection with managing such Person’s own investments or the investments of such Person’s Immediate Family in a manner that is: (A) in the ordinary course of business; and (B) otherwise permitted under all policies and procedures of the Acquired Companies as in effect on the Effective Date;

(v)       make changes to the terms and conditions of employment or engagement of any Key Employee or other portfolio manager of any Acquired Company, including with respect to their current compensation, incentive arrangements, or other benefits;

(w)     except as may be required by applicable Law or the terms of any Employee Benefit Plan, and except as expressly contemplated by this Agreement, take any of the following actions outside the ordinary course of business consistent with past practices: (i) enter into, adopt, amend, modify, or terminate any Employee Benefit Plan; (ii) increase the compensation, incentive arrangements (including equity arrangements), or other benefits of any manager, director, officer, employee, consultant, or independent contractor of any Acquired Company; or (iii) pay any special bonus or special remuneration to any manager, director, officer, employee, consultant, or independent contractor of any Acquired Company, unless such special bonus or special remuneration has been accrued for in the financial statements of such Acquired Company and is set forth in Schedule 6.01(w) of the Disclosure Schedules;

(x)       enter into, amend, or modify any Related Party Agreement;

(y)       fail to maintain at any time any insurance of the kind, in the amount and with the insurers set forth in Schedule 4.14 of the Disclosure Schedules or substantially equivalent insurance with any substitute insurers approved in writing by the Buyer; or

(z)       agree, authorize, resolve, commit, or offer to do any of the foregoing, in writing or otherwise.

Without in any manner limiting: (i) the terms and conditions set forth in this Agreement and the other Transaction Documents; and (ii) the rights of the Buyer and its Affiliates set forth herein and therein, nothing in this Section 6.01 is intended to or shall result in the Buyer obtaining, prior to the Closing, any indicia of or actual beneficial ownership, control, or influence over any of the Sellers, the Acquired Companies, or any of their respective Affiliates.

67

Section 6.02     Transfer of Securities; Etc. From the Effective Date until the Closing (or the earlier termination of this Agreement in accordance with Article X), without the prior written consent of the Buyer, each Seller hereby acknowledges and agrees that such Seller shall not, directly or indirectly (through the transfer of any record or beneficial ownership of any intermediate Person or otherwise), transfer record or beneficial ownership of, or permit to become subject to any Lien, any of its: (a) Company Interests; or (b) Equity Interests in any General Partner, to any Person. Each Seller hereby further acknowledges and agrees that: (i) if any Acquired Company is restricted from taking any action under this Agreement (including pursuant to this Article VI), then, without the prior written consent of the Buyer, such Seller shall not, and shall cause its Affiliates and their respective Representatives not to, directly or indirectly, take any such affirmative or voluntary action in respect, or on behalf, of any Acquired Company; and (ii) such Seller shall not, and shall cause its Affiliates and their respective Representatives not to, directly or indirectly, take any affirmative or voluntary action that harms, limits, or otherwise adversely affects any Acquired Company or such Acquired Company’s business (including the Business), including with respect to: (A) such Acquired Company’s relationship with its employees, clients (including any: (x) Clients; (y) General Partners; and/or (z) Investors), vendors, suppliers, lenders, regulators and others having business relationships with such Acquired Company; and (B) the right or ability of any Acquired Company to be paid and receive fees and other compensation in connection with such Acquired Company’s provision of Investment Management Services.

Section 6.03     Access to Information; Interim Reports.

(a)       From the Effective Date until the Closing (or the earlier termination of this Agreement in accordance with Article X), upon reasonable notice, the Sellers shall cause the Company to, and the Company shall and shall cause the Acquired Companies (including each Subsidiary) to: (i) afford the Buyer and its Representatives reasonable access to the offices, properties, employees, software, systems and books and records of each Acquired Company and its business (including the Business), and, upon the reasonable request of the Buyer, request its third party vendors, legal counsel, auditors and other advisors to reasonably cooperate with the Buyer and its Representatives, including in connection with the Buyer’s efforts to plan for the transition of (as applicable) computer equipment, systems and similar matters as of the Closing; (ii) furnish to the Representatives of the Buyer such additional financial, operating, client and investor data and other Contracts, documents and information regarding each Acquired Company and its business (or copies thereof) as the Buyer may from time to time reasonably request; and (iii) in addition to the items set forth in clause (b) below, furnish to the Buyer such regularly prepared financial and operating data and other information relating to each Acquired Company and its business (including the Business) as the Buyer may from time to time reasonably request; provided however that, any such access or furnishing of information shall be conducted during normal business hours and in such a manner as not to unreasonably interfere with the normal operations of each Acquired Company or its business.

(b)       From the Effective Date until the Closing (or the earlier termination of this Agreement in accordance with Article X), with respect to: (i) each Acquired Company and its business; and (ii) each Private Fund and its business, the Sellers shall cause the Company to, and the Company shall and shall cause the Acquired Companies (including each Subsidiary) to, provide to the Buyer: (i) promptly following the preparation thereof, copies of: (A) any regularly or specially prepared periodic financial statements, management reports and investor updates; and (B) any other filing prepared for any Governmental Authority, regardless of whether or not it is prepared periodically; and (ii) promptly following the Buyer’s request therefor, such other reports, documents and information as the Buyer may reasonably request.

Section 6.04     Notification of Certain Matters.

(a)       At all times prior to the Closing, upon the request of the other party hereto, the Sellers’ Representative, on the one hand, and the Buyer, on the other hand, shall each give prompt written notice to the other party of:

(i)       the occurrence, or failure to occur, of any event or the existence of any condition of which any Acquired Company, the Sellers’ Representative, or any Seller, on the one hand, or the Buyer, on the other hand, is aware that has caused or could reasonably be expected to cause any representation or warranty made by any Seller or the Sellers, on the one hand, or the Buyer, on the other hand, in this Agreement to be untrue or inaccurate in any material respect at any time after the Effective Date, up to and including the Closing Date; or

68

(ii)       any failure on the part of any Acquired Company, the Sellers’ Representative, or any Seller, on the one hand, or the Buyer, on the other hand, to comply with or satisfy any of its covenants, obligations, or conditions in this Agreement, or any event, or the existence of any condition of which any Acquired Company, the Sellers’ Representative, or any Seller, on the one hand, or the Buyer, on the other hand, is aware, that has caused or could reasonably be expected to cause any Acquired Company, the Sellers’ Representative, or any Seller, on the one hand, or the Buyer, on the other hand, to fail to comply with or satisfy any of its covenants, obligations, or conditions set forth in this Agreement in any material respect, it being acknowledged and agreed that, in the case of each of clause (i) above and this clause (ii), no such notice shall be deemed to: (A) amend or modify any representation, warranty, covenant, obligation, or condition of the party or parties hereto disclosing such information; or (B) affect or limit any rights or remedies available to the party or parties hereto receiving such information in connection with any: (x) breach or inaccuracy of any representation or warranty; or (y) breach or noncompliance of any covenant, obligation, or condition.

(b)       At all times prior to the Closing, the Sellers’ Representative shall promptly notify the Buyer of:

(i)       any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transaction;

(ii)      any notice or other communication from: (A) any Governmental Authority; and (B) any Person whose Consent is required that refuses to provide such Consent, in each case, in connection with the Transaction; and

(iii)     any claim, investigation, or examination commenced, or, to the Knowledge of the Company, threatened, affecting, involving, or against: (A) any Acquired Company or its business; (B) any General Partner; or (C) any Private Fund or any of such Private Fund’s Subsidiaries or investments.

(c)       In furtherance of, and without limiting, the foregoing, the Sellers’ Representative shall promptly (and in any event within three days after the Sellers’ Representative or any Seller is notified of such event) notify the Buyer in the event that any employee, consultant, or independent contractor of any Acquired Company has given any written notice to terminate its relationship with any Acquired Company.

Section 6.05     Confidentiality.

(a)       The terms of that certain Mutual Confidentiality Agreement, dated as of September 13, 2024, by and between the Company and the Buyer (the “Confidentiality Agreement”), are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate, provided however that, notwithstanding the foregoing or any contrary provision contained in this Agreement, and for the avoidance of doubt, nothing herein shall prohibit the Buyer (or any of its Affiliates) from making such disclosures and filings as the Buyer (or any such Affiliate) determines is necessary, advisable, or appropriate to comply with applicable Laws or the rules of any stock exchange applicable to it (or any of its Affiliates), including in the Parent’s capacity as a public company, and no such disclosure or filing shall constitute a breach of the Confidentiality Agreement or this Agreement in any manner. If this Agreement is terminated prior to the Closing for any reason, the Confidentiality Agreement shall nonetheless continue in full force and effect.

69

(b)       Following the Closing, each Seller shall, and shall cause such Seller’s Affiliates and their respective Representatives to, hold in strict confidence and not disclose, use, or access, unless compelled to do so by applicable Laws, any Confidential Information and/or documents concerning or related to any Acquired Company or its business (including the Business), except to the extent that such information: (i) can be shown by such Seller to have been: (A) in the public domain through no fault of any Seller (or such Seller’s Affiliates or any of their respective Representatives); or (B) later lawfully acquired by such Seller from sources other than those related to such Seller’s direct or indirect prior ownership of any Acquired Company or its business (including the Business) which are not bound by an obligation of confidentiality to the Buyer, any Acquired Company, or any of their respective Affiliates; (ii) based on the advice of outside counsel, is expressly required to be disclosed pursuant to applicable Law; or (iii) relates to a claim involving the Sellers, on the one hand, and the Buyer, on the other hand; provided however that: (A) with respect to each of clause (ii) and clause (iii) above, if there is any such requirement or claim, each party hereto shall use its commercially reasonable efforts to seek an order or other reliable assurance that confidential treatment will be accorded to any such disclosure; and (B) notwithstanding the foregoing, each Seller who is an individual and, as of the Closing, shall be an employee of WisdomTree Asset Management may, solely during the term of such Seller’s employment with WisdomTree Asset Management and strictly in accordance with such Seller’s employment-related agreements and other documents with WisdomTree Asset Management and WisdomTree Asset Management’s policies and procedures, disclose, use and access such information to the extent necessary for such Seller to perform such Seller’s employment duties to WisdomTree Asset Management.

Section 6.06     Commercially Reasonable Efforts.

(a)       Upon the terms and subject to the conditions set forth in this Agreement, and unless a different standard is otherwise expressly stated herein, from the Effective Date until the Closing (or the earlier termination of this Agreement in accordance with Article X), each of the Sellers’ Representative and each Seller shall (and shall cause its Affiliates to), and the Buyer shall (and shall cause its Affiliates to), use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, necessary, advisable, or appropriate consistent with applicable Laws to consummate and make effective in the most expeditious manner reasonably practicable the Transaction (subject in each case to such party’s and its Affiliates’ fiduciary duties under applicable Laws).

(b)       Each Seller and the Buyer shall use its commercially reasonable efforts to cause each of the conditions set forth in Article VII, as applicable, to be satisfied.

Section 6.07     Further Assurances. Upon the terms and subject to the conditions set forth in this Agreement, at any time or from time to time after the Closing Date, at the reasonable request of another party hereto and without further consideration, each party hereto shall (and shall cause such party’s Affiliates to) do all reasonable acts and things as may be necessary, advisable, or appropriate and are within its reasonable control to carry out the intent of the Transaction.

Section 6.08     No Other Negotiations. From the Effective Date until the Closing (or the earlier termination of this Agreement in accordance with Article X), each Seller shall not, and shall cause its Affiliates and their respective Representatives not to, and each of the foregoing (as applicable) shall further cause the Acquired Companies not to, directly or indirectly, solicit, encourage, initiate, continue, or participate or engage in negotiations or discussions with, provide any confidential information or documentation or access to, or approve, recommend, execute, or enter into any letter of intent, purchase agreement, or other similar Contract or understanding with, any Person relating to the possible sale, lease, or other transfer (in whole or part) of any interest in any Acquired Company, the Business, the Company Interests, or any Private Fund (whether structured as a merger, consolidation, business combination, sale of Equity Interests, sale of assets, joint venture, or otherwise), other than the Buyer and/or its Affiliates (a “Third Party Transaction”). The Sellers shall promptly notify the Buyer if any inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, any such Person or any of its Representatives with respect to a Third Party Transaction. Each Seller shall, and shall cause its Affiliates and their respective Representatives to, and each of the foregoing (as applicable) shall further cause the Acquired Companies to, immediately cease any discussions or negotiations with any Persons other than the Buyer and its Affiliates that may be ongoing with respect to any such Third Party Transaction.

70

Section 6.09     Announcements. No party hereto shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transaction unless the Sellers’ Representative, on the one hand, and the Buyer, on the other hand, have mutually agreed as to the form, content and timing of such press release or public announcement; provided however that nothing herein shall prohibit the Sellers’ Representative, on the one hand, or the Buyer, on the other hand, from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by applicable Laws or the rules of any stock exchange applicable to it or any of its Affiliates, in which event the party making such determination shall, if practicable in the circumstances, use reasonable efforts to allow the Sellers’ Representative (in the case of a press release or public announcement of the Buyer) or the Buyer (in the case of a press release or public announcement of the Sellers’ Representative ) reasonable time to comment on such press release or public announcement in advance of the issuance thereof. Each party hereto shall direct and shall take commercially reasonable efforts to cause its Affiliates and their respective Representatives to comply with this Section 6.09.

Section 6.10     Expenses. Except as otherwise expressly set forth in this Agreement, each party hereto shall be fully responsible for all fees, costs and other expenses incurred by such party hereto, such party’s Affiliates and/or any of their respective Representatives in connection with: (a) the negotiation, execution, delivery and performance of this Agreement and the other Transaction Documents; and (b) the Transaction, including all fees, costs and other expenses of legal counsel, investment bankers, accounting firms, consultants, brokers and other representatives employed or engaged by such party or such party’s Affiliates, provided that, notwithstanding the foregoing or any contrary provision contained in this Agreement, and for the avoidance of doubt: (i) the Sellers shall be fully responsible for all Company Transaction Expenses, including all fees, costs and other expenses of: (A) Nutter; (B) Shugarman; and (C) Berkshire Global Advisors; and (ii) no Acquired Company shall have any Liability for any Company Transaction Expenses.

Section 6.11     Insurance; Etc.

(a)       Prior to the Closing, the Sellers shall, or shall cause the Company to, obtain an extended reporting period / tail coverage for the insurance coverages currently in effect for the directors, managers and officers of the Acquired Companies, for a period of six years from the Closing Date (collectively, the “Tail Coverage”). All fees, costs and other expenses relating to the Tail Coverage shall be borne by the Sellers. After the Closing, for a period of not less than six years from the Closing Date, the Buyer shall not, and shall cause the Acquired Companies not to, cancel or intentionally reduce the coverage under the Tail Coverage.

(b)       The Buyer hereby agrees, from and after the Closing Date, and subject to the Buyer’s right to indemnification under Article XI, to cause the Company to honor any and all rights to indemnification and/or exculpation from Liabilities for acts or omissions occurring at or prior to the Closing Date now existing in favor of any current and/or former director, manager, or officer of the Acquired Companies to the extent provided in the Organizational Documents of the Acquired Companies as in effect on the Effective Date.

71

(c)       The provisions of this Section 6.11 are intended to be in addition to the rights otherwise available to any Person (a “Covered Person”) entitled to indemnification and/or exculpation pursuant to clause (b) above or by applicable Laws, Organizational Document, or Contract, and shall operate for the benefit of, and shall be enforceable by, each Covered Person and such Covered Person’s heirs, executors, administrators and legal representatives.

Section 6.12     Client Consents. The parties hereto recognize that the consummation of the Transaction shall constitute an assignment of the Advisory Contracts under the Advisers Act.

(a)       With respect to each Client, the Acquired Companies shall, as promptly as reasonably practicable following the Effective Date (and in no event more than 15 Business Days following the Effective Date) send a notice (each, a “Client Consent Notice”), in the form of Exhibit M attached hereto, informing each Client (including, with respect to each Private Fund, each Investor therein) of the Transaction and requesting the affirmative written consent of such Client and, as applicable, the Investors therein, to such “assignment” (as defined in the Investment Advisers Act); provided that, in the case of any such Client (that is not a Private Fund or other collective investment vehicle) whose Advisory Contract expressly requires consent, but does not expressly require the affirmative written consent of such Client to any such assignment, the Acquired Companies may state in such Client Consent Notice that the consent of such Client shall be deemed to have been granted, including for purposes of the Investment Advisers Act, if such Client does not respond for a period of at least 30 days, or if longer, the period contemplated by the Advisory Contract, after receipt by such Client of Client Consent Notice without termination of its investment advisory relationship with the Acquired Companies (a “Negative Consent”).

(b)       Each Client shall be deemed to have provided its Consent to the “assignment” of its Advisory Contract pursuant to Section 6.12(a) if such Client has returned a countersigned Client Consent Notice (which Client Consent Notice may allow for such Client to execute such Client Consent Notice with an electronic signature through DocuSign) prior to fifth Business Day prior to the Closing Date indicating that it consents to the “assignment” of its Advisory Contract, or, with respect to any eligible Client, Negative Consent has been obtained, and, in each case, so long as such Consent has not been revoked prior to, and is in effect immediately after giving effect to, the Closing. Each Advisory Contract shall remain in form and substance identical to such Advisory Contract with respect to such Client on the Effective Date, with any changes thereto: (i) that the Company, the Sellers’ Representative and the Buyer mutually deem advisable and agree to in writing; and (ii) to which the Company and the applicable Client mutually agree to in writing.

(c)       Notwithstanding the foregoing or any contrary provision contained in this Agreement, the parties hereto acknowledge and agree that, with respect to each Client that is a Private Fund, and without in any manner limiting any higher threshold and/or other requirements that may be set forth in the Organizational Documents of such Private Fund (which shall, in each instance, be required to be obtained), the affirmative written consents of: (i) the General Partner of such Private Fund; and (ii) at least a majority in interest of the Investors in such Private Fund to: (A) the “assignment” of the Advisory Contract between such Private Fund and the Company; and (B) the change of control resulting from the Transaction, shall be required to be obtained by the Company (and shall be required to remain effective immediately after giving to the Closing) for such Private Fund to be a Consenting Client.

(d)       In connection with obtaining Consents from Clients, the Company shall keep the Buyer informed of the status of obtaining such Consents (including any conditions requested by Clients and providing copies of such Consents and any written evidence of Persons declining to consent or withdrawing any such Consent), and provide the Buyer in advance of distribution with any notices or other materials to be distributed by the Acquired Companies to any Client that reference the Buyer or any of its Affiliates for the Buyer’s prior review and written consent (which consent shall not be unreasonably withheld, conditioned, or delayed) and shall promptly provide the Buyer with a copy of any other materials sent to Clients in connection with obtaining Consents (or a form thereof for substantially identical materials sent to multiple Clients). In furtherance of, and without limiting, the foregoing, the Acquired Companies shall promptly consult with the Buyer regarding any material complaints or material negative feedback received from any Client regarding the Transaction or the Consent.

72

(e)       The Acquired Companies shall require each Person that becomes a Client (or, with respect to any Private Fund, each Person who becomes an Investor) after the Effective Date to affirmatively consent in writing to the “assignment” and change in control contemplated by this Agreement consistent with the language set forth in the Client Consent Notice or otherwise in a form and substance reasonably satisfactory to the Buyer.

(f)        Notwithstanding any contrary provision contained in this Agreement, in connection with obtaining the consents from the Clients, the Acquired Companies shall not agree to any economic concessions (including any fee reduction or waiver, reimbursement obligation, expense cap, or similar offset or arrangement) or other material changes to an Advisory Contract without the Buyer’s prior written consent.

Section 6.13     RWI Policy. The Acquired Companies, the Sellers’ Representative and the Sellers shall reasonably cooperate with the Buyer in complying with all requirements for the issuance of the RWI Policy.

Section 6.14     HSR Filing. Within 10 Business Days after the Effective Date, each of the parties hereto shall file (or have filed), or cause their ultimate parent to file, the applicable notification and report forms and related materials required with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the Transaction. The Buyer, the Company, the Sellers’ Representative and the Sellers hereby agree to cooperate and to use reasonable best efforts to obtain all applicable approvals under the HSR Act. Such cooperation and reasonable best efforts shall include exchanges of information required to prepare filings under the HSR Act and sharing communications to or from any Governmental Authority. The parties hereto shall also consult with and keep each other informed as to the state of all material communications from, to or with any Governmental Authority. Each of the Buyer, on the one hand, and the Company, the Sellers’ Representative and the Sellers, on the other hand, shall, subject to applicable Laws and except as prohibited by any applicable Governmental Authority: (a) promptly notify each other of any written or oral communication from any Governmental Authority received by it or its Affiliates in respect of any filings, investigation, or inquiry concerning this Agreement and the other Transaction Documents; (b) to the extent reasonably practicable, not participate in or agree to participate in any substantive meeting or discussion (whether by phone, video or in person) with any Governmental Authority in respect of any filings, investigation, or inquiry concerning this Agreement and the other Transaction Documents without first consulting with each other and, to the extent permitted by such Governmental Authority, giving the other party the opportunity to attend (whether by phone, video or in person); and (c) furnish to each other copies of all correspondence, filings and written communications (and memoranda setting forth the substance thereof) between it and its Affiliates and its respective Representatives, on the one hand, and any Governmental Authority, including any regulatory authority, or members of their respective staffs, on the other hand, with respect to this Agreement and the other Transaction Documents. Without in any way limiting the foregoing, each such party shall also consult and cooperate with one another, and consider in good faith the views of one another, in connection with the analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto to or for any Governmental Authority in connection with the Transaction. Each such party shall have the right to review in advance, and, to the extent reasonably practicable, each shall consult the other on all information relating to the other and each of their respective Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with this Agreement and the other Transaction Documents; provided that materials may be redacted: (i) to remove references concerning the valuation of the Company; (ii) as necessary to comply with Contracts; and (iii) as necessary to address reasonable attorney client or other privilege or confidentiality concerns. Notwithstanding any contrary provision contained in this Agreement or in the other Transaction Documents, the Buyer shall have the sole discretion and authority, in good faith and in consultation with the Company, the Sellers’ Representative and the Sellers, to determine and implement the strategy for obtaining any applicable clearance, consent, approval, or waiver under the antitrust Laws with respect to the Transaction.

73

For the avoidance of doubt, the parties hereto acknowledge and agree that, notwithstanding the foregoing, nothing in this Section 6.14 shall require, or be construed to require, the Buyer or any of its Affiliates to agree to: (A) litigate or contest any legal proceeding challenging the Transaction (or any part thereof) as violative of any antitrust Laws or foreign direct investment Laws; (B) sell, hold, divest, discontinue, or limit, prior to or after the Closing Date, any assets, businesses, or interests of the Buyer, the Company, the Sellers, or any of their respective Affiliates; (C) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses, or interests which, in either case, could reasonably be expected to materially and adversely impact the economic or business benefits to the Buyer of the Transaction; or (D) any material modification or waiver of the terms and conditions of this Agreement and the other Transaction Documents. The Buyer, on the one hand, and the Sellers, on the other hand, shall each bear 50% of all filings fees of the HSR Act.

Section 6.15     FINRA Continuing Membership Application. Pursuant to FINRA Rule 1017, the Sellers and the Company shall cause the BD Subsidiary to file with FINRA, as promptly as practicable after the Effective Date, but not more than 10 Business Days after the Effective Date, a substantially complete application (a “Continuing Membership Application”) seeking FINRA Approval of the indirect change of ownership or control of the BD Subsidiary to be effected as a result of the Transaction and use their respective reasonable best efforts to obtain such approval as soon as practicable. The parties hereto agree that the BD Subsidiary shall have the responsibility to prepare and file the Continuing Membership Application, and any written or oral responses that FINRA may require as part of the Continuing Membership Application approval process. However, the parties hereto further agree that, in connection with each submission of the Continuing Membership Application and any responses thereto, including any exhibits attached as part of each amendment of the Continuing Membership Application, the Sellers and the Company shall, and shall cause the BD Subsidiary to, consult in good faith with the Buyer and give the Buyer a reasonable opportunity to comment on drafts of such submissions prior to submission.

Section 6.16     Filing with Florida. The Sellers and the Company shall cause the BD Subsidiary to file with the State of Florida Office of Financial Regulation, Division of Securities, as promptly as practicable after the Effective Date, but not more than 10 Business Days after the Effective Date, a notice and request for approval or nonobjection of the Transaction, pursuant to Rule 69W-600.001(11)(d)(1), Florida Administrative Code.

Section 6.17     Other State Filings. The Sellers and the Company shall cause the BD Subsidiary to file, as promptly as practicable after the Effective Date, but not more than 10 Business Days after the Effective Date, notice of the change of control to the state securities regulators in the Commonwealth of Massachusetts and the State of South Dakota.

Section 6.18     Enforcement of Employment Agreements. From the Effective Date until the Closing (or the earlier termination of this Agreement in accordance with Article X), the Sellers shall cause the Company to, and the Company shall and shall cause the Acquired Companies (including each Subsidiary) to, use commercially reasonable efforts to lawfully enforce and prosecute all material terms of each employment agreement or similar Contract with any employee of any Acquired Company, including any Contract then in effect for any Key Employee, including all material terms relating to post-employment restrictive covenants.

74

Section 6.19     Restrictive Covenants.

(a)       Non-Compete and Non-Solicitation.

(i)        In order to induce the Buyer to enter into this Agreement, each Seller hereby covenants and agrees that, during the Restricted Period applicable to such Seller, such Seller shall not (and shall direct and shall cause (to the maximum extent possible) each of such Seller’s Affiliates and each of the Representatives of such Seller and each of such Seller’s Affiliates, not to), directly or indirectly, on such Seller’s own behalf or on behalf of any other Person (other than the Buyer and its Affiliates):

(A)       anywhere in any country in North America, or in any other country where any Acquired Company conducts business as of the Closing Date, engage in any Competitive Activity;

(B)       for or on behalf of a Competing Business, solicit, entice, or induce any Covered Client to make or retain any investment in, or any capital commitment or capital contribution to, any client, fund, account, vehicle, entity, investment, or other product;

(C)       solicit, entice, or induce any Covered Client to diminish its investments in any Private Fund, cease doing or limit or reduce (or not renew) its business or investments with the Buyer, any Acquired Company, or any of their respective Affiliates, or otherwise knowingly impede or interfere with, or damage, any Covered Client’s relationship with any of the Buyer, any Acquired Company, or any of their respective Affiliates, or with any Private Fund;

(D)       induce, offer, assist, solicit, encourage, or suggest that any Continuing Employee terminate such Continuing Employee’s employment or business affiliation with the Buyer, any Acquired Company, or any of their respective Affiliates; or

(E)       hire, employ, or contract with any Continuing Employee.

(ii)       The Buyer hereby acknowledges and agrees that, notwithstanding clause (a)(i)(A) above, provided that each Seller otherwise complies (and directs and causes (to the maximum extent possible) such Seller’s Affiliates and the Representatives of such Seller and each of such Seller’s Affiliates to comply) with clause (a)(i) above, nothing contained in clause (a)(i)(A) above shall restrict, limit, or otherwise adversely affect such Seller or any of such Person’s Affiliates or their respective Representatives from:

(A)       owning less than 1% of the outstanding stock of a publicly traded corporation;

(B)       holding passive investments in professionally managed commingled investment funds (so long as, in each instance, neither Seller nor any of such Seller’s Affiliates or Immediate Family possess, directly or indirectly, individually or in the aggregate: (x) control or influence over investment decisions or management of such investment funds; or (y) more than 5% of such investment funds (beneficially or otherwise));

(C)       engaging in the activities expressly set forth opposite such Seller’s name on Schedule 6.19(a)(ii)(C) (the “Scheduled Activities”); or

75

(D)       solely if such Seller is not a Key Employee, providing services as a non-executive officer of, or a consultant for, a Competing Business if such services are (and at all times remain) unrelated to any of the Investment Strategies.

(b)       Non-Disparagement. From and after the Effective Date, each Seller shall not, and shall cause each of such Person’s Affiliates and their respective Representatives not to, at any time, directly or indirectly, whether for, on behalf of or through itself or any other Person, engage in any conduct or make any statement or communication, written or verbal, in any forum or media, that disparages or criticizes, or could reasonably be expected to adversely impact the goodwill or reputation of, the Buyer, the Parent, any of the Acquired Companies, any of their respective Affiliates, any of their respective Representatives, or the Business; provided that the foregoing is not intended to prevent such Seller or any of such Person’s Affiliates or their respective Representatives from making truthful statements if and to the extent reasonably necessary to comply with applicable Law or to defend or enforce in good faith such Person’s rights under this Agreement or any other agreement between such Person, on the one hand, and any Acquired Company, on the other hand.

(c)       Each Seller hereby acknowledges and agrees that nothing contained in this Agreement limits their ability, with or without notice to the Buyer or any Acquired Company, to: (i) file a charge or complaint with any Governmental Authority, including the Equal Employment Opportunity Commission, the National Labor Relations Board, or the SEC; (ii) communicate with any Governmental Authority or otherwise participate in any Proceeding that may be conducted by any Governmental Authority, including by providing non-privileged documents or information; (iii) exercise any rights under Section 7 of the National Labor Relations Act, which are available to non-supervisory employees, including assisting co-workers with or discussing any employment issue as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that a Person has reason to believe is unlawful; or (v) testify truthfully in a legal proceeding. Any such communications and disclosures must not violate applicable Law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable Law). Additionally, each Seller hereby understands that pursuant to the federal Defend Trade Secrets Act of 2016, each Seller shall not be held criminally or civilly liable under any federal or state trade secret Law for the disclosure of a trade secret that: (A) is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of Law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(d)       Each Seller hereby acknowledges and agrees that: (i) the covenants of the parties hereto set forth in this Section 6.19 are an essential element of this Agreement and that, but for the agreement of each Seller to comply with these covenants, the Buyer would not have entered into this Agreement; and (ii) the characters, durations and scopes of the covenants in this Section 6.19 are reasonable in light of the circumstances as they exist on the Effective Date. Notwithstanding the foregoing, if nonetheless any provision (or any part thereof) contained in this Section 6.19 shall for any reason be held invalid, illegal, or unenforceable in any respect, each Seller agrees that, to the extent permitted by applicable Law: (A) such determination shall not affect the validity or enforceability of: (x) the offending provision in any other situation or in any other jurisdiction; or (y) the remaining provisions of this Section 6.19 in any situation in any jurisdiction; (B) the offending provision shall be modified rather than voided and the Governmental Authority making such determination shall have the power to reduce the character, duration, or scope of any invalid, illegal, or unenforceable provision, to delete specific words or phrases, or to replace any invalid, illegal, or unenforceable provision with a provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal, or unenforceable provision, in order to render the restrictive covenants set forth in this Section 6.19 enforceable to the fullest extent permitted by applicable Law; and (C) the restrictive covenants set forth in this Section 6.19 shall be enforceable as so modified.

76

Section 6.20     Employment Matters.

(a)      Each employee of the Acquired Companies at the Closing who continues employment with the Acquired Companies immediately following the Closing (including as an employee of WisdomTree Asset Management) is a “Continuing Employee.”

(b)       For the period beginning immediately following the Closing and ending on the first anniversary of the Closing Date (or the end of fiscal year 2027, with respect to the target bonuses described below) (or, if earlier, until the date the applicable Continuing Employee’s employment or service terminates):

(i)        the Buyer shall cause WisdomTree Asset Management to provide the Continuing Employees: an annual base salary or hourly wage rate, as applicable, and annual short-term cash bonus opportunities that, in each case, are consistent with Buyer’s (and/or its applicable Affiliate’s) pre-existing frameworks as of the Closing, including the use of performance-based metrics and weightings as determined by the Buyer, with specific targets and allocations to be finalized by the Buyer, provided that such annual base salary or hourly wage rate, as applicable, and annual short-term cash bonus opportunities, are no less favorable than such Continuing Employee’s base salary or hourly wage rate, as applicable, and annual short-term cash bonus opportunities immediately prior to the Closing;

(ii)       with respect to the Buyer’s fiscal years 2025, 2026 and 2027, the Buyer shall pay target annual bonuses, in amounts mutually agreed by the Buyer and the Sellers’ Representative, to any Continuing Employee who remains employed by the Buyer through the date the Buyer pays such applicable bonuses, provided that: (A) the Acquired Companies accurately disclose their current employee bonus targets and target amounts to the Buyer; (B) with respect to the Acquired Companies’ target bonuses for the year in which the Closing occurs, the Acquired Companies accurately accrue (using GAAP principles) for such target bonuses, through the Closing Date, in their financial statements and in such other forms as the Buyer requires; and (C) the Buyer shall pay any such target bonuses in a combination of cash and equity, with such combination determined by the Buyer in its sole discretion, consistent with the Buyer’s past practice; and

(iii)      the Buyer shall cause WisdomTree Asset Management to provide the Continuing Employees with employee benefits, other than Excluded Benefits, that are substantially comparable in the aggregate to, at the Buyer’s election, the employee benefits (other than the Excluded Benefits) provided to: (A) such Continuing Employee by the Acquired Companies immediately prior to the Closing; or (B) substantially comparable employees by the Buyer following the Closing. With respect to any employee benefit plan (other than any such plan related to Excluded Benefits) maintained by the Buyer or its Subsidiaries (collectively, “Buyer Benefit Plans”) in which any Continuing Employees will participate effective as of the Closing, the Buyer shall, or shall cause the Company to, recognize all service of the Continuing Employees with the Company or any of its subsidiaries, as the case may be as if such service were with the Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that: (i) such recognition would result in a duplication of benefits, (ii) such service was not recognized under the corresponding Employee Benefit Plan; or (iii) with respect to any defined benefit pension plan or frozen plan.

77

For the avoidance of doubt, notwithstanding any contrary provision contained in this Agreement, in no event shall this Section 6.20 or this Agreement: (x) create any third party beneficiary status, or any legal right, with respect to any Acquired Company, WisdomTree Asset Management, or the Buyer (or Affiliate) employee or other service provider; or (y) entitle any Acquired Company, WisdomTree Asset Management, or the Buyer (or Affiliate) employee or other service provider to any compensation or benefits that are or would be payable at or after the end of such employee’s or service provider’s service relationship with any Acquired Company, WisdomTree Asset Management, or the Buyer (or any of their respective Affiliates).

Section 6.21     Parent Incentive Equity. The Parent hereby agrees to issue as soon as reasonably practicable after the Closing, and subject to all necessary approvals of the Parent, the Award Agreements to certain Continuing Employees, as mutually agreed between the Parent and the Sellers’ Representative, with an aggregate value of $6,000,000, which shall vest on the Fifth Anniversary, subject to such recipients ongoing employment with WisdomTree Asset Management or its Affiliate as of the Fifth Anniversary.

Section 6.22     Retention Plan.

(a)       Prior to the Closing, the Sellers’ Representative and the Buyer shall negotiate in good faith and mutually agree upon a retention bonus award plan (the “Retention Plan”). The Retention Plan shall have been agreed to by the Sellers holding not less than 90% of the Company Interests, and shall set forth that up to 10% of any Earnout Consideration that is payable pursuant to this Agreement in excess of $50,000,000 (the “Earnout Retention Threshold”) (such amount, the “Retention Plan Amount”) shall be forgone pro rata by the Sellers set forth on Schedule 6.22(a)(i) of the Disclosure Schedules (each, a “Contributing Seller”) and allocated to certain of the Continuing Employees set forth on Schedule 6.22(a)(ii) of the Disclosure Schedules. Each Seller that is not a Contributing Seller (a “Non-Contributing Seller”) shall receive his, her, or its pro rata portion of the Earnout Consideration, if any, as if the Retention Plan did not exist, such that the total of such the Retention Plan Amount plus 10% of the Earnout Consideration, if any, paid to a Non-Contributing Seller (a “Carveout Payment”) shall equal 10% of the Earnout Consideration, if any (without giving effect to any reduction of the Retention Plan Amount pursuant to Section 6.22(c)). Each Contributing Seller irrevocably and unconditionally waives any right to receive any Carveout Payment as proceeds under the Company’s limited liability company operating agreement. The Retention Plan shall: (i) be made effective as of the Closing Date; and (ii) set forth the agreed upon form of payment, conditions, timing and the other terms thereof. For the avoidance of doubt, in no event shall: (A) the aggregate amount of the Retention Bonuses contemplated under the Retention Plan exceed the Retention Plan Amount; or (B) any Retention Bonus be due or payable if the Earnout Consideration does not exceed the Earnout Retention Threshold.

(b)       If, following the Closing and the Earnout Consideration, if any, being finally determined in accordance with Section 2.04 above, the Earnout Consideration exceeds the Earnout Retention Threshold, then, in accordance with the terms of the Retention Plan and Section 2.04, the Buyer shall pay, or caused to be paid, in cash, through its or its Affiliate’s payroll processing system, certain retention bonuses (each, a “Retention Bonus,” and, collectively, the “Retention Bonuses”) in the amounts, at the times, and to the employees specified in the Retention Plan and Schedule 6.22(a)(ii) (each such employee, a “Retention Bonus Recipient”), which amounts shall be net of any applicable withholding for Taxes (including social security, Medicare, unemployment or other similar payroll or employment Taxes) owed by the Retention Bonus Recipient as a result of such payments and with the Buyer (or its Affiliate) receiving any applicable corresponding deductions associated with such payments.

(c)       If, prior to the date upon which the Retention Bonuses are paid, a Retention Bonus Recipient ceases to be employed or provide services to any Acquired Company (or its Affiliate, including WisdomTree Asset Management), then, the portion of the Retention Plan Amount attributable to such Retention Bonus Recipient shall be automatically forfeited by such Retention Bonus Recipient and instead shall be reallocated and distributed to the Contributing Sellers in accordance with the Retention Plan.

78

Section 6.23     Termination of the 401(k) Plan. Unless the Buyer requests otherwise in writing, each applicable member of the Acquired Companies shall, effective as of at least one day prior to the Closing Date, terminate any plan that is intended to meet the requirements of Section 401(k) of the Code, and which is sponsored, or contributed to, by the Acquired Companies (collectively, the “401(k) Plan”) and no further contributions shall be made to the 401(k) Plan.  The Acquired Companies shall provide to the Buyer: (a) executed resolutions of the board of managers of the applicable Acquired Company authorizing such termination; and (b) executed amendments to the 401(k) Plan which: (i) in the Buyer’s reasonable determination are sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder, including such that the tax-qualified status of the 401(k) Plan will be maintained at the time of termination; and (ii) effective prior to termination of the 401(k) Plan provide for the automatic payment of participants’ accounts upon plan termination in the form of a lump-sum.

Section 6.24     Termination of Contracts. The Sellers shall cause the Company to, and the Company shall and shall cause the Acquired Companies (including the BD Subsidiary) to, without any Liability to any Acquired Company, terminate those Contracts set forth in Schedule 6.24 of the Disclosure Schedules as of the Closing Date.

Section 6.25     Financing. The Company shall use its reasonable best efforts to provide, and shall cause each of its Subsidiaries and each of their respective Representatives to, use reasonable best efforts to provide to the Company, cooperation reasonably requested in writing by the Buyer that is customary in connection with the arrangement of any Financing, including using reasonable best efforts upon the reasonable written request by the Buyer to: (i) upon reasonable prior written notice cause the participation by appropriate and applicable senior management of the Company in a reasonable number of meetings, presentations, roadshows, conference calls, drafting sessions, due diligence sessions (including accounting due diligence sessions) and meetings with prospective lenders upon reasonable prior written notice, and ratings agencies, in each case, which may be, at the Company’s option, on a telephonic or videoconference basis; (ii) assist with the preparation of customary bank books, confidential information memoranda, offering memoranda, private placement memoranda, prospectuses, lender presentations and rating agency presentations and other customary documents reasonably requested in writing in connection with any Financing, including in the preparation of “public side” versions thereof and assisting the Buyer in obtaining any corporate or facility ratings from any ratings agencies contemplated by any Financing; (iii) furnish the Buyer promptly with such pertinent customary financial and other customary information regarding the Company and its Subsidiaries as reasonably requested by the Buyer, and any updates thereto as reasonably requested by the Buyer and with information in response to reasonable due diligence requests, and otherwise cooperate with customary due diligence efforts, in connection with any Financing consisting of debt or equity securities; (iv) execute and deliver customary evidence of authority, customary officer’s certificates and customary solvency certificates, in each case, solely to the extent related to the Company and its Subsidiaries and solely as reasonably requested in writing by the Buyer (provided however that no officer of the Company or any of its Subsidiaries who is not remaining in such position following the Closing shall be obligated to execute any evidence, certificate or other document contemplated by this Section 2.5(a) in connection with any Financing and no such evidence, certificate, or other document shall be effective prior to Closing); (v) provide commercially reasonable and customary assistance in the preparation and execution of the definitive documentation in connection with any Financing, including executing and delivering by the Company and its Subsidiaries, effective only upon the Closing, of, or completing any schedules or other customary informational requirements relating to the Company and its Subsidiaries with respect to, any credit agreements, purchase agreements, indentures, guarantees, pledge and security documents, other definitive financing documents or other certificates or documents contemplated by any Financing, hedging agreements reasonably requested by Buyer and otherwise facilitating the creation and perfection of the security interests in the collateral contemplated by any Financing; (vi) furnishing, at least four Business Days prior to the Closing, such documentation and information as is reasonably requested in writing by the Buyer at least seven Business Days prior to the Closing to the extent required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) and 31 C.F.R. Section 1010.230; (vii) cooperating in satisfying any conditions precedent to the initial funding of the Financing to the extent satisfaction thereof is within the control of the Company or its Subsidiaries; (viii) cooperating with, and taking all actions reasonably requested by, the Buyer in order to facilitate the termination and payoff of all Payoff Indebtedness to be repaid and terminated at Closing upon or simultaneously with the funding of the Financing, and arranging for delivery to the Buyer of Lien terminations and other instruments of discharge in customary form; and (ix) facilitating customary cooperation and assistance of the Company’s auditors to attend accounting due diligence sessions.

79

(b)       The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with any Financing so long as the Company has a reasonable opportunity to preview and consent to such use of logos and such logos are used solely: (i) in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; and (ii) in connection with a description of the Company, its business and products or the Transaction (including in connection with any marketing materials related to any Financing).

Section 6.26     Investment Committees. The parties hereto acknowledge and agree that:

(a)       as of the Closing, the Investment Committee for each of the Company’s Clients, as well as the voting and non-voting members and the voting requirements for such Investment Committee, shall be as set forth on Exhibit N attached hereto; and

(b)       notwithstanding the foregoing or any contrary provision contained in this Agreement or in any other Contract or document, from and after the Closing, the Buyer, in its sole discretion, shall have the right to: (i) remove any voting or non-voting member of any Investment Committee at any time and for any reason or for no reason, other than in connection with a bona fide dispute over an investment decision; and/or (ii) appoint any voting or non-voting member to any Investment Committee, provided that, during the Earnout Period, any such appointment shall be consistent with the parameters set forth on Exhibit N attached hereto.

Section 6.27     General Partners and Private Funds. From the Effective Date until the Closing (or the earlier termination of this Agreement in accordance with Article X), the Sellers shall not, and shall cause their respective Affiliates (including any applicable General Partners (including the Company)) not to, directly or indirectly, without the prior written consent of the Buyer:

(a)       terminate, or initiate a termination of, any General Partner or any Private Fund;

(b)       enter into, amend, modify, or initiate a termination of: (i) any Private Fund Agreement; or (ii) any Advisory Contract or other Contract between or among, or otherwise involving, a General Partner and/or a Private Fund, on the one hand, and the Company, on the other hand; or

(c)       take any action (including any resignation) that would adversely affect: (i) any General Partner; (ii) any Private Fund; (iii) any Investor; (iv) the Company’s relationship with any General Partner, any Private Fund, or any Investor; or (v) any performance fees (including in respect of any carried interest, promote, incentive fees, or incentive distributions) payable (or that might become payable) to any General Partner.

80

Section 6.28     No Set-Off of Management Fees. Each Seller hereby acknowledges and agrees that, from and after the Effective Date:

(a)      such Seller shall not (and shall cause such Seller’s Affiliates and their respective Representatives not to): (i) provide any consent, or take (or omit to take) any other action, that results, or could result, in: (A) any management fees payable to the Company to be set-off, reduced, diminished, or otherwise adversely affected, provided that the foregoing shall not restrict such Seller from making any investment decisions as: (x) a member of an Investment Committee of the Company; or (y) an Investor in a Private Fund; and/or (B) any Advisory Contract to be terminated, extinguished, or otherwise adversely affected; and/or (ii) solicit, engage, or hire any Person other than the Company or any of its Affiliates as the investment manager, investment adviser, investment sub-adviser, investment supervisor, asset manager, or property manager to any Private Fund, except, in the case of clause (i)(B) above and this clause (ii), where the Company has been terminated as the investment manager, investment adviser, investment sub-adviser, investment supervisor, asset manager, or property manager to such Private Fund following the entry of a final, non-appealable order of a court of competent jurisdiction which concluded that the Company is guilty of committing fraud, gross negligence, or willful misconduct with respect to such Private Fund; and

(b)       such Seller shall (and shall cause its Affiliates to) timely comply with and pay any clawback or repayment obligations required of such Seller pursuant to, in respect of, or based upon: (i) any applicable Organizational Documents; (ii) any Advisory Contract; or (iii) any Private Fund Agreement, it being acknowledged and agreed that, for the avoidance of doubt, the Sellers shall be responsible for any such clawback or repayment obligations that relate to periods prior to the Closing Date.

Section 6.29     Private Equity Funds. From and after the Closing, the applicable parties hereto shall work cooperatively and in good faith, and in accordance with applicable Law, with respect to the administration of the Private Equity Funds and (as applicable) their respective portfolio companies or investments.

Section 6.30     Updates and Amendments; Post-Closing Subscriptions. Prior to the Closing, the Sellers and the Company shall prepare and deliver to the Buyer: (a) a proposed updated and amended Form ADV of the Company; and (b) proposed updated and amended private placement memoranda and other offering documents of each Private Fund, as applicable, in each case, taking into account and reflecting the Transaction and the contemplated ownership of the Acquired Companies by the Buyer from and after the Closing, and, following the Closing, the Company shall not accept any new subscriptions to any Private Fund unless and until the private placement memoranda and other offering documents of such Private Fund shall have been: (i) updated and amended in a manner reasonably satisfactory to the Buyer; and (ii) after the satisfactory completion of such updates and amendments, in full force and effect for at least two Business Days.

Section 6.31     Beneficial Owner Commitment. Each Beneficial Owner shall cause each Seller beneficially owned by such Beneficial Owner, as set forth and identified on Exhibit A, to comply with such Seller’s covenants, obligations and other agreements contained in this Agreement and all other Transaction Documents to which such Seller is or shall be a party, and, without limiting the foregoing, and subject to Section 11.03(b), such Beneficial Owner hereby guarantees to the Buyer and WisdomTree the timely payment and performance of such Seller’s obligations under this Agreement and any other Transaction Document to which such Seller is a party, including: (a) such Seller’s obligations under Section 6.19; and (b) without duplication, and subject to Section 11.03(b), for any indemnifiable Losses for which such Seller is liable pursuant to Article XI.

81

Section 6.32     Parent Commitment. The Parent shall cause the Buyer to comply with each of its covenants, obligations and other agreements contained in this Agreement, and, without limiting the foregoing, the Parent hereby guarantees the timely payment and performance of each of the obligations of the Buyer under this Agreement, including, without duplication, any payments due and payable by the Buyer to the Sellers (or any Seller) under this Agreement (including the Earnout Consideration, if any).

Article VII
CONDITIONS PRECEDENT

Section 7.01     Mutual Conditions. The obligation of the parties hereto to consummate the Transaction is subject to satisfaction (or written waiver by the Buyer and the Sellers’ Representative) of the following conditions at the Closing:

(a)       Compliance with Law; Proceedings. (i) The consummation of the Transaction shall not be prohibited by any applicable Laws; (ii) no Proceeding shall be pending before any Governmental Authority which would restrain or prohibit the Transaction; and (iii) no Order prohibiting the Transaction shall have been entered.

(b)       HSR Approval. All necessary filings or notices pursuant to the HSR Act and any other applicable competition Laws shall have been made, all applicable statutory waiting periods thereunder shall have expired or been terminated, and all applicable consents thereunder shall have been obtained.

(c)       FINRA Approval. The earlier of the following has occurred: (i) the BD Subsidiary shall have obtained the FINRA Approval, which approval shall be in full force and effect (subject to Section 6.15); or (ii) 30 days shall have passed since the submission of a substantially complete Continuing Membership Application seeking approval of the Transaction and FINRA shall not have notified the BD Subsidiary that FINRA intends to impose a material or interim membership restriction on the BD Subsidiary that would prohibit the consummation of the Transaction.

(d)       Florida Non-Objection. The BD Subsidiary shall have obtained approval or non-objection from the State of Florida Office of Financial Regulation, Division of Securities pursuant to Rule 69W-600.001 of the Florida Administrative Code, which approval or non-objection shall be in full force and effect.

82

Section 7.02     Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the Transaction is subject to satisfaction (or written waiver by the Buyer) of the following conditions at the Closing:

(a)       Representations and Warranties.

(i)       Other than the Fundamental Representations, each of the representations and warranties of each Seller and/or the Sellers set forth in Article III and in Article IV (in each case, as modified by the Disclosure Schedules) shall be true and correct in all respects, without giving effect to any materiality, Material Adverse Effect, or similar phrases, as of the Effective Date and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except for those representations and warranties which are made as of a specific date, which shall be so true and correct as of such date), except where the failure of any such representations or warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect.

(ii)       The Fundamental Representations (as modified by the Disclosure Schedules) shall be true and correct in all but de minimis respects, as of the Effective Date and as of the Closing Date with the same force and effect as though made as of the Closing Date (except for those representations and warranties which are made as of a specific date, which shall be so true and correct as of such date).

(b)       Performance of Covenants. Each Seller and each Acquired Company shall have performed or complied in all material respects with all of the covenants and agreements required to be performed or complied with by such Person pursuant to this Agreement on or prior to the Closing Date.

(c)       No Material Adverse Effect. During the period from the Effective Date to the Closing Date, there shall have been no Material Adverse Effect.

(d)       Officer’s Certificate. The Company and the Sellers shall have delivered to the Buyer a certificate executed by each of a duly authorized officer of the Company and the Sellers’ Representative, dated as of the Closing Date, stating that each of conditions specified in clauses (a), (b) and (c) above have been satisfied.

(e)       Closing Revenue Run-Rate. (i) The Closing Revenue Run-Rate shall not be less than 85% of the Base Revenue Run-Rate; (ii) the Sellers’ Representative shall have delivered to the Buyer evidence reasonably satisfactory to the Buyer of the Client Consents required by the clause (i); and (iii) at least five Business Days prior to the Closing, as part of the Estimated Closing Statement in accordance with Section 2.03(a), the Sellers’ Representative shall have delivered to the Buyer the Base Revenue Run-Rate and the Sellers’ good faith calculations and/or estimates of the Closing Revenue Run-Rate and the Consent Adjustment Amount, if any.

(f)        Ceres Farms. In furtherance of, and without limiting, clause (e) above: (i) Ceres Farms shall be a Consenting Client upon the Closing; (ii) the Company shall have delivered to the Buyer each executed affirmative written Consent with respect to Ceres Farms, including the executed affirmative written Consents of: (A) the Company, in its capacity as the General Partner of Ceres Farms; (B) Ceres Farmland; and (C) in addition to (and without taking into account) clause (B) above, at least a majority in interest of the Investors of Ceres Farms (including, for the avoidance of doubt, the Investors of Ceres Farmland Holdings); and (iii) without limiting the definition of Consenting Client, each such executed affirmative written Consent shall be in full force and effect and shall not have been withdrawn, rescinded, or modified upon (and no notice of withdrawal, rescission, or modification shall have been provided to any Acquired Company prior to) the Closing.

(g)       Required Consents. All filings, notices, licenses and consents of, to, or with, any Governmental Authority or any other Person set forth on Schedule 7.02(g) of the Disclosure Schedules shall have been duly made or obtained (the “Required Consents”), and each such Required Consent shall be in full force and effect and shall not have been withdrawn, rescinded, or modified upon (and no notice of withdrawal, rescission, or modification shall have been provided to any Acquired Company prior to) the Closing.

83

(h)       Required Closing Key Employees / Employment Agreements. Each Employment Agreement of a Required Closing Key Employee shall be in full and force and effect upon the Closing, and each Required Closing Key Employee shall be prepared to be, and upon the Closing shall be, a full-time employee of WisdomTree Asset Management.

(i)        Employees. (i) The Buyer shall have received from each individual set forth on Schedule 7.02(i) of the Disclosure Schedules a duly executed copy of such individual’s employment offer letter with WisdomTree Asset Management; (ii) each such offer letter shall be in full and force and effect upon the Closing; and (iii) each such individual shall be prepared to be, and upon the Closing shall be, a full-time employee of WisdomTree Asset Management.

(j)        Retention Plan. The Retention Plan shall be in full force and effect, in form and substance reasonably satisfactory to the Buyer.

(k)       Financing. The Financing Condition shall have been satisfied.

(l)        Tail Coverage. The Tail Coverage shall be in full force and effect upon the Closing.

(m)      Unit Transfers. Each Unit Transfer shall be: (i) true and correct in all respects (including that each Seller’s Company Interests shall be sold, transferred, assigned and delivered to the Buyer at the Closing free and clear of all Liens (other than restrictions on transfer under applicable federal or state securities Laws and/or under the Pre-Closing Company LLC Agreement)); and (ii) in full force and effect, upon the Closing.

(n)       Investment Committees. The Investment Committee for each of the Company’s Clients, as well as the members and the voting requirements for each such Investment Committee, shall be as set forth on Exhibit N attached hereto.

(o)       Termination of Contracts. (i) Each Contract set forth on Schedule 6.24 of the Disclosure Schedules shall have been terminated as of the Closing Date, and the Sellers’ Representative shall have delivered to the Buyer evidence reasonably satisfactory to the Buyer of each such termination; (ii) each such Contract shall no longer be in force or effect; and (iii) no Acquired Company shall have any Liability in respect of any such Contract.

(p)       Closing Deliverables. The Sellers’ Representative shall have delivered (or cause to be delivered) to the Buyer the deliverables set forth in Section 8.02.

Section 7.03     Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the Transaction is subject to satisfaction (or written waiver by the Sellers’ Representative) of the following conditions at the Closing:

(a)       The Buyer shall have delivered (or cause to be delivered) to the Sellers’ Representative the deliverables set forth in Section 8.03.

84

Article VIII
CLOSING AND CLOSING DELIVERIES

Section 8.01     Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Transaction (the “Closing”) shall take place by means of a remote or electronic exchange of documents in lieu of a physical closing, on the third Business Day following the satisfaction or waiver of all conditions set forth in Article VII, as applicable (in each case, other than those conditions that by their nature can only be satisfied at the Closing, but subject to their satisfaction at the Closing), or at such other place or on such other date as may be mutually agreed upon in writing by the Buyer and the Sellers’ Representative (the date of the Closing is referred to herein as the “Closing Date”), provided that, notwithstanding the foregoing or any contrary provision contained in this Agreement, but subject to the satisfaction or waiver of all of the conditions set forth in Article VII, as applicable, unless otherwise agreed to in advance and in writing by each of the Buyer and the Sellers’ Representative, the Closing shall occur on the first Business Day of the calendar month following the calendar month in which all of the conditions set forth in Article VII, as applicable, are satisfied or waived, and the Closing shall be deemed effective as of 12:00:01 AM Eastern Time on the Closing Date. The date and time of the Closing is referred to herein as the Closing Date.

Section 8.02     Deliveries by the Sellers. At the Closing, the Sellers’ Representative shall deliver, or cause to be delivered, to the Buyer:

(a)       IRS Forms W-9, properly completed and executed with respect to each Seller;

(b)       the Escrow Agreement, duly executed the Sellers’ Representative and the Escrow Agent;

(c)       at least five Business Days prior to the Closing Date, payoff letters or releases in respect of indebtedness for borrowed money duly executed by each Person set forth on Schedule 8.02(c) of the Disclosure Schedules (the “Payoff Indebtedness”) with each such Person agreeing that all indebtedness owed to such Person and all Liens maintained by such Person with respect to the assets and properties of the Acquired Companies shall automatically be terminated and/or released upon the payment to, or on behalf of, such Person of the amount specified in such letter (to the extent any amounts are owed to such Person) and agreeing to file or granting Buyer, the Company and/or the Sellers’ Representative the authority to file any Lien release or termination documents and, if applicable, providing wire transfer instructions for payment to such Person (the “Payoff Letters”);

(d)       at least five Business Days prior to the Closing, copies of the final invoices with respect to the Persons set forth on Schedule 8.02(d) of the Disclosure Schedules indicating that upon payment of a specified amount, each such Person shall be paid in full in respect of such invoices;

(e)       all of the Acquired Companies’ books and records of any kind or nature in the possession of the Sellers, other than any such books or records that may be necessary, advisable, or appropriate for a Seller to possess in connection with any employment or other services that such Seller is providing or that, following the Closing, such Seller will or may provide, to any of the Acquired Companies, the Buyer, any of their respective Affiliates and/or the Business;

(f)        a USB drive containing a complete copy of the Data Room in electronic format as of 11:59 PM Eastern Time on the date that is one calendar day prior to the Closing Date;

(g)       the resignations, effective as of the Closing, of each senior managing member and managing members of the Acquired Companies as requested by Buyer prior to the Closing;

85

(h)       copies of resolutions of the Company’s senior managing member, managing members and members authorizing and approving this Agreement, in each case, certified by the secretary of the Company;

(i)        good standing certificates for each of the Acquired Companies from its jurisdiction of organization or formation, in each case dated no more than 30 calendar days prior to the Closing Date; and

(j)        all other documents, instruments, or writings required to be delivered to the Buyer at or prior to the Closing pursuant to this Agreement and such other documents, instruments, or writings as the Buyer may reasonably request or that may be required to effect the Transaction.

Section 8.03     Deliveries by the Buyer. At the Closing, the Buyer shall deliver, or shall cause to be delivered, to (or for the benefit of) the Sellers’ Representative and/or the Sellers:

(a)       in furtherance of Section 2.02(a), in cash, by wire transfer of immediately available funds, an amount equal to the Estimated Closing Payment Amount to one or more accounts designated in writing by the Sellers’ Representative for distribution to the Sellers in accordance with the Closing Payment Schedule;

(b)       in furtherance of Section 2.02(b), in cash, by wire transfer of immediately available funds, to the Escrow Agent: (i) an amount equal to the Adjustment Escrow Amount; and (ii) an amount equal to the Indemnity Escrow Amount, in each case, for deposit into a segregated escrow account established and held in escrow pursuant to the terms of the Escrow Agreement;

(c)       the Escrow Agreement, duly executed by the Buyer;

(d)       evidence that the Buyer has obtained and bound the RWI Policy; and

(e)       all other documents, instruments, or writings required to be delivered to the Sellers’ Representative and/or the applicable Sellers at or prior to the Closing pursuant to this Agreement.

Article IX
TAX MATTERS

Section 9.01     Preparation of Tax Returns.

(a)       The Sellers’ Representative, at the Sellers’ sole cost and expense, shall timely prepare and file, or shall cause to be prepared and filed: (i) all Tax Returns of the Acquired Companies that are required to be filed on or before the Closing Date (the “Pre-Closing Tax Returns”); and (ii) all Tax Returns of the Acquired Companies reflecting items of taxable income or loss that pass through to the Sellers for federal and, where applicable, state and local income Tax purposes, with respect to any taxable year or period of the Acquired Companies that ends on or before the Closing Date (the “Pass-Through Income Tax Returns” and, together with the Pre-Closing Tax Returns, the “Seller Prepared Returns”). The Sellers shall timely pay, or shall cause to be timely paid, all Taxes that are shown as payable by the Acquired Companies with respect to any Seller Prepared Returns. The Sellers’ Representative shall prepare all Seller Prepared Returns in a manner consistent with past practice of the Acquired Companies, unless otherwise required by applicable Laws or this Agreement. The Sellers’ Representative shall deliver a draft of each such Seller Prepared Return to the Buyer for its review and comment at least 20 days before the earlier of: (A) the due date (including validly obtained extensions) for filing thereof; or (B) the date such Tax Return is actually filed. The Sellers’ Representative shall consider in good faith any reasonable comments provided by the Buyer to Sellers’ Representative regarding any Seller Prepared Return within 10 days of Buyer’s receipt of such Seller Prepared Return and the Buyer and the Sellers’ Representative shall negotiate in good faith to resolve promptly any objections made by the Buyer to such Seller Prepared Return, in each case prior to filing such Seller Prepared Return. If the Sellers’ Representative and the Buyer do not obtain a final resolution within 10 days after the Buyer has received such Seller Prepared Return from the Sellers’ Representative, then, the items in dispute shall be submitted to the Accounting Firm in accordance with the procedural principles set forth in Section 2.03(c), mutatis mutandis, except that the Accounting Firm shall resolve such disputed items prior to the due date (taking into account applicable extensions) for the filing of such Seller Prepared Return. The Seller Prepared Returns, as adjusted to reflect the Accounting Firm’s resolution of any disputed item(s) and any subsequent agreement between the Sellers’ Representative and the Buyer, shall be final and binding on the parties hereto.

86

(b)       The Buyer shall cause to be prepared and filed in a timely manner all Tax Returns for any Pre-Closing Tax Period (including, for the avoidance of doubt, any Straddle Period) filed by the Acquired Companies after the Closing Date, other than the Seller Prepared Returns (the “Buyer Prepared Returns”). Each such Buyer Prepared Return shall be prepared in a manner consistent with past practice, unless otherwise required by applicable Laws or this Agreement. The Buyer shall submit any such Buyer Prepared Return to the Sellers’ Representative: (i) in the case of any income Tax Return, at least 20 days prior to the due date (including validly obtained extensions) of such Tax Return; and (ii) in the case of any other material Tax Return that shows an amount for which the Sellers are responsible for under the terms of this Agreement, as soon as reasonably practicable prior to the due date of such Tax Return, in each case for the Sellers’ Representative’s review and comment. The Buyer shall consider in good faith any reasonable comments provided by the Sellers’ Representative to Buyer regarding any Buyer Prepared Return within 10 days of the Sellers’ Representative’s receipt of such Buyer Prepared Return and the Buyer and the Sellers’ Representative shall negotiate in good faith to resolve promptly any objections made by the Sellers’ Representative to such Buyer Prepared Return, in each case prior to filing any such Buyer Prepared Return. If the Buyer and the Sellers’ Representative do not obtain a final resolution within 10 days after the Sellers’ Representative has received such Buyer Prepared Return from the Buyer, then, the items in dispute shall be submitted to the Accounting Firm in accordance with the procedural principles set forth in Section 2.03(c), mutatis mutandis, except that the Accounting Firm shall resolve such disputed items prior to the due date (taking into account applicable extensions) for the filing of such Seller Prepared Return. The Buyer Prepared Returns, as adjusted to reflect the Accounting Firm’s resolution of any disputed item(s) and any subsequent agreement between the Sellers’ Representative and the Buyer, shall be final and binding on the parties hereto. The Sellers’ Representative (on behalf of the Sellers) shall pay to the Buyer those Taxes shown on any Buyer Prepared Return (and with respect to any Buyer Prepared Return for any Straddle Period allocated to portion of such Straddle Period ending on and including the Closing Date in a manner consistent with Section 9.03) no later than five Business Days before the Buyer is required to file such Buyer Prepared Returns with the applicable Taxing Authority (taking into account any extensions timely filed by the Acquired Companies), in each case except to the extent such Taxes were taken into account in the determination of the Closing Indebtedness Amount, as finally determined.

(c)       The parties hereto agree that the Company and any Subsidiary of the Company that is treated as a partnership for U.S. federal income Tax purposes shall have a valid election in effect under Section 754 of the Code for the taxable period that includes the Closing Date.

Section 9.02     Cooperation on Tax Matters.

(a)       The Sellers’ Representative, the Sellers and the Buyer shall: (i) cooperate in the preparation of any Tax Returns which the other is responsible for preparing and filing with respect to the Acquired Companies; (ii) cooperate in preparing for any audits of, or disputes with Taxing Authorities regarding, any Tax liability of the Acquired Companies with respect to Pre-Closing Tax Periods; (iii) provide timely written notice to the Sellers’ Representative or the Buyer, as applicable, of any notice received from any Taxing Authority in connection with any audit or information request with respect to any Tax liability of the Acquired Companies with respect to Pre-Closing Tax Periods; and (iv) furnish the Sellers’ Representative or the Buyer, as applicable, with copies of all correspondence received from any Taxing Authority in connection with any audit or information request with respect to any Tax liability of the Acquired Companies with respect to Pre-Closing Tax Periods.

87

(b)       In addition, each of the Sellers’ Representative, the Sellers and the Buyer hereby agrees to retain all books and records in its possession with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the date of the Closing until the expiration of the relevant statute of limitations (and, to the extent notified by the Sellers’ Representative or the Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority.

Section 9.03     Straddle Periods. For purposes of allocating the Taxes of the Acquired Companies with respect to any taxable period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Period”) where relevant in this Agreement, the portion of any Tax that is allocable to the portion of such taxable period ending on the Closing Date shall be: (a) in the case of real property Taxes, personal property Taxes and similar ad valorem Taxes, deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of such taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period; and (b) in the case of all other Taxes, determined as though the taxable year of the Acquired Companies terminated at the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity or non-U.S. entity in which the Company holds a beneficial interest shall be deemed to terminate at such time); provided that exemptions, allowances, or deductions that are calculated on an annual basis shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.

Section 9.04     Tax Contests.

(a)       If the Buyer or any Acquired Company receives notice of any audit or other inquiry with respect to Taxes and that could reasonably be expected to affect the Tax position of any Seller (taking into account the provisions of this Agreement), then the Buyer shall promptly inform the Sellers’ Representative of such notice; provided that no failure or delay of the Buyer in providing such notice shall reduce or otherwise affect the obligations of any Seller pursuant to this Agreement, except to the extent that such Seller is materially and actually prejudiced as a result of such failure or delay. With respect to any such audit or inquiry: (i) Buyer shall manage, control and defend (at the Sellers’ sole cost and expense) such audit or inquiry; (ii) the Sellers’ Representative shall have the right to participate (at the Sellers’ sole cost and expense) in such audit or inquiry; and (iii) the Buyer may not settle such matter without the consent of the Sellers’ Representative, which such consent shall not be unreasonably withheld, conditioned, or delayed.

(b)       Notwithstanding any contrary provision contained in this Agreement, in connection with any audit or other inquiry with respect to Taxes of the Acquired Companies for any Pre-Closing Tax Period, at the Buyer’s election, the Company (and, if applicable, any Subsidiary of the Company) shall make, or shall cause the “partnership representative” of the Company or applicable Subsidiary within the meaning of Section 6223 of the Code to make, an election under Section 6226 of the Code (or any similar or comparable provision of state, local or non-U.S. Laws) for any “imputed underpayment” as defined in Section 6225 of the Code (or any comparable provision of state, local or non-U.S. law) attributable to the Acquired Companies or take any other steps or actions allowed under Sections 6221-6241 of the Code (or any similar or comparable provision of state, local or non-U.S. Laws) to reduce the Company’s or applicable Subsidiary’s “imputed underpayment.”

88

(c)       In the event of any conflict between this Section 9.04 and Section 11.05 (Third Party Claims), this Section 9.04 shall control.

Section 9.05     Refunds. Any Tax refunds (or credits for overpayments in lieu thereof) of the Acquired Companies that are received by the Buyer or the Acquired Companies that relate to Pre-Closing Tax Periods shall be for the account of the Sellers, and the Buyer shall pay over to the Sellers’ Representative (on behalf of the Sellers) any such refund or the amount of any such credit (net of any Tax costs and third-party expenses of the Buyer or the Acquired Companies or any of their Affiliates attributable to such refund or credit) within 10 Business Days after receipt or entitlement thereto, but only if and to the extent that such refunds or credits: (i) have not been included in the determination of the Closing Payment Amount, as finally determined; (ii) relate to Taxes as to which the Sellers’ Representative acknowledges in writing on behalf of the Sellers that the Buyer is entitled to full indemnification therefor from the Sellers pursuant to this Agreement; (iii) do not give rise to a payment obligation by an Acquired Company to any Person under applicable Laws or pursuant to a provision of a Contract or other agreement entered (or assumed) by the Buyer or such Acquired Company on or prior to the Closing Date; (iv) do not arise as a result of a carryback of a loss or other Tax benefit from a taxable period (or portion thereof) beginning after the Closing Date; and (v) exceed the net Tax costs and other third-party expenses incurred by the Buyer or the Acquired Companies or any of their Affiliates in connection with the application for, or receipt of, such refunds or credits and the Taxes (including withholding or payroll Taxes, if any) that are imposed on or with respect to the payment pursuant to this Section 9.05 to the Sellers. If any such Tax refunds are required to be repaid by the Buyer or the Acquired Companies or any of their Affiliates to the relevant Taxing Authority, or any such amounts credited are reversed by the relevant Taxing Authority, the Sellers shall pay over to the Buyer any such amount (including any penalties, interests and additional amounts assessed with respect thereto) within ten Business Days after such refund is required to be repaid or such amounts credited are reversed.

Section 9.06     Tax Treatment. The parties hereto acknowledge and agree that, for U.S. federal income Tax purposes, the Buyer’s purchase of 100% of the Company Interests shall be governed by IRS Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2), and, pursuant thereto: (a) with respect to the Buyer: (i) the Company shall be deemed to make a liquidating distribution of its assets to the Sellers; and (ii) the Buyer shall be deemed to acquire, by purchase, all such assets; and (b) with respect to the Sellers, the Sellers shall be treated as selling partnership interests and shall report gain or loss, if any, resulting from the sale of their partnership interests in accordance with Section 741 of the Code. The parties hereto agree to prepare and file (and cause their respective Affiliates to prepare and file) their respective Tax Returns, reports, and forms in a manner consistent with this Section 9.06 and shall not take any Tax position inconsistent therewith in any audit or other proceeding or otherwise unless required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

89

Section 9.07     Purchase Price Allocation. Within 90 days following the Closing Date, the Buyer shall prepare and deliver to the Sellers’ Representative an allocation of the aggregate purchase price for Tax purposes (including any assumed Liabilities of the Acquired Companies and any other relevant items) among the assets of the Company in a manner consistent with Sections 743, 751, 754, 755 and 1060 of the Code and the Treasury Regulations promulgated thereunder and in a manner consistent with the methodologies set forth on Exhibit L attached hereto (the “Draft Tax Allocation Schedule”). If the Sellers’ Representative does not object to the Draft Tax Allocation Schedule within 30 days of receipt thereof, then, the Draft Tax Allocation Schedule shall become final and binding on the parties hereto and shall be referred to herein as the “Tax Allocation Schedule.” Any objection to the Draft Tax Allocation Schedule shall be made in writing to the Buyer and shall set forth the basis for such objection in reasonable detail. If the Sellers’ Representative objects to the Draft Tax Allocation Schedule, then, the Buyer and the Sellers’ Representative shall negotiate in good faith to resolve promptly any such objection. If the Buyer and the Sellers’ Representative do not obtain a final resolution within 30 days after the Buyer has received the statement of objections, then, the items in dispute shall be submitted to the Accounting Firm in accordance with the procedural principles set forth in Section 2.03(c), mutatis mutandis; provided that any determination of the Accounting Firm shall be made consistent with the methodologies set forth on Exhibit L. The Draft Tax Allocation Schedule, as adjusted to reflect the Accounting Firm’s resolution of any disputed item(s) and any subsequent agreement between the Sellers’ Representative and the Buyer, shall be final and binding on the parties hereto and be referred to herein as the “Tax Allocation Schedule.” The Sellers’ Representative and the Buyer shall cooperate in good faith to update the Tax Allocation Schedule to account for any adjustments to the Tax consideration that may occur after the Closing Date. The parties hereto and each of their respective Affiliates shall file all Tax Returns and all required statements under applicable Treasury Regulation consistent with the Tax Allocation Schedule and shall not take any position contrary thereto, unless otherwise required by a final determination within the meaning of Section 1313 of the Code, or any analogous provision of applicable state, local, or non-U.S. Laws.

Section 9.08     Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, conveyance, recording and other such similar Taxes, and all conveyance fees, recording charges and such other similar fees and charges (including any penalties and interest) (collectively, “Transfer Taxes”) incurred in connection with consummation of the Transaction shall be paid fifty percent (50%) by the Sellers and fifty percent (50%) by the Buyer. The party hereto required by applicable Laws shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Laws or to the extent reasonably requested, the other party hereto shall cooperate in the preparation, filing and joining in the execution of any such Tax Returns and other documentation.

Section 9.09     Termination of Tax Sharing Agreements. Any and all existing Tax Sharing Agreements to which any of the Acquired Companies is a party shall be terminated, and all payables and receivables arising thereunder shall be settled, in each case, prior to the Closing Date. After the Closing Date, the Acquired Companies shall not have any further rights or liabilities thereunder or under any payables or receivables arising thereunder.

Article X
TERMINATION

Section 10.01    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)       by the mutual written consent of the Buyer and the Sellers’ Representative;

(b)       by either the Buyer or the Sellers’ Representative in the event that any Order enjoining or otherwise prohibiting the Transaction shall have become final and non-appealable;

(c)       by either the Buyer or the Sellers’ Representative after December 31, 2025 (or such later date as: (i) the Buyer and the Sellers’ Representative may mutually agree in writing; or (ii) a court of competent jurisdiction may establish based on a claim brought pursuant to Section 12.11) (the “Outside Date”) by written notice to the other party in accordance with Section 12.01, if the Closing has not occurred on or prior to the Outside Date; provided that the right to terminate this Agreement under this Section 10.01(b) shall not be available to such party if such party (or, in the case of the Sellers’ Representative, any Seller or any Acquired Company) fails to use commercially reasonable efforts (or any other efforts explicitly set forth herein) to satisfy the conditions precedent set forth in Article VII, as applicable, to such party’s (or, in the case of the Sellers’ Representative, the Sellers’) obligation to close;

90

(d)       by the Buyer, by written notice to the Sellers’ Representative, if any Seller, the Sellers’ Representative, or any Acquired Company breaches this Agreement and such breach, individually or combined with any other such breach: (i) would prevent the satisfaction of one or more conditions set forth in Article VII, as applicable; and (ii) is not: (A) cured within 30 calendar days of the Buyer delivering written notice to the Sellers’ Representative of such breach; or (B) capable of being cured prior to the Outside Date; provided that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.01(d) if the Buyer is then in breach of this Agreement and such breach would prevent the satisfaction of one or more conditions set forth in Article VII, as applicable; or

(e)       by the Sellers’ Representative, by written notice to the Buyer, if the Buyer breaches this Agreement and such breach, individually or combined with any other such breach: (i) would prevent the satisfaction of one or more conditions set forth in Article VII, as applicable; and (ii) is not: (A) cured within 30 calendar days of the Sellers’ Representative delivering written notice to the Buyer of such breach; or (B) capable of being cured prior to the Outside Date; provided that the Sellers’ Representative shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if any Seller, the Sellers’ Representative, or any Acquired Company is then in breach of this Agreement and such breach would prevent the satisfaction of one or more conditions set forth in Article VII, as applicable.

Section 10.02    Effect of Termination. In the event this Agreement is validly terminated pursuant to Section 10.01, all further obligations of the parties hereto under this Agreement shall terminate and this Agreement shall become null and void and of no further force and effect, except for the obligations set forth in Article I (Definitions), Section 6.05(a) (Confidentiality), Section 6.09 (Announcements), Section 6.10 (Expenses), this Section 10.02 (Effect of Termination), Section 12.01 (Notices), Section 12.04 (Severability), Section 12.05 (Entire Agreement), Section 12.06 (No Third Party Beneficiary); Section 12.07 (Successors and Assigns); Section 12.08 (Amendments and Waivers), and Section 12.09 (Governing Law); Section 12.10 (Consent to Jurisdiction); and Section 12.11 (Waiver of Jury Trial), and except that such termination shall not relieve any party hereto of any Liability for any intentional breach of this Agreement or negate a claim of fraud against any Seller or the Buyer, as applicable, with respect to the representations made by the Sellers or the Buyer, as applicable, in this Agreement, and for the avoidance of doubt, each warranty made by the Sellers or the Buyer, as applicable, in this Agreement shall be deemed to be a representation made by such Person for purposes of the foregoing.

Section 10.03    Reimbursement of Expenses.

(a)       In the event that this Agreement is terminated by the Buyer due to the failure to satisfy the Financing Condition pursuant to Section 7.02(k), then, within 30 days following the date upon which this Agreement is so terminated by the Buyer: (i) the Company shall deliver to the Buyer: (A) the Company’s calculation of the Company’s Eligible Expenses (subject to the cap specified in the definition thereof); and (B) copies of the reasonably detailed invoices received by the Company from third party services providers (which may be redacted) and filing fee receipts evidencing and supporting the Company’s calculation of the Company’s Eligible Expenses; and (ii) the Buyer shall pay to the Company an amount equal to the Company’s Eligible Expenses (subject to the cap specified in the definition thereof) within five Business Days following the date upon which the Buyer receives all of the information set forth in clause (i) above.

(b)       The Buyer acknowledges and agrees that the agreements contained in this Section 10.03 are an integral part of the Transaction contemplated by this Agreement, and that, without these agreements, the Company would not have entered into this Agreement; accordingly, if the Buyer fails to pay any amount due pursuant to, and in accordance with, this Section 10.03, and, in order to obtain such payment, the Company commences a suit that results in a judgment against the Buyer for any amount due pursuant to this Section 10.03, the Buyer shall pay to the Company its costs and expenses (including reasonable and documented attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 10.03 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

91

(c)       All payments under this Section 10.03 shall be made by wire transfer of immediately available funds to an account designated in writing by the Company.

Article XI
SURVIVAL; INDEMNIFICATION

Section 11.01    Survival of Representations, Warranties and Covenants. All representations and warranties set forth in Article III, Article IV and Article V shall survive the Closing as follows: (a) all Fundamental Representations shall survive the Closing until the later of: (x) the tenth (10th) anniversary of the Closing Date; and (y) 90 days after the expiration of any applicable statute of limitations (giving effect to any extensions thereof); (b) all other representations and warranties shall survive the Closing until the first anniversary of the Closing. Each Post-Closing Covenant shall survive the Closing until the earlier of: (i) the time at which such Post-Closing Covenant is fully performed in accordance with its terms; or (ii) such Post-Closing Covenant terminates or expires in accordance with its terms. Notwithstanding the foregoing or any contrary provision contained in this Agreement: (A) nothing herein shall limit the Liability of any Person for fraud, intentional misrepresentation, or willful misconduct; and (B) any representation, warranty, or covenant in respect of which indemnity may be sought under Section 11.02, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 11.01 if written notice (without a separate requirement to file a lawsuit) of the actual or potential inaccuracy or breach thereof giving rise to such right or alleged right of indemnity shall have been received by the Indemnifying Party prior to such time, and the right to indemnity with respect such representation, warranty, or covenant shall survive until the claim for indemnity with respect to such inaccuracy or breach is finally resolved and any applicable obligation to remedy such inaccuracy or breach has been fully satisfied. To the extent the survival periods of the representations, warranties and covenants set forth in this Section 11.01 are greater than or less than the survival period under the applicable statute of limitations, the parties hereto hereby expressly acknowledge and agree that the survival periods set forth in this Section 11.01 are intended to alter such applicable statutes of limitations. The representations and warranties (as modified by the Disclosure Schedule) made by: (x) each Seller in Article III; and (y) the Sellers in Article IV, shall in no event be affected by: (1) any investigation, inquiry, or examination made by or on behalf of any of the Buyer Indemnified Parties; or (2) any knowledge of any of the Buyer Indemnified Parties or their respective Representatives.

Section 11.02    Indemnification.

(a)       Obligations of the Sellers. Subject to terms, conditions and limitations set forth in this Article XI, from and after the Closing, the Sellers shall, in accordance with Section 11.03(a), indemnify, defend and hold harmless, without duplication, the Buyer, its Affiliates (including the Parent) and Subsidiaries (including, after the Closing, the Acquired Companies), the respective successors and permitted assignees of any of the foregoing, and the respective Representatives of any of the foregoing (each, individually, a “Buyer Indemnified Party” and, collectively, the “Buyer Indemnified Parties”) from and against any and all Losses arising out of, resulting from, or relating to:

(i)        any breach or inaccuracy of any representation or warranty made in Article III or Article IV (in each case, determined without giving effect to any qualification or limitation as to materiality, Material Adverse Effect, or words of similar import contained in any such representation or warranty for purposes of determining the existence of such breach or inaccuracy or calculating the amount of Losses);

92

(ii)       any breach or noncompliance of any covenant of any Seller, the Sellers’ Representative, or the Company (prior to the Closing) contained in this Agreement, including any Post-Closing Covenant of any Seller or the Sellers’ Representative;

(iii)      any payment or allocation made by the Buyer in accordance with: (A) the Closing Payment Schedule; (B) the manner directed by the Sellers’ Representative; or (C) this Agreement or any other Transaction Document, including with respect or otherwise relating to the Earnout Consideration, if any, the Retention Plan and/or any Retention Bonuses;

(iv)      any claim made by any Covered Person with respect to, or which otherwise relates, to any period prior to the Closing for indemnification and/or exculpation pursuant to: (A) applicable Laws; (B) the Organizational Documents of any Acquired Company; (C) any Contract; or (D) otherwise pursuant to Section 6.11 of this Agreement.

(v)       any Closing Company Transaction Expenses or any Closing Indebtedness Amount to the extent not included in the Final Closing Payment Amount;

(vi)      Indemnified Taxes;

(vii)     any fraud, intentional misrepresentation, or willful misconduct by any Seller, the Sellers’ Representative, or (prior to the Closing) any Acquired Company; or

(viii)     any matter or thing relating to: (A) any Private Equity Fund; and/or (B) any General Partner of any Private Equity Fund.

(b)       Obligations of the Buyer. Subject to the terms, conditions and limitations set forth in this Article XI, from and after the Closing Date, the Buyer shall indemnify, defend and hold harmless, without duplication, the Sellers, the Sellers’ Representative, the respective successors and permitted assignees of any of the foregoing, and the respective Representatives of any of the foregoing (each, individually, a “Seller Indemnified Party,” and, collectively, the “Seller Indemnified Parties”) from and against all Losses arising out of, resulting from, or relating to:

(i)       any breach or inaccuracy of any representation or warranty made in Article V (in each case, determined without giving effect to any qualification or limitation as to materiality, Material Adverse Effect, or words of similar import contained in any such representation or warranty for purposes of determining the existence of such breach or inaccuracy or calculating the amount of Losses); or

(ii)       any breach or noncompliance of any Post-Closing Covenant of the Buyer.

Section 11.03    Sources of Recovery; Limitations; Exclusive Remedy; Etc. Notwithstanding any contrary provision contained in this Agreement, and subject to Section 11.07:

(a)       With respect to Losses arising under:

(i)        Section 11.02(a)(i), in each case, other than with respect to any failure of any Fundamental Representations to be true and correct or in the case of fraud or as otherwise set forth in or contemplated by this Section 11.03: (A) the Sellers shall not be liable to the Buyer Indemnified Parties for any Losses under Section 11.02(a)(i) until the aggregate amount of all Losses incurred by the Buyer Indemnified Parties under Section 11.02(a)(i) exceeds $687,500 in the aggregate (the “Deductible”), in which case, subject to clause (B) below and this Section 11.03(a), the Sellers shall be liable for all such Losses in excess of the Deductible; and (B) the maximum Liability of the Sellers to the Buyer Indemnified Parties for all Losses under Section 11.02(a)(i) shall not exceed an aggregate amount equal to the Indemnity Escrow Amount;

93

(ii)       Section 11.02(a)(i), in each case, other than in the case of fraud, any Liability of the Sellers shall be paid: (x) first, out of any Indemnity Escrow Amount then held by the Escrow Agent; and (y) second, pursuant to a claim for recovery under the RWI Policy (if applicable), provided that:

(A)       notwithstanding the foregoing or any contrary provision contained in this Agreement:

(x)       in the event: (1) any indemnification is or becomes owed by the Sellers (or any Seller or the Sellers’ Representative ) to any Buyer Indemnified Parties pursuant to Section 11.02(a)(i) with respect to the failure of any Fundamental Representations to be true and correct; and (y) the Indemnity Escrow Amount and the RWI Policy are exhausted, then, the Buyer Indemnified Parties may recover any and all Losses arising out of, resulting from, or relating to such failure directly from the Sellers (or any Seller or the Sellers’ Representative) in accordance with this Section 11.03(a); and/or

(y)       in the event: (1) any indemnification is or becomes owed by the Sellers (or any Seller or the Sellers’ Representative ) to any Buyer Indemnified Parties pursuant to Section 11.02(a)(i) with respect to the failure of any Fundamental Representations to be true and correct; and (y) the Indemnity Escrow Amount is exhausted and the RWI Policy is not available to cover any or all of the Losses arising out of, resulting from, or relating to such failure (due to such Fundamental Representations being excluded from, or otherwise not covered by, the RWI Policy or otherwise), then, the Buyer Indemnified Parties may recover any and all of such Losses directly from the Sellers (or any Seller or the Sellers’ Representative) in accordance with this Section 11.03(a); and/or

(z)       in the event: (1) any indemnification is or becomes owed by the Sellers (or any Seller or the Sellers’ Representative ) to any Buyer Indemnified Parties pursuant to Section 11.02(a)(i) with respect to the failure of any representations or warranties that are not Fundamental Representations to be true and correct; (2) the Indemnity Escrow Amount and/or the RWI Policy had previously been used to recover Losses arising out, resulting from, or relating to the failure of any of the Fundamental Representations to be true and correct; (3) the Indemnity Escrow Amount and the RWI are exhausted or do not otherwise have available capacity or coverage to cover any or all of the Losses arising out, resulting from, or relating to the failure set forth in clause (1) above; and (4) Losses arising out of, resulting from, or relating to the failure set forth in clause (1) above would have been eligible for recovery under the RWI Policy, then, the Buyer Indemnified Parties may recover any and all Losses arising out, resulting from, or relating to the failure set forth in clause (1) above directly from the Sellers in accordance with Section 11.03(a) up to an amount equal to the aggregate amount of the Indemnity Escrow Amount and the RWI Policy that had previously been used to recover Losses arising out, resulting from, or relating to the failure of any of the Fundamental Representations to be true and correct; and

(B)       notwithstanding the foregoing or any contrary provision contained in this Agreement, and for the avoidance of doubt, in the event of any indemnification is or becomes owed by the Sellers (or any Seller or the Sellers’ Representative) to any Buyer Indemnified Parties for fraud, the Buyer may seek recovery from the Indemnity Escrow Amount, the RWI Policy and/or directly from the Sellers in accordance with this Section 11.03(a);

94

(iii)      Section 11.02(a)(i), and subject to Section 11.03(a)(ii) above, the Liability of the Sellers shall be paid, severally and not jointly, by the Sellers (in accordance with each such Seller’s fully-diluted percentage ownership of the Company as of immediately prior to the Closing, as set forth on Schedule 3.02 of the Disclosure Schedules) with respect to: (A) any failure of any representation or warranty (including any Fundamental Representation) of a Seller in Article III to be true and correct; or (B) in the case of fraud by a Seller with respect to any representation or warranty (including any Fundamental Representation) of such Seller in Article III, with each Seller having Liability for any such failure or fraud by such Seller and/or any of its Affiliates, but not any other Seller;

(iv)      Section 11.02(a)(i), and subject to Section 11.03(a)(ii) above, the Liability of the Sellers shall be paid, jointly and severally, by the Sellers with respect to: (A) any failure of any representation or warranty (including any Fundamental Representation) in Article IV to be true and correct; or (B) in the case of fraud with respect to any representation or warranty (including any Fundamental Representation) in Article IV, with such Liability being paid: (x) jointly and severally with respect to the Joint and Several Sellers; and (y) severally and not jointly with respect to the Several and Not Joint Sellers, in the case of clauses (x) and (y) above, based on and in accordance with their respective Transaction Percentage Interests;

(v)       Section 11.02(a)(ii), the Liability of the Sellers shall be paid, severally and not jointly, by the Sellers (in accordance with each such Seller’s fully-diluted percentage ownership of the Company as of immediately prior to the Closing, as set forth on Schedule 3.02 of the Disclosure Schedules), with each Seller having Liability for any such breach or noncompliance by such Seller and/or any of its Affiliates, but not any other Seller;

(vi)      Section 11.02(a)(iv), the Liability of the Sellers shall be paid: (A) first, pursuant to a claim for recovery under the Tail Coverage or the RWI Policy (in each case, if applicable); and (B) second, jointly and severally by the Sellers, with such Liability being paid: (x) jointly and severally with respect to the Joint and Several Sellers; and (y) severally and not jointly with respect to the Several and Not Joint Sellers, in the case of clauses (x) and (y) above, based on and in accordance with their respective Transaction Percentage Interests; and

(vii)     Section 11.02(a)(iii) and Section 11.02(a)(v) through Section 11.02(a)(ix), other than in a case of fraud by a Seller the Liability of which shall be paid by such Seller in accordance with clause (iii) above, the Liability of the Sellers shall be paid, jointly and severally, by the Sellers, with such Liability being paid: (A) jointly and severally with respect to the Joint and Several Sellers; and (B) severally and not jointly with respect to the Several and Not Joint Sellers, in the case of clauses (A) and (B) above, based on and in accordance with their respective Transaction Percentage Interests.

(b)       With respect to any Liability of the Several and Not Joint Sellers under this Article XI:

(i)        the Liability of the BG Entities under this Article XI shall be: (A) joint and several with each other and among themselves; and (B) solely the Liability of the BG Entities and not the Liability of the Beneficial Owner of the BG Entities, unless any of the proceeds or other payments paid to (or at the direction of) any BG Entity in connection with the Transaction are transferred out of the BG Entities, whereupon the Beneficial Owner of the BG Entities shall have personal Liability for any such Liability in an amount up to the amount of such proceeds or other payments that were transferred out of the BG Entities; and

95

(ii)        the Liability of the RB Entity under this Article XI shall be solely the Liability of the RB Entity and not the Liability of the Beneficial Owner of the RB Entity, unless any of the proceeds or other payments paid to (or at the direction of) the RB Entity in connection with the Transaction are transferred out of the RB Entity, whereupon the Beneficial Owner of the RB Entity shall have personal Liability for any such Liability in an amount up to the amount of such proceeds or other payments that were transferred out of the RB Entity.

(c)       No Indemnified Party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such Person or its Affiliates has been actually reimbursed for such amount under any other provision of this Agreement or any of the other Transaction Documents.

(d)       The amount of any Losses incurred by any Indemnified Party shall take into account any amount actually received by such Indemnified Party with respect thereto: (i) in addition to, and without in any manner limiting, Section 11.03(a), under any insurance coverage in effect and applicable to such Losses net of any expense actually incurred by such Indemnified Party in collecting such amount, applicable retention or deductible and any increased cost of premiums; and (ii) from any other Person alleged to be responsible therefor, net of any expense actually incurred by such Indemnified Party in collecting such amount. If an Indemnified Party receives an amount pursuant to the foregoing with respect to any Losses at any time subsequent to any indemnification provided such Indemnified Party pursuant to this Article XI and if the aggregate amount recovered by the Indemnified Party exceeds its actual Losses, then, such Indemnified Party shall reasonably promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnified Party, net of any unreimbursed expense, applicable retention or deductible and any increased cost of premiums actually incurred by the Indemnified Party in collecting such amount. For the avoidance of doubt, and without in any manner limiting Section 11.03(a), no Indemnified Party shall be required to seek or request any recovery or to recover any amounts recoverable under insurance policies or other applicable third party sources of recovery with respect to any Losses for which indemnification is provided under this Article XI; provided that the Buyer shall use commercially reasonable efforts to seek recovery under the RWI Policy for Losses covered thereunder.

(e)       The Sellers (and each Seller and the Sellers’ Representative) and the Buyer shall reasonably cooperate with each other with respect to resolving Losses with respect to which the Sellers are (or any Seller is, or, in the absence of the RWI Policy, the Sellers or any Seller would be), or the Buyer is, obligated to provide indemnification under this Article XI.

(f)        Any Liability of an Indemnifying Party for any Losses under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant, or agreement of this Agreement.

(g)       Except: (i) in the case of fraud; or (ii) as set forth in Section 2.03 or Section 2.04, from and after the Closing Date, the exclusive remedy for any Indemnified Party for Losses under this Agreement shall be the indemnification provided under this Article XI. Nothing contained in this Agreement shall negate or otherwise limit any claim for or recourse in respect of fraud against any Seller, the Sellers’ Representative, or the Buyer, as applicable, nor interfere with or impede the operation of this Article XI with respect to certain transaction related matters, nor limit the rights of the Buyer or any additional insured party pursuant to the RWI Policy, nor limit the pursuit of equitable remedies.

(h)       None of the Seller Indemnified Parties shall have any claims or rights to contribution or indemnification from any of the Acquired Companies, or any of their respective current or former managing members, managers, or officers, with respect to any amounts paid or payable by such Person pursuant to this Section 11.03.

96

(i)        With respect to the Indemnity Escrow Amount, no later than the third Business Day following the first anniversary of the Closing Date, the Buyer and the Sellers’ Representative shall submit joint written instructions to the Escrow Agent to promptly release to the Sellers’ Representative (for further distribution to the Sellers) an aggregate amount equal to the account balance then remaining in the Indemnity Escrow Amount minus the aggregate amount of any actual claims for indemnification for which written notice has been timely received by the Indemnifying Party in accordance with Section 11.01 and that have not yet been settled or paid as of such date (“Remaining General Indemnification Claims”). Any such portion of the Indemnity Escrow Amount remaining shall be promptly released to the Sellers’ Representative (for further distribution to the Sellers) after settlement or payment of the applicable Remaining General Indemnification Claim, and the Buyer and the Sellers’ Representative shall promptly submit joint written instructions to the Escrow Agent to promptly release any such remaining Indemnity Escrow Amount to the Sellers’ Representative (for further distribution to the Sellers).

(j)        Subject to the other terms of this Article XI, and other than in the case of fraud, intentional misrepresentation, or willful misconduct by any Seller, the Sellers’ Representative, or (prior to the Closing) any Acquired Company, any Liability of the Sellers for Losses under Section 11.02(a)(i) through (vi), in the aggregate, shall not exceed the Total Purchase Price (not including any amount recovered under the RWI Policy); provided that, notwithstanding the foregoing, any Liability of the Sellers for Losses with respect to the representations and warranties set forth in Section 4.23(y) (Private Funds - REIT) shall not exceed $2,250,000 and shall paid as follows: (A) the first $250,000 of such Losses shall be paid by the Sellers, jointly and severally, with such Liability being paid: (x) jointly and severally with respect to the Joint and Several Sellers; and (y) severally and not jointly with respect to the Several and Not Joint Sellers, in the case of clauses (x) and (y) above, based on and in accordance with their respective Transaction Percentage Interests; and (B) the next $2,000,000 of such Losses shall be paid and funded, on a concurrent basis: (x) 50% by the Sellers, jointly and severally, with such Liability being paid: (1) jointly and severally with respect to the Joint and Several Sellers; and (2) severally and not jointly with respect to the Several and Not Joint Sellers, in the case of clauses (1) and (2) above, based on and in accordance with their respective Transaction Percentage Interests; and (y) 50% by the Buyer.

Section 11.04    Indemnity Tax Treatment. All indemnification payments under this Article XI shall be deemed adjustments to the Total Purchase Price, including for Tax purposes, unless otherwise required by applicable Laws.

Section 11.05    Third Party Claims.

(a)       Promptly (and in any event within 45 days) after receipt by a Person entitled to indemnity under Section 11.02(a) or Section 11.02(b) of notice of the assertion of a Third Party Claim, such Indemnified Party shall give written notice to the Indemnifying Party of the assertion of such Third Party Claim; provided that the failure to notify the Indemnifying Party in writing will not relieve the Indemnifying Party of any Liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party’s ability to defend such Third Party Claim is materially prejudiced by the Indemnified Party’s failure to give such written notice.

97

(b)       If an Indemnified Party gives written notice to the Indemnifying Party pursuant to Section 11.05(a) of the assertion of a Third Party Claim, the Indemnifying Party shall be entitled to assume, at its own expense, the defense of such Third Party Claim to the extent that it wishes; provided that if the Indemnified Party, based in each instance on the reasonable advice of outside counsel, reasonably concludes that there are defenses available to it that are different or additional to those available to the Indemnifying Party or that the interests of the Indemnified Party may be reasonably deemed to conflict with those of the Indemnifying Party, then, the Indemnified Party shall have the right to select a single separate counsel (who shall be reasonably acceptable to the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned, or delayed)) and to participate in the Indemnifying Party’s defense of such Third Party Claim, with the reasonable and documented fees and expenses of such counsel to be reimbursed by the Indemnifying Party to the extent that they relate to such Third Party Claim. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third Party Claim, then, subject to the proviso in the first sentence of this Section 11.05(b), the Indemnifying Party shall not be liable to the Indemnified Party under this Article XI for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third Party Claim. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and, at the Indemnified Party’s own cost and expense, to employ counsel separate from the counsel employed by the Indemnifying Party, it being acknowledged and agreed that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the reasonable and documented fees and expenses of counsel (one primary counsel and one local counsel) employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided in Section 11.05(a)). The obligations of an Indemnifying Party under this Section 11.05(b) shall be subject to the terms, conditions and limitations set forth under this Article XI. No compromise or settlement of, or admission of liability with respect to, such Third Party Claims may be effected by either the Indemnifying Party or the Indemnified Party without the other Person’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed). If written notice is given to an Indemnifying Party of the assertion of any Third Party Claim and the Indemnifying Party does not, within 45 days after the Indemnified Party’s written notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party shall be deemed to have waived its right to assume such defense, and, subject to the terms, conditions and limitations set forth under this Article XI, shall be bound by any determination made in such Third Party Claim and any compromise or settlement effected by the Indemnified Party (with the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed)) and shall be responsible for the reasonable and documented fees and expenses of counsel (one primary counsel and one local counsel) for the Indemnified Party in accordance with this Section 11.05(b).

(c)       Notwithstanding any contrary provision contained in this Section 11.05, the Indemnified Parties shall have the right to conduct and control, through counsel of its choosing, the defense, compromise and settlement of any Third Party Claim: (i) that seeks as the sole remedy an injunction or other equitable relief against the Indemnified Party; (ii) with respect to any regulatory or quasi-regulatory Proceeding (actual or threatened) by a Governmental Authority; (iii) where a conflict of interest exists between the Indemnified Party and the Indemnifying Party; or (iv) where it would reasonably be expected that the Liability in respect of such Third Party Claim would exceed the then-remaining retention under the RWI Policy.

(d)       With respect to any Third Party Claim subject to indemnification under this Article XI: (i) both the Indemnified Party and the Indemnifying Party, as the case may be, shall, subject to applicable Laws, keep the other Person(s) reasonably informed of the status of such Third Party Claim and any related claims at all stages thereof where such Person(s) is (are) not represented by its (their) own counsel; and (ii) the parties hereto hereby agree (each at its own cost and expense) to render to each other such assistance as they may reasonably require of each other and to reasonably cooperate, in each case in good faith, with each other in order to ensure the proper and adequate defense of any Third Party Claim.

(e)       Subject to the terms, conditions and limitations set forth under this Article XI, within 30 days following: (i) any final decision, judgment, or award being rendered by a Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom having lapsed; (ii) a settlement being consummated; or (iii) the Indemnified Party and the Indemnifying Party arriving at a mutually binding Contract with respect to a claim hereunder, the Indemnifying Party shall pay to or at the direction of the Indemnified Party any such amounts due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter, in cash, by wire transfer of immediately available funds to the account or accounts designated in writing by the Indemnified Party to the Indemnifying Party.

98

(f)       Notwithstanding any contrary provision contained in this Agreement, in the event of any conflict between this Section 11.05 and Section 9.04 (Tax Contests) with respect to any Tax matters, Section 9.04 shall control.

Section 11.06    Other Claims. A claim for indemnification to the extent not resulting from a Third Party Claim may be asserted by written notice to the Buyer or the Sellers’ Representative, as applicable, and shall be paid promptly after such notice by the Person against whom indemnification is sought, unless disputed within 45 days after receipt by the Indemnifying Party of such notice, in which case the disputing party may bring an action to enforce its rights in accordance with the provisions of Sections 12.09, 12.10 and 12.11.

Section 11.07    Set-Off. Notwithstanding the foregoing or any contrary provision contained in this Agreement: (a) the Buyer shall have the right to: (i) set-off any amounts due and payable by the Sellers (or any Seller or the Sellers’ Representative) to any Buyer Indemnified Party under this Agreement (including pursuant to this Article XI) from any payments otherwise due and payable by the Buyer (and/or any of its Affiliates) to the Sellers (or any Seller or the Sellers’ Representative) under this Agreement (including the Earnout Consideration, if any); and (ii) withhold the amount of any claims for Losses by any Buyer Indemnified Party made pursuant to and in accordance with this Article XI from, and hold for potential set-off any such amounts against, any payments otherwise due and payable by the Buyer (and/or any of its Affiliates) to the Sellers (or any Seller or the Sellers’ Representative) under this Agreement (including the Earnout Consideration, if any) and shall hold such funds for potential set-off until a final determination (whether by a final decision, settlement, or mutual agreement pursuant to Section 11.05 or Section 11.06); (b) such right of withholding and set-off shall not prejudice or otherwise limit any Buyer Indemnified Party’s other rights and remedies under this Article XI; (c) upon a final determination (whether by a final decision, settlement, or mutual agreement pursuant to Section 11.05 or Section 11.06) of Liability under this Article XI, the Buyer (and/or any of its Affiliates) shall retain an amount of such withheld funds for its own account (and/or for the account of any other Buyer Indemnified Party) equal to the amount determined as owed by the final determination and shall pay any remaining withheld amount to the Sellers’ Representative; and (d) any amounts so retained by the Buyer (and/or any of its Affiliates) pursuant to this Section 11.07 shall be deemed to have been paid to the Sellers (or any Seller or the Sellers’ Representative) for purposes of the original obligation from which such amount(s) were withheld.

Article XII
MISCELLANEOUS

Section 12.01    Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party hereto: (a) when delivered to the appropriate address by hand; (b) when transmitted by email (unless transmitted on a non-Business Day or after 5 PM. Eastern Time, then, on the next Business Day); (c) one Business Day after being sent for overnight delivery by nationally recognized overnight courier service (costs prepaid); or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the following addresses and/or email addresses and marked to the attention of the Person designated below (or to such other address, email address and/or Person as a party hereto may designate by written notice to the other parties hereto):

99

If to the Buyer, the Parent and, following the Closing, the Company, to:

WisdomTree Farmland Holdings, Inc. / WisdomTree, Inc. /

(following the Closing) Ceres Partners, LLC

c/o WisdomTree, Inc.
250 West 34th Street, 3rd Floor
New York, NY 10119
Attention: Marci Frankenthaler, Esq

Email: mfrankenthaler@wisdomtree.com; legalnotice@wisdomtree.com with copies (which shall not constitute notice), to:

Goodwin Procter LLP
1900 N. Street, NW
Washington, DC 20036
Attention: James A. Hutchinson; Ranan Well; Dennis O’Reilly
Email: jhutchinson@goodwinlaw.com

          rwell@goodwinlaw.com

          doreilly@goodwinlaw.com

If to the Sellers’ Representative, any Seller and, prior to the Closing, the Company, to:

Perry Vieth

5422 First Coast Highway, #107

Amelia Island, FL 32034

Email: pvieth@cerespartners.com

with copies (which shall not constitute notice), to:

Patrick Vieth

c/o Ceres Partners, LLC (Reference: Project Harvest)

806 Howard Street, Suite 200

South Bend, IN 46617

Email: patrick.vieth@cerespartners.com

Nutter McClennen & Fish LLP
155 Seaport Blvd

Boston, MA 02210
Attention: Michael Krebs, Tom Rosedale
Email: mkrebs@nutter.com
          trosedale@nutter.com

Section 12.02    Rules of Construction. All references in this Agreement to the masculine gender shall include the feminine and neuter genders, and vice versa, and all references to the singular shall include the plural, and vice versa. Any reference to any Section, Article, Schedule, or Exhibit contained in this Agreement shall refer to such Section, Article, Schedule, or Exhibit as set forth in or attached to this Agreement, notwithstanding use of or failure to use the term “hereof,” “hereto” or “herein” in connection with such reference. Except as expressly set forth in the Disclosure Schedules or in any Exhibit, the definitions contained in this Agreement are incorporated into the Disclosure Schedules and the Exhibits by reference. The term “or” is not exclusive and shall be deemed to mean “and/or.” The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Adjectives and adverbs preceding a series of nouns or verbs modify each word in the series unless the context otherwise requires. The parties hereto acknowledge and agree that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though all of the parties hereto participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars. Reference herein to any document or other information being “made available” or “provided” to the Buyer prior to the Effective Date shall mean that such document or information was included in the Data Room at least one Business Day prior to the Effective Date.

100

Section 12.03    Headings. The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

Section 12.04    Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, void, or unenforceable, the parties hereto hereby agree that the court making such determination, to the greatest extent legally permissible, shall have the power to reduce or alter the term or provision, to delete specific words or phrases, or to replace any invalid, void, or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 12.05    Entire Agreement. This Agreement (including the Disclosure Schedules, the Exhibits hereto and the Transaction Documents), together with the Confidentiality Agreement, constitute the entire agreement, and supersedes any prior understandings or agreements, between the parties hereto, written or oral, with respect to the subject matter hereof. The parties hereto hereby agree that prior drafts of this Agreement shall be deemed not to provide any evidence as to the meaning of any provision hereof or the intent of the parties hereto with respect hereto.

Section 12.06    No Third Party Beneficiary. Except as expressly set forth in this Agreement (including pursuant to Section 11.02), this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors, heirs, executors, administrators, legal representatives, successors and permitted assigns. The Parent shall be a third party beneficiary of this Agreement with the full right to enforce (and, in the sole determination of the Buyer and the Parent, receive and/or share in) the Buyer’s rights and remedies under this Agreement.

Section 12.07    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder may be assigned (whether by operation of Laws, through a change in control, or otherwise) by: (a) any Seller, without the prior written consent of the Buyer; or (b) the Buyer, without the prior written consent of the Sellers’ Representative, provided that, notwithstanding the foregoing or any contrary provision contained in this Agreement, the Buyer may assign its rights and obligations under this Agreement, in whole or in part: (i) to one or more of its Affiliates (including, for the avoidance of doubt, any Affiliate organized subsequent to the Effective Date); (ii) for collateral security purposes, to any lender providing financing to the Buyer or any of its Affiliates and all extensions, renewals, replacements, refinancings and refundings thereof in whole or in part; and (iii) in connection with a: (A) merger or consolidation involving the Buyer or any of its Affiliates; (B) a sale of Equity Interests or assets of the Buyer or any of its Affiliates; or (C) dispositions of all or substantially all of the business of the Buyer or any of its Affiliates or Acquired Companies or the Business, or any part thereof, provided that, notwithstanding the foregoing or any contrary provision contained in this Agreement, any such assignment shall not release the Buyer from its obligations under this Agreement or any of the other Transaction Documents (including with respect to any Earnout Consideration, if any, that may become due or payable); provided further that any attempted assignment in violation of this Section 12.07 shall be null and void.

101

Section 12.08    Amendments and Waivers. This Agreement may not be amended or waived except by an instrument in writing signed by each of the Buyer and the Sellers’ Representative. Any waiver of any term or condition set forth in this Agreement shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of the Buyer or the Sellers’ Representative to assert any of its rights under this Agreement shall not constitute a waiver of any of such rights.

Section 12.09    Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of Laws provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 12.10    Consent to Jurisdiction. Each party hereto hereby: (a) irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware for the purpose of any Proceeding arising out of or based upon this Agreement or relating to the subject matter hereof (other than for any Proceeding seeking injunctive or other equitable relief); (b) waives, to the extent not prohibited by any Laws, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Proceeding, any claim that such party is not subject personally to the jurisdiction of the above named courts, that such party’s property is exempt or immune from attachment or execution, that any such Proceeding brought in one of the above named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court; and (c) agrees not to commence any Proceeding arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Proceeding (other than for any Proceeding seeking injunctive or other equitable relief) to any court other than one of the above named court whether on the grounds of inconvenient forum or otherwise. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.01, is reasonably calculated to give actual notice.

Section 12.11    WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAWS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES AND COVENANTS THAT IT NOT WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT, OR OTHERWISE), INQUIRY, PROCEEDING, OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTION, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO HEREBY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY EACH OTHER PARTY HERETO THAT THIS SECTION 12.11 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE PARTIES HERETO ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

102

Section 12.12    Specific Performance.

(a)       The parties hereto hereby agree that, prior to the Closing (or the earlier termination of this Agreement in accordance with Article X), irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached. It is accordingly hereby agreed that, prior to the Closing (or the earlier termination of this Agreement in accordance with Article X), the Buyer, on the one hand, and Sellers’ Representative, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof (without any requirement to post any bond or other security in connection with seeking such relief) in any court of competent jurisdiction and that this shall include the right of the Buyer to cause the Sellers’ Representative and/or the Sellers, on the one hand, and the right of the Sellers’ Representative to cause the Buyer, on the other hand, to fully perform the terms of this Agreement to the fullest extent permissible pursuant to this Agreement and applicable Laws and to thereafter cause this Agreement and the Transaction to be consummated on the terms and subject to the conditions thereto set forth in this Agreement.

(b)       With respect to the specific performance contemplated by clause (a) above:

(i)        the parties hereto hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent any such breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent any such breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement; and

(ii)       each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding relating to this Section 12.12, for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the courts referenced in Section 12.10, and, for purposes of this Section 12.12, each party hereto hereby irrevocably consents to service of process in the manner provided for notices in Section 12.01.

Section 12.13    Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages or signature pages delivery by electronic transmission in portable document format (pdf)), all of which taken together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (pdf), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties hereto. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic transmission in portable document format (pdf) to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission in portable document format (pdf) as a defense to the formation of a contract and each such party hereto forever waives any such defense, except to the extent such defense related to lack of authenticity.

103

Section 12.14    Release.

(a)       As a material inducement to Buyer’s willingness to enter into and perform this Agreement and to purchase the Company Interests for the consideration to be paid or provided to the Sellers in connection with such purchase, each of the Sellers, on behalf of itself and its Affiliates and Representatives (individually, a “Releasor” and collectively, “Releasors”), hereby releases and forever discharges the Buyer, the Parent, each Acquired Company and each of their respective individual, joint or mutual, past, present and future Representatives, Affiliates, stockholders, members, controlling Persons, Subsidiaries, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, Proceedings, causes of action, Orders, obligations, Contracts, agreements, debts and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which the Releasors or any of their respective Representatives now has, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date (the “Released Claims”), and whether or not relating to claims pending on, or asserted after, the Closing Date; provided however that the Released Claims shall not include: (i) any obligation of the Buyer arising under this Agreement or any other Transaction Document; (ii) any claim or right: (A) to indemnification under: (x) the Organizational Documents of the Acquired Companies as in effect on the Closing Date; or (y) any indemnification or similar agreement between the Sellers and the Company that has been made available to the Buyer; or (B) under any director & officer policy or insurance of the Company then in effect; or (iii) with respect to any Seller who was employed by the Acquired Companies immediately prior to the Closing Date, any ordinary course accrued or continuing liabilities and obligations of the Acquired Companies incurred in connection with such Seller’s employment by the Acquired Companies prior to the Closing Date.

(b)       Each of the Sellers agrees that upon the Buyer’s payment to the Seller of any amounts (reduced by any amounts withheld pursuant to Section 11.07) owed by the Buyer hereunder, such payment shall be deemed to have been made to the Sellers, and each of the Sellers agrees that the Buyer will have no Liability to any Seller with respect to such amounts owed upon receipt of such payment, and hereby releases the Releasees from any and all claims, demands, Proceedings, causes of action, Orders, obligations, Contracts, agreements, debts and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which each Seller or any of their respective Representatives may have with respect to the distribution of such payment by the Seller to such Seller.

(c)       Each of the Sellers hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Releasee, based upon any Released Claim.

(d)       Without in any way limiting any of the rights and remedies otherwise available to any Releasee, the Sellers shall indemnify and hold harmless each Releasee from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney’s fees) whether or not involving third party claims, arising out of the assertion by or on behalf of the Seller or such Seller or any of their respective Affiliates or Representatives of any claim or other matter purported to be released pursuant to this Section 12.14(d).

(e)       EACH OF THE SELLERS ACKNOWLEDGES THAT IT HAS BEEN ADVISED OF THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542 WHICH PROVIDES THAT: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” EACH OF THE SELLERS BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHT THAT SUCH SELLER MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTE OR COMMON LAW PRINCIPLE OF SIMILAR EFFECT.

104

(f)        Buyer further states that for purposes of this Agreement, the terms “creditor” and “releasing party” in Section 1542 refers to each Seller and the term “debtor” and “released party” in Section 1542 refers to Buyer and each Acquired Company. Each Seller acknowledges that such Seller is releasing unknown claims and waiving all rights such Seller has or may have under Section 1542 or under any other statute or common law principle of similar effect; provided that no Seller is waiving any rights or claims that may arise out of acts or events that occur after the date on which such Seller signs this Agreement.

(g)       Nothing contained in this Agreement or any other agreement with the Buyer or any Acquired Company limits any Seller’s ability, with or without notice to the Buyer or any Acquired Company, to: (i) file a charge or complaint with any Governmental Authority, including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the SEC; (ii) communicate with any Governmental Authority or otherwise participate in any investigation or proceeding that may be conducted by any Governmental Authority, including by providing non-privileged documents or information; (iii) exercise any rights under Section 7 of the National Labor Relations Act, which are available to non-supervisory employees, including assisting co-workers with or discussing any employment issue as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that such Seller have reason to believe is unlawful; or (v) testify truthfully in a legal proceeding. Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Governmental Authority or any other third party pursues any claim on any Seller’s behalf, such Seller waives any right to monetary or other individualized relief (either individually or as part of any collective or class action), but the Buyer and each Acquired Company will not limit any right such Seller may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Governmental Authority.

(h)       In the event that any provision of this Section 12.14 is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Section 12.14 will remain in full force and effect. Any provision of this Section 12.14 held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(i)        Waiver. Each of the Sellers hereby approves the Transaction, and waives all dissenter’s and appraisal rights and all rights of first refusal and similar rights under applicable Laws and the Pre-Closing Company LLC Agreement, in each case solely with respect to the Transaction.

105

Section 12.15    Non-Recourse. Any claim or cause of action based upon, arising out of, or related to this Agreement or the other Transaction Documents may only be brought against the Persons that are expressly named as parties hereto or thereto and then only with respect to the specific obligations of such party and subject to the terms, conditions and limitations set forth herein. Except to the extent a named party to this Agreement or the other Transaction Documents (and then only to the extent of the specific representations, warranties, or other obligations undertaken by such named party in this Agreement or such other Transaction Document, as applicable, and not otherwise), no Buyer Related Party shall have any Liability (whether in contract, tort, fraud, equity, strict liability, other applicable Laws, or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or Liabilities of the Buyer under this Agreement or other Transaction Document (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement, the other Transaction Documents or the Transaction. Each of the Sellers’ Representative, the Sellers and the Company on behalf of themselves, their respective Affiliates and any Person claiming by, through, or on behalf of the Sellers’ Representative, the Sellers, the Company, or their respective Affiliates covenants and agrees that it shall not institute, and shall cause its Affiliates and their respective Representatives not to bring, make or institute any action, claim, proceeding (whether based in contract, tort, fraud, equity, strict liability, other applicable Laws or otherwise) arising under or in connection with this Agreement, the other Transaction Documents, or the Transaction against any of Buyer Related Parties and that none of Buyer Related Parties shall have any Liability or obligations (whether based in contract, tort, fraud, equity, strict liability, other applicable Laws, or otherwise) to the Sellers’ Representative, the Sellers, the Acquired Companies, any of their respective Affiliates, or any of their respective Representatives claiming by, through, or on behalf of the Sellers’ Representative, the Sellers, the Company, or any of their respective successors, heirs or representatives thereof arising out of or relating to this Agreement, the other Transaction Documents, the Transaction, other than in each case, the Buyer to the extent provided herein or therein and subject to the limitations set forth herein and therein. Without limiting the generality of the foregoing, to the maximum extent permitted or otherwise conceivable under applicable Laws (and subject only to the specific contractual provisions of this Agreement and the other Transaction Documents), the Company, the Sellers and the Sellers’ Representative on behalf of themselves, their respective Affiliates, and any Person claiming by, through or on behalf of the Company, the Sellers and the Sellers’ Representative and their respective Affiliates hereby waives, releases and disclaims any and all rights in respect of any such actions, claims, proceedings, obligations and Liabilities.

Section 12.16    Sellers’ Representative.

(a)       Appointment. Each Seller hereby irrevocably makes, constitutes and appoints the Sellers’ Representative as such Seller’s sole agent, proxy, attorney-in-fact and representative under this Agreement to take such action on behalf of such Seller regarding any matter under this Agreement or any of the other Transaction Documents, and to exercise such rights, power and authority, as are authorized, delegated and granted to the Sellers’ Representative pursuant to this Agreement or any other Transaction Document, including, without limiting the generality of the foregoing: (i) executing, delivering and receiving the other Transaction Documents; (ii) determining whether the conditions to Closing have been satisfied and supervising the Closing, including waiving any condition, as determined by the Sellers’ Representative, in its sole discretion; (iii) delivering or causing to be delivered to the Buyer at the Closing, any and all notices, documents, or other certificates, including any of the Transaction Documents, to be executed by any Seller and/or any Acquired Company in connection with the Transaction; (iv) completing the Closing Payment Schedule; (v) making or directing any payments to be made, paying any expenses, or accepting any payments (including the Closing Payment Amount (Estimated and Final)) under or in connection with this Agreement, and distribution thereof to the Sellers, as applicable; (vi) granting any consent or approval on behalf of the Sellers; (vii) entering into any settlement, modifying any indemnification or reimbursement obligation, or instituting or defending any litigation relating to any claim against the Sellers hereunder; (viii) dealing with the Buyer and the Escrow Agent under this Agreement and under the Escrow Agreement with respect to all matters arising hereunder and thereunder, including giving instructions on behalf of the Seller to the Escrow Agent under this Agreement or to the Escrow Agent under the Escrow Agreement; (ix) taking any and all actions and making all filings on behalf of the Sellers with any Governmental Authority or any other Person necessary, advisable, or appropriate to effect the consummation of the Transaction; (x) amending the terms of this Agreement on behalf of the Sellers; (xi) taking such other action as the Sellers’ Representative or any of the Sellers is authorized to take under this Agreement, any of the other Transaction Documents, or any other agreements contemplated hereby or thereby; (xii) terminating this Agreement pursuant to the terms hereof; and (xiii) taking any and all actions and doing any and all other things provided in, contemplated by, or related to this Agreement or any of the other Transaction Documents, or the actions contemplated hereby or thereby to be performed on behalf of any Seller.

106

(b)       Exculpation; Indemnification. Each Seller hereby agrees that: (i) the Sellers’ Representative shall not be liable to any Seller for any actions taken or omitted to be taken under or in connection with this Agreement, any of the other Transaction Documents, or the Transaction, except for such actions taken or omitted to be taken resulting from the Sellers’ Representative’s gross negligence or willful misconduct; (ii) the Sellers’ Representative shall not owe any fiduciary duty to any of the Sellers as a result of the actions taken by the Sellers’ Representative pursuant to this Agreement or any of the other Transaction Documents, except for such actions taken or omitted to be taken resulting from the Sellers’ Representative’s gross negligence or willful misconduct; and (iii) the Sellers, jointly and severally, shall defend, indemnify and hold harmless the Sellers’ Representative from and against any and all losses, liabilities, damages, judgments, fines, penalties, deficiencies, Taxes, claims, demands (in each case, whether or not arising out of a third party claim), including any loss of benefit (including any Tax benefit) and the reasonable and documented fees, costs and expenses of attorneys, accountants, consultants, investigators, experts and other professionals and any other reasonable and documented amounts paid in respect of the investigation, defense, assertion, or settlement of any claim or the enforcement of any rights under this Agreement or any of the other Transaction Documents, whether criminal, civil, administrative, or investigative, based on, arising out of, or relating to the fact that such Person is the Sellers’ Representative hereunder or arising out of acts or omissions of such Person in such capacity (including in respect of acts or omissions in connection with this Agreement, any of the other Transaction Documents and the Transaction) except for, in any case, acts or omissions which involve gross negligence or willful misconduct or conduct known to such Person at the time to constitute a material violation of Law.

(c)       Grant and Irrevocability. The grant of authority provided for herein: (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy, dissolution, or liquidation of any Seller; and (ii) shall survive the consummation of the Transaction. The grant of authority to the Sellers’ Representative provided for in this Agreement may be exercised by the Sellers’ Representative by signing any document, agreement, or other instrument as a the “Sellers’ Representative.”

(d)       Reliance. Notwithstanding the foregoing or any contrary provision contained in this Agreement, from and after the Effective Date, each of the Buyer, each of the Buyer’s Affiliates and the Escrow Agent may, and shall be entitled to, fully rely on the appointment and authority of the Sellers’ Representative and to deal exclusively with the Sellers’ Representative on all matters relating to this Agreement and/or any of the other Transaction Documents (without further evidence of any kind whatsoever). Any decision, act, consent, or instruction of the Sellers’ Representative shall: (i) constitute a decision, act, consent, or instruction of the Sellers’ Representative and all of the Sellers; and (ii) be final, binding and conclusive upon the Sellers’ Representative and each Seller, and each of the Buyer, each of the Buyer’s Affiliates and the Escrow Agent may, and shall be entitled to, fully rely upon any decision, act, consent, or instruction of the Sellers’ Representative. Notices or communications to or from the Sellers’ Representative shall constitute notice to or from the Sellers’ Representative and each of the Sellers.

Section 12.17    Attorney-Client Privilege; Continued Representation.

(a)       Each party hereto hereby acknowledges and agrees that Nutter, McClennen & Fish LLP (“Nutter”) and Shugarman Advisors (“Shugarman” and, together with Nutter, “Counsel”) have acted as counsel to the Acquired Companies, the Private Funds and the Sellers in connection with the negotiation of this Agreement and consummation of the Transactions. The Buyer hereby consents and agrees to Counsel representing any Seller after the Closing, including with respect to disputes in which the interests of such Seller may be directly adverse to the Buyer and its Subsidiaries, and even though Counsel may have represented the Acquired Companies in a matter substantially related to any such dispute, or may be handling ongoing matters. The Buyer further consents and agrees to the communication by Counsel to the Sellers in connection with any such representation of any fact known to Counsel arising by reason of Counsel’s prior representation of the Acquired Companies. In connection with the foregoing, the Buyer hereby irrevocably waives and agrees not to assert, and agrees to cause the Acquired Companies to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Counsel’s prior representation of the Acquired Companies with respect to a matter where the Buyer or any Acquired Company is adverse to any Seller, and (ii) Counsel’s representation of any Seller prior to and after the Closing.

107

(b)       The Buyer further agrees, on behalf of itself and, after the Closing, on behalf each of the Acquired Companies, that all communications in any form or format whatsoever between or among Counsel, on the one hand, and any Acquired Company, Private Fund, any Seller, or any of their respective directors, officers, advisors, employees or other representatives, on the other hand, that relate in any way to the negotiation, documentation and consummation of the Transactions or any dispute arising under this Agreement that are attorney-client privileged (collectively, the “Privileged Communications”) and the expectation of client confidence relating thereto belong solely to such Seller shall be controlled by such Seller and shall not pass to or be claimed by the Buyer or any Acquired Company.

(c)       Notwithstanding the foregoing, in the event that a dispute arises between the Buyer, on the one hand, and a third party other than a Seller, on the other hand, the Buyer may assert the attorney-client privilege to prevent the disclosure of the Privileged Communications to such third party; provided, however, that the Buyer may not waive such privilege without the prior written consent of the Sellers’ Representative. In the event that the Buyer is legally required by an Order issued by a Governmental Authority or otherwise to access or obtain a copy of all or a portion of the Privileged Communications, the Buyer shall promptly notify the Sellers’ Representative in writing so that the Sellers’ Representative can seek a protective order and the Buyer agrees to use commercially reasonable efforts, at the expense of such Seller, to assist therewith.

(d)       To the extent that files or other materials maintained by Counsel relating to (i) a Seller, or (ii) the Buyer to the extent they relate in any way to the negotiation, documentation and consummation of the Transactions or any dispute arising under this Agreement, constitute property of its clients, only such Seller shall hold such property rights and Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Communications by reason of any attorney-client relationship between Counsel, on the one hand, and any Acquired Company, on the other hand. The Buyer agrees that it will not knowingly, and that it will cause any Acquired Company not to knowingly, (i) access or use the Privileged Communications, including by way of review of any electronic data, communications or other information, or by seeking to have such Seller waive the attorney-client or other privilege, or by otherwise asserting that the Buyer has the right to waive the attorney-client or other privilege, or (ii) seek to obtain the Privileged Communications from Counsel.

[Remainder of page intentionally left blank; signature pages follow.]

108

IN WITNESS WHEREOF, this Equity Purchase Agreement has been duly executed by the parties hereto as the Effective Date.

BUYER

WISDOMTREE FARMLAND HOLDINGS, INC.

By:	/s/ Jarrett Lilien
Name: Jarrett Lilien
Title: President

[Signature Page to Equity Purchase Agreement]

IN WITNESS WHEREOF, this Equity Purchase Agreement has been duly executed by the parties hereto as the Effective Date.

SOLELY FOR PURPOSES OF SECTIONS 2.04(g), 6.21 AND 6.32

PARENT

WISDOMTREE, INC.

By:	/s/ Jonathan Steinberg
Name: Jonathan Steinberg
Title: Chief Executive Officer

[Signature Page to Equity Purchase Agreement]

IN WITNESS WHEREOF, this Equity Purchase Agreement has been duly executed by the parties hereto as the Effective Date.

COMPANY

Ceres PARTNERS, LLC

By:	/s/ Perry J. Vieth
Name: Perry J. Vieth
Title: Senior Managing Member

SELLERS’ REPRESENTATIVE
/s/ Perry J. Vieth
Perry J. Vieth

[Signature Page to Equity Purchase Agreement]

IN WITNESS WHEREOF, this Equity Purchase Agreement has been duly executed by the parties hereto as of the Effective Date.

SELLERS:

PERRY J. VIETH 2021 TRUST		RENAISSANCE CHARTIABLE FOUNDATION INC.

By:	/s/ Perry J. Vieth	By:	/s/ Alyssa J. Rysdyk
Name: Perry J. Vieth		Name: Alyssa J. Rysdyk
Its: Trustee		Its: Vice President and Secretary

BJG VINTAGE INVESTORS LP.P		BJG ALPHA INVESTORS LP

By:	/s/ Bennett Goodman	By:	/s/ Bennett Goodman
Name: Bennett Goodman		Name: Bennett Goodman
Its: General Partner		Its: General Partner

REXHAME BEACH, LLC		BRANDON J. ZICK REVOCABLE TRUST
DATED SEPTEMBER 8, 2023

By:	/s/ Ed D’Alelio	By:	/s/ Brandon J. Zick
Name: Ed D’Alelio		Name: Brandon J. Zick
Its: Managing Partner		Its: Co-Trustee

		By:	/s/ Erin C. Zick
Name: Erin C. Zick
Its: Co-Trustee

/s/ Perry J. Vieth		/s/ Michael Arpley
Perry J. Vieth		Michael Arpey

/s/ James Passios		/s/ Nathan Kaehler
James Passios		Nathan Kaehler

/s/ Barbara Keady		/s/ Morgan Marsh
Barbara Keady		Morgan Marsh

/s/ Paul Kinsella		/s/ Luke E. Drachenberg
Paul Kinsella		Luke Drachenberg

/s/ Larry Stickley		/s/ Patrick Vieth
Larry Stickley		Patrick Vieth

[Signature Page to Equity Purchase Agreement]

IN WITNESS WHEREOF, this Equity Purchase Agreement has been duly executed by the parties hereto as of the Effective Date.

BENEFICIAL OWNERS:

/s/ Perry J. Vieth	/s/ Bennett Goodman
Perry J. Vieth	Bennett Goodman

/s/ Ed D’Alelio	/s/ Brandon J. Zick
Ed D’Alelio	Brandon J. Zick

/s/ Erin C. Zick
Erin C. Zick

[Signature Page to Equity Purchase Agreement]